                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           CONTINENTAL AIRLINES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                          [CONTINENTAL AIRLINES LOGO]

                               December 18, 2000

To Our Stockholders:

     On behalf of the board of directors of Continental Airlines, Inc., we are pleased to invite you to attend a special meeting of stockholders. As indicated in the attached notice, the meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on January 22, 2001, at 9:00 a.m., local time.

     At the special meeting, you will be asked to consider and vote upon a recapitalization proposal intended to reduce Northwest Airlines Corporation's equity and voting interest in our company and to result in the dismissal of antitrust litigation brought by the U.S. Department of Justice in connection with the original acquisition of that equity and voting interest. Immediately prior to the recapitalization, Continental will repurchase 6,685,279 shares of our Class A common stock held by Northwest Airlines Corporation and an affiliate for $450 million in cash. In the recapitalization, each remaining issued share of Class A common stock (which has ten votes per share) will be reclassified into 1.32 shares of our Class B common stock (which has one vote per share). After giving effect to the recapitalization (including the repurchase of Northwest's shares), Northwest Airlines Corporation will own approximately 2.6 million shares of Class B common stock, or less than 5% of Continental's outstanding common stock.

     In addition, Continental and Northwest Airlines, Inc. will agree to extend their existing commercial alliance through the end of 2025. In connection with this extension and the other transactions described above, Continental will issue to Northwest Airlines, Inc. one share of a new series of preferred stock that will give it a separate class vote in the event of certain merger or similar change of control transactions involving Continental.

     The shares of our Class B common stock that will be outstanding following the recapitalization will continue to be traded on the New York Stock Exchange under the symbol "CAL".

     THE ACCOMPANYING PROXY STATEMENT PROVIDES DETAILED INFORMATION ABOUT THE RECAPITALIZATION. PLEASE READ THE ENTIRE PROXY STATEMENT AND THE ANNEXES CAREFULLY. FOR CERTAIN RISKS IN CONNECTION WITH THE RECAPITALIZATION, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

     The recapitalization will be accomplished in part by amending our certificate of incorporation. Our board of directors has approved the amended and restated certificate of incorporation to be adopted in connection with the recapitalization and recommends that you vote FOR the adoption of the amended and restated certificate of incorporation. Our board of directors also urges you to vote your shares through the internet or by telephone, as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may sign, date and mail the enclosed proxy card in the envelope provided.

     Thank you for your continued support.

                                          Cordially,

                                          /s/ GORDON BETHUNE
                                          Gordon Bethune
                                          Chairman of the Board and Chief
                                          Executive Officer

                                          /s/ GREG BRENNEMAN
                                          Greg Brenneman
                                          President and Chief Operating Officer

     THIS PROXY STATEMENT IS DATED DECEMBER 18, 2000, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 20, 2000.

                           CONTINENTAL AIRLINES, INC.
                         1600 SMITH STREET, DEPT. HQSEO
                              HOUSTON, TEXAS 77002
                              -------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 22, 2001
                              -------------------

     A special meeting of stockholders of Continental Airlines, Inc. will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on January 22, 2001, at 9:00 a.m., local time. The purpose of the special meeting is to consider a proposal to adopt an amended and restated certificate of incorporation of the company in connection with a proposed recapitalization.

     Immediately prior to the recapitalization, Continental will repurchase 6,685,279 shares of its Class A common stock held by Northwest Airlines Corporation and an affiliate for $450 million in cash. In the recapitalization, each remaining issued share of Class A common stock will be reclassified into
1.32 shares of Class B common stock. In addition, Continental and Northwest Airlines, Inc. will agree to extend their existing commercial alliance through 2025. In connection with this extension and the other transactions described above, Continental will issue to Northwest Airlines, Inc. one share of a new series of preferred stock that will give it a separate class vote in the event of certain merger or similar change of control transactions involving Continental.

     The holders of record of the company's Class A common stock and Class B common stock at the close of business on December 18, 2000, the record date, are entitled to notice of and to vote at the special meeting. A list of Continental stockholders entitled to vote at the special meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

     A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting are included with this notice.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE PROPOSED RECAPITALIZATION.

     Adoption of the amended and restated certificate of incorporation is the only matter to be presented or acted upon at the special meeting. Under our by-laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any procedural matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

                                            By Order of the Board of Directors,

                                            /s/ JEFFERY A. SMISEK
                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
December 18, 2000

     PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. ALTERNATIVELY, YOU MAY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE. IF YOU MAIL THE ENCLOSED PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING IN PERSON AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND VOTE PERSONALLY ON ALL MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
  RECAPITALIZATION...................     2
SUMMARY..............................     5
RISK FACTORS.........................    13
THE SPECIAL MEETING..................    13
  Date, Place and Time...............    13
  Purpose of the Special Meeting.....    13
  Record Date; Stockholders Entitled
     to Vote; Quorum.................    13
  Vote Required......................    14
  Voting of Proxies..................    15
  Revocation of Proxies..............    15
  Expenses of Solicitation...........    16
  Other Matters to be Acted on at the
     Special Meeting.................    16
THE COMPANY..........................    16
  General............................    16
  Recent Developments................    16
  Principal Stockholders.............    17
THE RECAPITALIZATION.................    19
  General............................    19
  Background of the
     Recapitalization................    21
  Reasons for the Recapitalization...    25
  Opinion of UBS Warburg LLC.........    26
  Opinion of Credit Suisse First
     Boston..........................    33
  Interests of Directors and
     Executive Officers in the
     Recapitalization................    37
  Effective Time of the
     Recapitalization................    39
  Regulatory Review..................    39
  Other Effects of the
     Recapitalization................    40
  New York Stock Exchange Listing....    40
  Appraisal Rights...................    40
  Certain U.S. Federal Income Tax
     Consequences of the
     Recapitalization................    40
FINANCIAL INFORMATION................    42
  Selected Historical Consolidated
     Financial Data..................    42
  Unaudited Pro Forma Condensed
     Consolidated Financial
     Statements......................    44
MARKET PRICE AND DIVIDEND
  INFORMATION........................    47
THE RECAPITALIZATION DOCUMENTS.......    47
  Amended and Restated Certificate of
     Incorporation...................    47
  The Omnibus Agreement..............    48
  Standstill Agreement...............    51
  Series B Preferred Stock
     Certificate of Designations.....    52
  Reoffer Purchase Agreement.........    57
  Amendment of Master Alliance
     Agreement.......................    57
DESCRIPTION OF CONTINENTAL CAPITAL
  STOCK..............................    58
  Common Stock--All Classes..........    59
  Class B Common Stock and Class A
     Common Stock....................    59
  Preferred Stock Purchase Rights....    60
  Corporate Governance and Control...    63
  Business Combinations..............    64
  Anti-Dilution Rights of Air
     Partners........................    64
  Procedural Matters.................    65
  Change of Control..................    65
  Special Class of Common Stock......    65
  Limitation of Director Liability
     and Indemnification.............    65
STOCKHOLDER PROPOSALS FOR 2001.......    66
OTHER MATTERS........................    66
WHERE YOU CAN FIND MORE
  INFORMATION........................    66
FORWARD-LOOKING
  STATEMENTS.........................    68
Annex A Amended and Restated
          Certificate of
  Incorporation......................   A-1
Annex B Series B Preferred Stock
          Certificate of
  Designations.......................   B-1
Annex C Opinion of UBS
          Warburg LLC................   C-1
Annex D Opinion of Credit Suisse
          First Boston Corporation...   D-1

                QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

Q.    WHY IS CONTINENTAL PROPOSING THE RECAPITALIZATION?

A. The recapitalization is intended to reduce the equity and voting interest in our company owned by Northwest Airlines Corporation ("Northwest") and to facilitate the dismissal of antitrust litigation brought by the U.S. Department of Justice against Northwest and Continental challenging Northwest's acquisition of Class A common stock of Continental in 1998. The recapitalization will reduce Northwest's general voting power in Continental, which currently includes Northwest's right to vote certain shares under a limited proxy, from approximately 59.6% to approximately 7%, will reduce Northwest's equity interest in Continental from approximately 14.8% to less than 5% and will allow Continental and Northwest Airlines, Inc. ("Northwest Airlines") to focus their attention on the commercial alliance between the two airlines.

Q.    WHAT WILL HAPPEN IN THE RECAPITALIZATION?

A. Immediately prior to the recapitalization, Continental will repurchase 6,685,279 shares of its Class A common stock held by Northwest and an affiliate for $450 million in cash (plus interest under certain circumstances). In the recapitalization, each remaining issued share of Class A common stock will be reclassified into 1.32 shares of Class B common stock. In addition, Continental and Northwest Airlines will agree to extend their existing commercial alliance through the end of 2025. In connection with this extension and the other transactions described above, Continental will issue to Northwest Airlines one share of a new series of preferred stock--known as Series B preferred stock--that will give Northwest Airlines a separate class vote in the event of certain merger or similar change of control transactions involving Continental.

Q. I CURRENTLY HOLD SHARES OF CLASS A COMMON STOCK. HOW WILL THE SHARES OF CLASS B COMMON STOCK THAT I WILL RECEIVE IN THE RECAPITALIZATION DIFFER FROM THE CLASS A COMMON STOCK THAT I HOLD TODAY?

A. You will receive 1.32 shares of Class B common stock for each share of Class A common stock you hold at the time of the recapitalization. Holders of shares of Class A common stock are currently entitled to ten votes per share, while holders of shares of Class B common stock are entitled to only one vote per share. Otherwise, the shares have the same rights.

Q. I CURRENTLY HOLD SHARES OF CLASS B COMMON STOCK. WHAT WILL HAPPEN TO THESE SHARES IN THE RECAPITALIZATION?

A. The outstanding shares of Class B common stock will not be affected or changed by the recapitalization. However, the relative voting power of those shares will increase because the shares of Class A common stock--which have ten votes per share--will no longer be outstanding, even though the number of outstanding shares of Class B common stock will increase because of the 1 to 1.32 exchange ratio.

Q.    WHAT WILL BE THE U.S. FEDERAL INCOME TAX TREATMENT OF THE
      RECAPITALIZATION?

A. Generally, a Class A stockholder who receives shares of Class B common stock in the recapitalization will not recognize gain or loss for federal income tax purposes except to the extent of cash received in lieu of a fractional share.

Q.    WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE RECAPITALIZATION?

A. The recapitalization will be accomplished in part by amending our certificate of incorporation. We cannot adopt the amended and restated certificate of incorporation or proceed with the recapitalization unless we receive the approval of:

      - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and Class B common stock voting together as a single class, and

      - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock voting separately as a class.

      Continental has obtained a contractual voting commitment from Northwest that ensures that the recapitalization proposal will be approved. As of the record date for the special meeting, Northwest beneficially owned 8,661,224 shares of Class A common stock and held a limited proxy to vote an additional 695,894 shares of Class A common stock under certain circumstances, which represented approximately 85.3% of the voting power of the Class A common stock voting separately (79.0% excluding the limited proxy shares) and approximately 59.6% of the voting power of the Class A common stock and Class B common stock voting together as a single class (55.1% excluding the limited proxy shares). Northwest has agreed to instruct the trustee of the voting trust in which its shares are held to vote all of its 8,661,224 shares of Class A common stock in favor of the recapitalization proposal. Accordingly, the adoption of the amended and restated certificate of incorporation is assured regardless of how stockholders other than Northwest vote their shares.

Q.    HOW CAN I VOTE MY SHARES?

A. A stockholder of record can give a proxy to be voted at the special meeting either:

      - electronically, using the internet;

      - over the telephone by calling the toll-free number on the proxy card (telephone voting is not available for shares held by non-U.S. citizens); or

      - by mailing the enclosed proxy card. We have provided a prepaid, self-addressed envelope for this purpose.

      Stockholders who hold their shares in "street name" must vote their shares in the manner prescribed by their brokers.

      The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote using the internet or by telephone, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the special meeting, we will vote your shares as you direct. You may also vote your shares by attending the special meeting in person and voting by ballot.

      The failure to vote at the special meeting will have the same effect as a vote against the adoption of the amended and restated certificate of incorporation.

Q. IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your shares will not be voted unless you follow the directions that your broker provides to you regarding how to vote your shares.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR GIVEN A PROXY BY TELEPHONE OR OVER THE INTERNET?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

      - by submitting written notice to our Secretary before the special meeting that you have revoked your proxy;

      - by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed and mailed to:

        Mellon Investor Services LLC
        Proxy Processing
        Church Street Station
        P.O. Box 1600
        New York, New York 10277-1600
        1-800-840-1208

      - by voting in person at the special meeting.

Q. I HOLD SHARES OF CLASS A COMMON STOCK. WILL I BE SENT NEW STOCK CERTIFICATES IN THE RECAPITALIZATION?

A. If you are a record holder of shares of Class A common stock, after the consummation of the recapitalization you will be sent information on how to exchange your Class A share certificates for Class B share certificates. After you surrender your Class A share certificates, you will receive a Class B share certificate evidencing the shares of Class B common stock you received in the recapitalization. If you hold your shares of Class A common stock in a brokerage or other account, the Class B shares to which you are entitled will be credited directly to that account. No fractional shares of Class B common stock will be issued. In lieu of the fractional shares of Class B common stock to which any holder of Class A common stock would otherwise be entitled (aggregating for this purpose all of the shares of Class A common stock owned of record by the stockholder), each holder of Class A common stock who would otherwise be entitled to receive a fraction of a share will receive a cash payment equal to (1) the closing price of the Class B common stock on the New York Stock Exchange on the effective date of the recapitalization multiplied by
      (2) the fractional interest not received.

           CLASS A STOCKHOLDERS SHOULD NOT SURRENDER THEIR CLASS A SHARE CERTIFICATES PRIOR TO RECEIVING A TRANSMITTAL FORM WHICH WILL BE SENT TO YOU AFTER THE EFFECTIVE TIME OF THE RECAPITALIZATION.

           CLASS B SHARE CERTIFICATES WILL NOT BE CHANGED OR EXCHANGED IN CONNECTION WITH THE RECAPITALIZATION.

Q.    WHEN DO YOU EXPECT TO COMPLETE THE RECAPITALIZATION?

A. We are working toward completing the recapitalization as quickly as possible. We hope to complete the recapitalization on or shortly after January 22, 2001, the date of the special meeting. However, we cannot assure you as to when or if the recapitalization will occur.

Q.    WHERE CAN I FIND MORE INFORMATION ABOUT CONTINENTAL?

A. We file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC's World Wide Web site at http://www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from us.

Q.    WHO CAN ANSWER MY QUESTIONS?

A.    You may contact our Investor Relations Department at:

     Investor Relations Department
      Continental Airlines, Inc.
      1600 Smith Street, HQSII, 32nd Floor
      Houston, Texas 77002
      Tel. (713) 324-5238
     Attn: Steve Goodweather

                                    SUMMARY

     This summary, together with the preceding questions and answers section, highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposed recapitalization, you should read carefully this entire proxy statement and the documents to which we have referred you. See "Where You Can Find More Information" on page 66. The amended and restated certificate of incorporation we propose to adopt is included as Annex A to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                           THE COMPANY (SEE PAGE 16)

CONTINENTAL AIRLINES, INC.

1600 Smith Street, Dept. HQSEO
Houston, Texas 77002
Telephone: (713) 324-2950

     Continental is a major U.S. air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest U.S. airline as measured by revenue passenger miles in the first nine months of 2000, and, together with our wholly owned subsidiaries, Continental Express, Inc. and Continental Micronesia, Inc., serve 228 airports worldwide. As of October 1, 2000, we flew to 134 domestic and 94 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly serve 16 European cities, eight South American cities, Tel Aviv and Tokyo and are one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline. Through its Guam hub, Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     For the year ended December 31, 1999, Continental had net income of $455 million, or $6.20 per share. Continental generated income before income taxes, minority interest, extraordinary charges and cumulative effect of changes in accounting principle of $798 million for the year ended December 31, 1999. For the nine months ended September 30, 2000, Continental had net income of $298 million, or $4.76 per share, and generated income before income taxes, minority interest, extraordinary charges and cumulative effect of changes in accounting principle of $497 million.

                              THE RECAPITALIZATION

     On November 15, 2000, we entered into a number of agreements with Northwest and certain of its affiliates (which today hold voting securities of Continental, including shares as to which Northwest has limited proxy rights, representing 59.6% of the general voting power) under which the following events are to take place:

     - Repurchase of Shares of Class A Common Stock (See page 19). Immediately prior to the effective time of the recapitalization, we will repurchase from Northwest and an affiliate 6,685,279 shares of Continental Class A common stock for an aggregate purchase price of $450 million in cash (or approximately $67 per share), plus interest under certain circumstances.

     - Reclassification of Shares of Class A Common Stock (See page 19). At the effective time of the recapitalization, the remaining 1,975,945 shares of Class A common stock that we will not purchase from Northwest, as well as all other remaining issued shares of Class A common stock, will be reclassified into our Class B common stock at an exchange rate of 1.32 shares of Class B common stock per share of Class A common stock.

     - Amendment of Master Alliance Agreement (See page 19). In connection with the recapitalization, we will extend the existing commercial alliance agreement with Northwest Airlines through the end of 2025, add additional termination events and make certain other changes.

     - Issuance of Series B Preferred Stock (See page 19). In connection with the transactions described above, including the amendment of the alliance agreement, we will issue to Northwest Airlines one share of a new series of preferred stock designated as Series B preferred stock. The Series B preferred stock will give Northwest Airlines a separate class vote in the event of certain merger or similar change of control transactions involving Continental. Under certain circumstances, the Series B preferred stock will no longer have the separate class vote referred to above and, at our option, may be redeemed.

     - Purchase of Right of First Offer (See page 20). In connection with the recapitalization, we will pay to 1992 Air, Inc. $10 million in cash (or, at our option, $11 million in the form of our Class B common stock), plus interest under certain circumstances, in consideration for 1992 Air, Inc.'s sale to us of its right of first offer to purchase the shares of Class A common stock that we are going to purchase from Northwest (which right will terminate immediately after the recapitalization). 1992 Air, Inc. is an affiliate of David Bonderman, one of our directors.

REASONS FOR THE RECAPITALIZATION (SEE PAGE 25)

     The proposed recapitalization is intended to

     - ensure our continued independence and the ability of our board of directors to direct the affairs of the company without the influence of a large stockholder who might not have the same interests as all Continental stockholders;

     - strengthen the commercial alliance between Continental and Northwest Airlines while removing an impediment to the continued cooperation between the companies; and

     - facilitate the dismissal of the antitrust litigation brought by the U.S. Department of Justice.

                      BOARD RECOMMENDATION TO STOCKHOLDERS

     Our board of directors approved the recapitalization and related agreements and documents at a meeting held on November 15, 2000. Our board of directors recommends that you vote FOR the recapitalization proposal.

                               FAIRNESS OPINIONS

     In deciding to approve the recapitalization, our board of directors considered the opinions described below.

     The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached to this proxy statement as Annexes C and D. We encourage you to read these opinions carefully.

UBS WARBURG LLC (SEE PAGE 26)

     UBS Warburg LLC has delivered a written opinion to the Continental board as to the fairness, from a financial point of view, to the holders of Class B common stock of the consideration to be paid by Continental in the recapitalization. The full text of UBS Warburg's written opinion, dated November 15, 2000, is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

     UBS WARBURG'S OPINION IS DIRECTED TO THE CONTINENTAL BOARD OF DIRECTORS, RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF CLASS B COMMON STOCK OF THE CONSIDERATION TO BE PAID BY CONTINENTAL IN THE RECAPITALIZATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO HOLDERS OF CONTINENTAL COMMON STOCK ABOUT HOW TO VOTE ON THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OR ANY OTHER MATTER.

CREDIT SUISSE FIRST BOSTON (SEE PAGE 33)

     Credit Suisse First Boston Corporation has delivered a written opinion to the Continental board as to the fairness, from a financial point of view, to the holders of Class A common stock of Continental, other than Northwest Airlines, 1992 Air, Inc. and their affiliates, of the exchange ratio provided for in the recapitalization. The full text of Credit Suisse First Boston's written opinion, dated November 15, 2000, is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

     CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE CONTINENTAL BOARD OF DIRECTORS, DOES NOT ADDRESS ANY DIFFERENCES IN THE AMOUNT AND TYPE OF CONSIDERATION TO BE RECEIVED BY NORTHWEST AIRLINES, 1992 AIR, INC. AND THEIR AFFILIATES AND THE OTHER HOLDERS OF CLASS A COMMON STOCK PURSUANT TO THE RECAPITALIZATION AND THE OTHER TRANSACTIONS EF-

FECTED PURSUANT TO AN OMNIBUS AGREEMENT AMONG CONTINENTAL, NORTHWEST AND CERTAIN OF ITS AFFILIATES, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE RECAPITALIZATION.

                        CERTAIN U.S. FEDERAL INCOME TAX
                           CONSEQUENCES (SEE PAGE 40)

     Generally, a Class A stockholder (other than Northwest, 1992 Air, Inc. and their affiliates) who receives shares of Class B common stock in the recapitalization will not recognize gain or loss for federal income tax purposes except to the extent of cash received in lieu of a fractional share.

                         APPRAISAL RIGHTS (SEE PAGE 40)

     Appraisal rights will not be available to holders of Class A common stock or Class B common stock as a result of the recapitalization.

                              VOTING (SEE PAGE 13)

TIME AND LOCATION OF SPECIAL MEETING

     A special meeting of Continental stockholders will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on January 22, 2001, at 9:00 a.m., local time.

RECORD DATE; VOTING POWER (SEE PAGE 13)

     You may vote at the special stockholders meeting if you owned shares of Continental common stock as of the close of business on December 18, 2000, the record date. Subject to certain limitations on voting by non-U.S. citizens, each share of Class A common stock is entitled to ten votes per share and each share of Class B common stock is entitled to one vote per share.

STOCKHOLDER VOTE REQUIRED TO ADOPT THE
  AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION (SEE PAGE 14)

     We cannot adopt the amended and restated certificate of incorporation or proceed with the recapitalization unless we receive the affirmative vote of :

     - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and Class B common stock voting together as a single class, and

     - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock voting separately as a class.

     As of the record date, Northwest beneficially owned 8,661,224 shares of Class A common stock and held a limited proxy to vote an additional 695,894 shares of Class A common stock under certain circumstances, which represented approximately 85.3% of the voting power of the Class A common stock voting separately (79.0% excluding the proxy shares) and approximately 59.6% of the voting power of the Class A common stock and Class B common stock voting together as a single class (55.1% excluding the proxy shares). Northwest has agreed to instruct the trustee of the voting trust in which its shares are held to vote all of Northwest's 8,661,224 Class A shares in favor of the recapitalization proposal. Accordingly, adoption of the amended and restated certificate of incorporation is assured.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

     As of the record date for the special meeting, Continental directors and executive officers, including affiliates of David Bonderman, one of our directors, owned approximately 6.3% of the outstanding shares of Class A common stock. As of the record date and assuming the consummation of the recapitalization, Continental directors and executive officers would have owned approximately 9.0% of the Class B common stock.

                         THE RECAPITALIZATION DOCUMENTS
                                 (SEE PAGE 47)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
  (SEE PAGE 47)

     The recapitalization will be accomplished in part by amending and restating our certificate of incorporation. The proposed amended and restated certificate of incorporation will:

     - reclassify each share of Class A common stock as 1.32 shares of Class B common stock having one vote per share;

     - eliminate all references to Class A common stock and Class D common stock;

     - provide that we will have the authority to issue a total of 210 million shares (as op-posed to 310 million shares under the existing certificate of incorporation);

     - eliminate all special rights and privileges of Air Partners, L.P.;

     - provide that until the Series B preferred stock becomes redeemable, we will not, without Northwest Airlines' approval, amend our rights agreement or redeem the preferred stock purchase rights to permit a third party major air carrier to enter into certain transactions that would, but for the amendment or redemption, result in its becoming an acquiring person under the rights agreement; and

     - provide that until the Series B preferred stock becomes redeemable, we will take all necessary action to have in effect a rights agreement with terms and conditions identical in all material respects to the terms and conditions of our amended and restated rights agreement and to issue the rights created under that agreement.

     The full text of the proposed amended and restated certificate of incorporation is attached as Annex A to this proxy statement.

CERTIFICATE OF DESIGNATIONS FOR THE SERIES B
  PREFERRED STOCK (SEE PAGE 52)

     In connection with the transactions contemplated by the omnibus agreement, including the amendment to the master alliance agreement, we will issue to Northwest Airlines one share of Series B preferred stock. This share of Series B preferred stock will give Northwest Airlines a separate class vote in the event of certain merger or similar change of control transactions involving Continental. Under certain circumstances, the Series B preferred stock will no longer have the separate class vote referred to above and, at our option, may be redeemed.

     The full text of the proposed Series B preferred stock certificate of designations is attached as Annex B to this proxy statement.

THE STANDSTILL AGREEMENT (SEE PAGE 51)

     In connection with the recapitalization, we have entered into a standstill agreement with Northwest and certain of its affiliates that restricts Northwest and its affiliates from increasing their percentage ownership of our stock or otherwise attempting to control our company. Under the agreement, Northwest has agreed to vote neutrally all of our common stock owned by Northwest and its affiliates after the recapitalization, except that Northwest will be free to vote its shares in its discretion with respect to a change of control of our company, as defined in the Series B preferred stock certificate of designations and except that in the election of directors, Northwest will vote its stock at its discretion either neutrally or as recommended by our board of directors. The standstill agreement provides that Northwest will be released from its obligations if we publicly announce that we are seeking, or have entered into an agreement with, a third party to acquire a majority of our voting securities or all or substantially all of our airline assets or if the alliance agreement is terminated in accordance with its terms.

AMENDMENT TO MASTER ALLIANCE AGREEMENT
  (SEE PAGE 57)

     In connection with the recapitalization, the master alliance agreement between Northwest Airlines and us pursuant to which certain joint marketing activities (such as code sharing, reciprocal frequent flyer programs and executive lounge access) are undertaken, will be extended until the end of 2025, with automatic five year renewals thereafter unless either party gives three years' advance notice of nonrenewal.

     In addition to the existing termination provisions of the master alliance agreement, the amendment provides that the master alliance agreement will be terminable:

     - by either Northwest Airlines or, under certain circumstances, Continental with six months' prior written notice in the event of a change of control of Continental; and

     - by either Continental or Northwest Airlines with six months' prior written notice in the event of a change of control of Northwest Airlines.

AMENDED AND RESTATED RIGHTS AGREEMENT
  (SEE PAGE 21)

     Our rights agreement will be amended and restated, effective upon the recapitalization, to:

     - take into account the effects of the recapitalization;

     - eliminate Northwest Airlines' status under the rights agreement as a person who could not trigger the rights agreement;

     - change the rights agent under the rights agreement to ChaseMellon Shareholder Services, LLC (now known as Mellon Investor Services LLC); and

     - address AXA Financial, Inc.'s status under the rights agreement with respect to its ownership of our Class B common stock as a result of the recapitalization. See "The Company--Principal Stockholders."

     The amended and restated certificate of incorporation and certificate of designations will be filed with the Delaware Secretary of State following the special meeting. At that time, the standstill agreement, amendment to the master alliance agreement and amended and restated rights agreement will become effective.

                        REGULATORY REVIEW (SEE PAGE 39)

     As a major air carrier entering into an amendment to the master alliance agreement, we are required under applicable law to submit certain information to the Secretary of Transportation. Accordingly, consummation of the recapitalization is subject to termination of the applicable review period by the U.S. Department of Transportation. The applicable review period terminated December 17, 2000.

                SELECTED HISTORICAL FINANCIAL DATA (SEE PAGE 42)

       SUMMARY FINANCIAL AND OPERATING DATA OF CONTINENTAL AIRLINES, INC.

     The following tables summarize certain of our consolidated financial data and certain operating data. The selected consolidated financial data for the years ended December 31, 1999, 1998 and 1997 is derived from our audited consolidated financial statements including the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K") incorporated by reference in this proxy statement. The selected consolidated financial data for the years ended December 31, 1997, 1996 and 1995 is derived from the selected financial data contained in our 1999 10-K and our audited consolidated financial statements for the years ended December 31, 1997 and 1996 and should be read in conjunction therewith. The consolidated financial data for the three and nine months ended September 30, 2000 and 1999 is derived from our unaudited consolidated financial statements contained in our Form 10-Q for the third quarter of 2000 incorporated by reference in this proxy statement, which include all adjustments (consisting solely of normal recurring accruals) that we consider necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                  THREE MONTHS       NINE MONTHS
                                      ENDED             ENDED
                                  SEPTEMBER 30,     SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                 ---------------   ---------------     -----------------------------------------------
                                  2000     1999     2000     1999       1999      1998       1997     1996       1995
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
                                                (IN MILLIONS, EXCEPT OPERATING DATA AND PER SHARE DATA)
FINANCIAL DATA--OPERATIONS:
Operating Revenue..............  $2,622   $2,264   $7,470   $6,487     $8,639    $7,927     $7,194   $6,347     $5,816
Operating Expenses.............   2,368    2,062    6,883    5,885      8,039(1)  7,226(2)   6,478    5,822(3)   5,431
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
Operating Income...............     254      202      587      602        600       701        716      525        385
Nonoperating Income (Expense),
  net..........................     (30)     (35)     (90)     (77)       198(4)    (53)       (76)     (97)       (75)(5)
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
Income before Income Taxes,
  Minority Interest,
  Extraordinary Charges and
  Cumulative Effect of Changes
  in Accounting Principle......     224      167      497      525        798       648        640      428        310
Net Income.....................  $  135   $  104   $  298   $  288(6)  $  455(6) $  383     $  385   $  319     $  224
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
Earnings per Common Share......  $ 2.26   $ 1.47   $ 4.85   $ 4.11(7)  $ 6.54(7) $ 6.34     $ 6.65   $ 5.75     $ 4.07
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
Earnings per Common Share
  Assuming Dilution............  $ 2.21   $ 1.44   $ 4.76   $ 3.86(8)  $ 6.20(8) $ 5.02     $ 4.99   $ 4.17     $ 3.37
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
OPERATING DATA(9):
Revenue passenger miles
  (millions)(10)...............  17,325   16,394   48,821   45,050     60,022    53,910     47,906   41,914     40,023
Available seat miles
  (millions)(11)...............  22,356   21,573   64,691   60,961     81,946    74,727     67,576   61,515     61,006
Passenger load factor(12)......    77.5%    76.0%    75.5%    73.9%      73.2%     72.1%      70.9%    68.1%      65.6%
Breakeven passenger load
  factor(13)(14)...............    65.6%    66.1%    66.3%    63.6%      65.6%     61.6%      60.1%    60.7%      60.8%
Passenger revenue per available
  seat mile (cents)(15)........   10.06     9.07     9.91     9.24       9.06      9.23       9.29     9.01       8.26
Operating cost per available
  seat mile (cents)(14)(16)....    9.65     8.83     9.73     8.95       9.03      8.89       9.04     8.75       8.35
Average yield per revenue
  passenger mile (cents)(17)...   12.98    11.93    13.13    12.51      12.37     12.79      13.11    13.22      12.59
Average length of aircraft
  flight (miles)...............   1,187    1,141    1,158    1,110      1,114     1,044        967      896        836

                                                                                           DECEMBER 31,
                                                            SEPTEMBER 30,   ------------------------------------------
                                                              2000(18)       1999     1998     1997     1996     1995
                                                            -------------   ------   ------   ------   ------   ------
                                                                             (IN MILLIONS OF DOLLARS)
FINANCIAL DATA--BALANCE SHEET:
Assets:
Cash, Cash Equivalents and Short-Term Investments.........     $1,156       $1,590   $1,399   $1,025   $1,061   $  747
Other Current Assets......................................      1,193        1,016      955      703      573      568
Total Property and Equipment, Net.........................      4,684        4,173    3,065    2,225    1,596    1,461
Routes, Gates and Slots, Net..............................      1,093        1,131    1,181    1,425    1,473    1,531
Other Assets, Net.........................................        333          313      486      452      503      514
                                                               ------       ------   ------   ------   ------   ------
        Total Assets......................................     $8,459       $8,223   $7,086   $5,830   $5,206   $4,821
                                                               ======       ======   ======   ======   ======   ======

Liabilities and Stockholders' Equity:
Current Liabilities.......................................     $3,008       $2,775   $2,442    2,285    2,104    1,984
Long-Term Debt and Capital Leases(19).....................      2,904        3,055    2,480    1,568    1,624    1,658
Deferred Credits and Other Long-Term Liabilities..........        986          800      860      819      594      564
Minority Interest.........................................         --           --       --       --       15       27
Continental Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely
  Convertible Subordinated Debentures(20).................         --           --      111      242      242      242
Redeemable Preferred Stock................................         --           --       --       --       46       41
Common Stockholders' Equity...............................      1,561        1,593    1,193      916      581      305
                                                               ------       ------   ------   ------   ------   ------
        Total Liabilities and Stockholders' Equity........     $8,459       $8,223   $7,086   $5,830   $5,206   $4,821
                                                               ======       ======   ======   ======   ======   ======

------------------

 (1) Includes an $81 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of six DC-10-30 aircraft and other items in 1999 and the first half of 2000 and to dispose of related excess inventory. In addition, the impairment charge related to Boeing 747 aircraft no longer operated by our company, and certain other fleet-related items were included.

 (2) Includes a $122 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of certain jet and turboprop aircraft.

 (3) Includes a $128 million fleet disposition loss associated primarily with our decision to accelerate the replacement of certain jet aircraft.

 (4) Includes a $297 million gain on the sale of our interest in AMADEUS Global Travel Distribution, S.A.

 (5) Includes a $108 million gain on the sale of our interest in System One Information Management, Inc.

 (6) Includes a $33 million charge for the cumulative effect of changes in the accounting for the sale of frequent flyer mileage credits to participating partners and preoperating costs related to the integration of new types of aircraft.

 (7) Reflects earnings per common share after cumulative effect of changes in accounting principles. See Note (6) for a description of the changes in accounting principles. Earnings per common share for the nine months ended September 30, 1999 and year ended December 31, 1999 were $4.58 and $7.02, respectively, before the cumulative effect of such changes in accounting principles.

 (8) Reflects earnings per common share assuming dilution after cumulative effect of changes in accounting principles. See Note (6) for a description of the changes in accounting principles. Earnings per common share assuming dilution for the nine months ended September 30, 1999 and year ended December 31, 1999 were $4.29 and $6.64, respectively, before the cumulative effect of such changes in accounting principles.

 (9) Includes operating data for Continental Micronesia, Inc., but does not include operating data for Express regional jet operations or turboprop operations. Certain reclassifications have been made to 1998 and prior data to conform to the 1999 presentation.

(10) The number of scheduled miles flown by revenue passengers.

(11) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(12) Revenue passenger miles divided by available seat miles.

(13) The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonrecurring charges, nonoperating items and other special items.

(14) Excludes an $81 million fleet disposition/impairment loss in 1999, a $122 million fleet disposition/impairment loss in 1998 and a $128 million fleet disposition loss in 1996. See Notes (1), (2) and (3) for description of the charges.

(15) Passenger revenue divided by available seat miles.

(16) Operating expenses divided by available seat miles.

(17) The average revenue received for each mile a revenue passenger is carried.

(18) See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

(19) In October 2000, we borrowed an additional $316 million to purchase 18 existing aircraft that were previously financed through operating leases and to purchase one new Boeing aircraft.

(20) The sole assets of the Trust were convertible subordinated debentures. In November and December 1998, approximately $134 million of such securities were converted into 5,558,649 shares of Class B common stock, and in January 1999, the remainder of such securities were converted into 4,752,522 shares of Class B common stock. Accordingly, no debentures were outstanding at December 31, 1999 and September 30, 2000. On November 6, 2000, Continental Airlines Finance Trust II, a Delaware business trust and our subsidiary, sold 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), at an offering price of $50 per security. Each TIDES may be converted into shares of our Class B common stock at the initial conversion price of $60 per share.

             SELECTED PRO FORMA FINANCIAL INFORMATION (SEE PAGE 44)

     The following selected pro forma information of our company is derived from the application of pro forma adjustments to our consolidated financial statements and gives effect to the recapitalization (including the repurchase of 6,685,279 shares of Class A common stock). The unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2000 and the year ended December 31, 1999 has been prepared as if the recapitalization had occurred on January 1, 1999. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2000 has been prepared as if the recapitalization had occurred on September 30, 2000.

     The following unaudited pro forma condensed consolidated financial statement data does not indicate what our operations or financial position would have been had the recapitalization taken place on the dates indicated. In addition, the results for the nine months ended September 30, 2000 do not necessarily indicate the results that may be expected for the full year.

     These unaudited pro forma condensed consolidated financial statement data should be read in conjunction with our audited historical financial statements and the related notes thereto, and the other information about our company included elsewhere in this document, or incorporated by reference in this document.

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Operating Revenue...........................................        $7,470              $8,639
Operating Expenses..........................................        $6,881              $8,036
Other Nonoperating Income (Expense), net....................        $   44              $  361
Distributions on Preferred Securities of Trust..............        $    7              $    9
Net Income before Cumulative Effect of Accounting Changes
  and Extraordinary Charges.................................        $  292              $  472
Earnings per Common Share before Cumulative Effect of
  Accounting Changes and Extraordinary Charge...............        $ 5.20              $ 7.34
Average Number of Common Shares.............................          56.0                64.2
Earnings per Common Share before Cumulative Effect of
  Accounting Changes and Extraordinary Charge Assuming
  Dilution..................................................        $ 4.93              $ 6.64
Average Number of Common Shares Assuming Dilution...........          59.9                72.7
PRO FORMA CONSOLIDATED BALANCE SHEET DATA (AS OF THE END OF
  THE PERIOD):
Total Assets................................................        $8,237
Total Liabilities...........................................        $6,898
Continental-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Convertible
  Subordinated Debentures...................................        $  242
Total Stockholders' Equity..................................        $1,097

     See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for a description of the pro forma adjustments to the historical financial information.

                                  RISK FACTORS

     You should consider the following matters in deciding whether to vote in favor of the recapitalization. You should also consider the other information included and incorporated by reference in the document.

     AFTER THE RECAPITALIZATION, WE WILL HAVE LESS CASH AVAILABLE TO US AND MORE LEVERAGE.

     After the recapitalization, we will have used some of our cash and will have issued the 6% Convertible Junior Subordinated Debentures due November 15, 2030 (as described below under "The Company -- Recent Developments") in order to finance the purchase in cash of $450 million of shares of Class A common stock from Northwest. The industry in which we operate is a cash-intensive business and it is therefore desirable for us to maintain adequate cash on hand. While we believe that the amount of cash, cash equivalents, short-term investments and borrowing capacity that will remain available to us after the recapitalization will be sufficient, we cannot provide complete assurance that this will be the case in all circumstances.

     THE RECAPITALIZATION WILL PROVIDE CASH TO NORTHWEST AND ENABLE IT TO REDUCE ITS EQUITY INVESTMENT IN US WITHOUT ELIMINATING ITS CLASS VOTE OVER CERTAIN CHANGE OF CONTROL TRANSACTIONS INVOLVING US.

     The recapitalization (including the repurchase of the Class A common stock) will provide cash to Northwest without eliminating Northwest's ability to block certain transactions involving a change of control of our company. While currently Northwest's voting power results from its ownership of shares of Class A common stock, following the recapitalization, Northwest Airlines will have a class vote (and thus blocking rights) with respect to certain change of control transactions involving us because of its ownership of one share of Series B preferred stock. Northwest is not required to maintain any minimum ownership of our common stock in order for Northwest Airlines to continue to exercise its rights as the holder of the share of Series B preferred stock.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

     The special meeting is scheduled to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on January 22, 2001, at 9:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting is to consider a proposal for the recapitalization of Continental. The recapitalization will be accomplished in part through the adoption of an amended and restated certificate of incorporation.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM

     Stockholders of record on the close of business on December 18, 2000, the record date, are entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 10,963,538 shares of Class A common stock, and 47,475,133 shares of Class B common stock. Subject to certain limitations on voting by non-U.S. citizens, as described below, each share of Class A common stock is entitled to ten votes per share and each share of Class B common stock is entitled to one vote per share. Shares of Class A common stock may be converted at any time into shares of Class B common stock.

     Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. In addition, our president and at least two-thirds of our directors or other managing officers must be U.S. citizens. For these purposes, a "U.S. citizen" means

     - an individual who is a citizen of the United States;

     - a partnership each of whose partners is an individual who is a citizen of the United States; or

     - a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

In order to comply with these rules, our certificate of incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. We will not register shares on this record if the amount registered would cause us to violate these rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration, except that, until the consummation of the recapitalization, shares acquired by Air Partners, L.P. in connection with its original investment in Continental that are subsequently transferred to any non-U.S. citizen are entitled to be registered prior to, and to the exclusion of, other shares. An affiliate of AXA Financial, Inc. has requested that all shares beneficially owned by AXA Financial, Inc. and its affiliates be included on our foreign stock record. See "The Company--Principal Stockholders." Although we have not to date limited the registration of any shares on this record, subsequent to the recapitalization and subject to the factors set forth under "The Company--Principal Stockholders," the registration of the shares beneficially owned by AXA Financial, Inc. will preclude the registration of, and thus the voting of, any shares owned by any other Continental stockholders that are not U.S. citizens.

     A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the special meeting is a majority of the total voting power of all the outstanding shares of stock entitled to vote at such meeting, either present in person or represented by proxy and, with respect to the separate class vote of the Class A common stock, a majority of the outstanding shares of Class A common stock, either present in person or represented by proxy. Abstentions and broker non-votes each will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum.

     A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker may not vote your shares on the recapitalization proposal absent instructions from you. Therefore, without your voting instructions, a broker non-vote will occur.

     In order to adopt the amended and restated certificate of incorporation, we are seeking the affirmative vote of (1) a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock and Class B common stock voting together as a single class, and (2) a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock, voting as a separate class. As a result, abstentions and broker non-votes will have the same effect as votes against such matters.

VOTE REQUIRED

     Holders of Class A common stock have approximately 69.8% of the general voting power of Continental's common stock and holders of Class B common stock have the remaining 30.2% of the general voting power of Continental's common stock. The following vote is required to approve the adoption of the amended and restated certificate of incorporation:

     - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and Class B common stock voting together as a single class, and

     - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock voting separately as a class.

     As of the record date for the special meeting, Northwest beneficially owned 8,661,224 shares of Class A common stock and held a limited proxy to vote an additional 695,894 shares of Class A common stock under certain circumstances, which represented approximately 85.3% of the voting power of the Class A common stock voting separately (79.0% excluding the proxy shares) and approximately 59.6% of the voting power of the Class A common stock and Class B common stock voting together as a single class (55.1% excluding the proxy shares). Northwest has agreed to instruct the trustee of the voting trust in which Northwest's shares are held to vote all of its 8,661,224 Class A shares in favor of the adoption of the amended and restated certificate of incorporation. Accordingly, the adoption of the amended and restated certificate of incorporation is assured.

VOTING OF PROXIES

     Although you may return the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, please consider the following alternatives as well. Internet and telephonic proxies save us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

     SHARES HELD BY YOU OF RECORD. Stockholders with shares registered in their names with Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services LLC, Continental's transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.eproxy.com/cal or telephonically by calling Mellon Investor Services at 1-800-840-1208. Proxies submitted through Mellon Investor Services by internet or telephone must be received by midnight (EST) on January 21, 2001. The giving of such proxy will not affect your right to vote in person should you decide to attend the special meeting.

     SHARES HELD IN A BANK OR BROKERAGE ACCOUNT. A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by internet or telephone. This option is separate from that offered by Mellon Investor Services and will be reflected on the voting form from a bank or brokerage firm that accompanies this proxy statement. If your shares are held in an account at a bank or brokerage that participates in such a program, you may direct the vote of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by midnight (EST) on January 21, 2001. The directing of such vote will not affect your right to vote in person should you decide to attend the meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy will automatically cancel any voting directions you have previously given by internet or by telephone with respect to such shares.

     The internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that such instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should bear in mind the possibility that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

REVOCATION OF PROXIES

     You can revoke your proxy at any time before it is exercised at the special meeting in any of three ways:

     - by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

     - by timely submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

     - by voting in person at the special meeting.

EXPENSES OF SOLICITATION

     In addition to the solicitation of proxies by mail, proxies may also be solicited by internet telephone, telegram, fax and in person by regular employees and directors of Continental, none of whom will receive additional compensation therefor. In addition, we have retained Morrow & Co., Inc. who will act as information agent in connection with the special meeting, will perform ministerial functions in connection with the special meeting, will make no recommendations to stockholders as to how they should vote and pursuant to
Section 3(a)(9) of the Securities Act, will not solicit exchanges. We will pay Morrow a fee estimated not to exceed $6,000, plus reasonable out of pocket expenses.

OTHER MATTERS TO BE ACTED ON AT THE SPECIAL MEETING

     We will not act on any matters at the special meeting other than the adoption of an amended and restated certificate of incorporation in connection with the recapitalization and procedural matters related to the meeting.

                                  THE COMPANY

GENERAL

     We are a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest U.S. airline, as measured by revenue passenger miles in the first nine months of 2000, and, together with our wholly owned subsidiaries, Continental Express, Inc. and Continental Micronesia, Inc., serve 228 airports worldwide. As of October 1, 2000, we flew to 134 domestic and 94 international destinations and offered additional connecting service through alliances with domestic and foreign air carriers. We directly serve 16 European cities, eight South American cities, Tel Aviv and Tokyo and are one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline. Through our Guam hub, Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     We operate our route system primarily through domestic hubs at Newark International Airport, George Bush Intercontinental Airport in Houston, Hopkins International Airport in Cleveland, and a Pacific hub on the island of Guam. We are the primary carrier at each of these hubs, accounting for 55%, 77%, 49% and 70% of average daily jet departures from these locations, respectively, as of October 1, 2000 (in each case excluding regional jets). Each of our domestic hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific.

     We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

RECENT DEVELOPMENTS

     TERM INCOME DEFERRABLE EQUITY SECURITIES. On November 6, 2000, Continental Airlines Finance Trust II, a Delaware business trust and our subsidiary, placed an offering of 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), at an offering price of $50 per security resulting in aggregate net proceeds to Continental of $242 million. Each TIDES may be converted into shares of our Class B common stock at the initial conversion price of $60 per share. This price is equivalent to an initial conversion rate of approximately .8333 shares of Class B common stock for each of the TIDES.

     We own all of the outstanding common securities of the trust. The trust's purpose is to issue its common securities and TIDES and to use the proceeds of the sale of TIDES to purchase 6% Convertible Junior Subordinated Debentures due November 15, 2030 issued by us. We plan to use the $242 million net proceeds from the sale of the debentures to the trust to partially finance the $450 million repurchase of 6,685,279 shares of Class A common stock held by Northwest and an affiliate in connection with the recapitalization.

     OFFER FOR CERTAIN ASSETS OF US AIRWAYS. In October 2000, we made an offer to purchase for $215 million in cash certain assets currently used by US Airways, Inc. at Reagan National Airport that United Air Lines, Inc. proposes to sell if the proposed merger of United and US Airways occurs. The assets would include 119 jet and 103 commuter slots at Reagan National Airport, as well as eight gates and related ticket counter, ramp, aircraft parking, office space and other facilities at the airport. The offer also includes the option to assume the lease of a US Airways line maintenance hangar at Reagan National Airport.

     CONCORDE ACCIDENT. On July 25, 2000, a Concorde aircraft operated by Air France crashed shortly after takeoff from France's Charles de Gaulle Airport, killing 114 people and destroying the aircraft. The preliminary investigation conducted by French authorities suggests that one of the aircraft's tires burst and that pieces of rubber from the tire pierced a wing of the aircraft and ruptured fuel tanks, leading to a fire and the crash. In early September 2000, we learned that a small piece of metal found on the runway after the Concorde took off is believed by the French authorities to have caused or contributed to the tire failure and is suspected by investigators to have come from a Continental DC-10 aircraft that had taken off on the same runway a short time before the Concorde.

     Several lawsuits involving us have been filed to date in connection with the accident, and we anticipate that additional suits will be filed against us in the future. This pending litigation, and the investigation of the Concorde accident, are in preliminary stages. We are cooperating with French and U.S. authorities in the investigation of the accident. Although the outcome of these suits or any future litigation cannot be known at this time, our costs to defend these matters and, we believe, any potential liability exposure are covered by insurance. Consequently, we do not expect this litigation or any additional suits that may arise from the accident to have a material adverse effect on our financial position or results of operations.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of December 18, 2000 (except as otherwise specified below), certain information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities, including the general voting power that they hold. The table also sets forth this same information after giving effect to the recapitalization (including our repurchase of 6,685,279 shares of Class A common stock from Northwest). Unless otherwise noted, information in the table is based on reports that have been filed with the Securities and Exchange Commission pursuant to the Exchange Act.

                                                                                      PRO FORMA
                                           BENEFICIAL                                 BENEFICIAL                   GENERAL
                             TITLE OF     OWNERSHIP OF                           OWNERSHIP OF CLASS B               VOTING
                             CLASS OF     COMMON STOCK                GENERAL        COMMON STOCK                   POWER
    NAME AND ADDRESS OF       COMMON          PRE-         PERCENT     VOTING     RESULTING FROM THE    PERCENT    UNCAPPED
     BENEFICIAL HOLDER        STOCK     RECAPITALIZATION   OF CLASS   POWER(1)     RECAPITALIZATION     OF CLASS    (1)(2)
    -------------------      --------   ----------------   --------   --------   --------------------   --------   --------
Northwest Airlines
  Corporation
  2700 Lone Oak Parkway
  Eagan, MN 55121..........  Class A        9,357,118(3)     85.3%      59.6%          2,608,247           4.9%       4.9%
1998 CAI Partners,
  L.P.(4)..................  Class A          466,384         4.3%       3.0%            615,626           1.2%       1.2%
1992 Air, Inc.(4)..........  Class A          679,494         6.2%       4.3%            896,932           1.7%       1.7%
David Bonderman(4).........  Class A          695,894         6.3%       4.4%          --                   --         --
                             Class B        1,040,952         2.2%       0.7%          1,959,532           3.7%       3.7%
AXA Financial, Inc.
  1290 Avenue of the
    Americas
  New York, NY 10104.......  Class B       24,858,083(5)     52.4%      15.8%         24,858,083(5)       46.8%      46.8%


                             GENERAL
                             VOTING
                              POWER
    NAME AND ADDRESS OF      CAPPED
     BENEFICIAL HOLDER       (1)(2)
    -------------------      -------
Northwest Airlines
  Corporation
  2700 Lone Oak Parkway
  Eagan, MN 55121..........    7.2%
1998 CAI Partners,
  L.P.(4)..................    1.7%
1992 Air, Inc.(4)..........    2.5%
David Bonderman(4).........     --
                               5.4%
AXA Financial, Inc.
  1290 Avenue of the
    Americas
  New York, NY 10104.......   25.0%

------------------

(1) Each share of Class A common stock is entitled to ten votes, and each share of Class B common stock is entitled to one vote. General Voting Power includes the combined total of the votes attributable to Class A common stock and Class B common stock outstanding at December 18, 2000. Shares of Class A common stock may be converted at any time into shares of Class B common stock. Because the Class A common stock has ten votes per share and the Class B common stock has one vote per share, such conversions effectively increase the relative voting power of those Class A stockholders who do not convert.

(2) Based on information provided to us by an affiliate of AXA Financial, Inc. (formerly the Equitable Companies Incorporated), as of December 8, 2000, AXA Financial beneficially owned 24,858,083 shares of Class B common stock. According to an amendment to Schedule 13G filed with the SEC pursuant to the Exchange Act in August 2000 by AXA Financial and certain of its affiliates (see footnote 5 below), AXA, a French company, and AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courage Assurance Mutuelle, each a French mutual insurance company (collectively referred to as "Mutuelles AXA"), may be deemed to have owned as of July 31, 2000, for purposes of Regulation 13D-G, up to 23,953,602 shares of Class B common stock. Under U.S. federal aviation statutes, in order for us to continue operations as a U.S. air carrier, at least 75% of our general voting power must be owned or controlled by persons who are citizens of the United States. In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-citizens of the United States, taken alone, is not indicative of foreign control of the air carrier. To ensure compliance with these restrictions on voting by non-U.S. citizens, Continental's certificate of incorporation and bylaws allow Continental to require holders of record to certify the extent to which Continental securities held of record or beneficially by such holder are owned and controlled by non-U.S. citizens, and provide for the maintenance of a foreign stock record and for special voting procedures applicable to shares listed on this record to prevent the exercise of voting power by foreign owners in excess of 25% in the aggregate. See "Description of Continental Capital Stock--Class B Common Stock and Class A Common Stock--Limitation on Voting by Foreign Owners." AXA and Mutuelles AXA have disclaimed beneficial ownership of the securities held by AXA Financial and its subsidiaries for purposes of Regulation 13D-G and AXA Financial has not admitted that the shares beneficially owned by its affiliates are owned by non-U.S. citizens for purposes of U.S. federal aviation statutes or Continental's certificate of incorporation or bylaws. However, an affiliate of AXA Financial has requested that all of the shares beneficially owned by AXA Financial and its affiliates be included on our foreign stock record. After the recapitalization, Continental intends to implement the special voting procedures with respect to the shares beneficially owned by AXA Financial and its affiliates, which procedures will have the effect of limiting the voting power of these shares to 25% of the aggregate general voting power of the Class B common stock. The effect of this limitation will be to increase proportionally the voting power of shares held by all other Continental stockholders who are U.S. citizens. The resulting general voting power of Continental's principal stockholders will be as set forth in the column designated "General Voting Power--Capped" (and all of the post-recapitalization voting percentages included in this proxy statement, including those with respect to Northwest, have been calculated in accordance with this limitation). Should it be determined by an appropriate regulatory or judicial authority that the voting by AXA Financial, Inc. or its affiliates of such shares would not violate the statutory restrictions and the provisions of our certificate of incorporation and bylaws, then the special voting procedures would no longer be in effect with respect to such shares, and the voting power of shares held by all of Continental's stockholders would be proportional to their beneficial ownership of the Class B common stock. The resulting general voting power of Continental's principal stockholders would then be as set forth in the column designated "General Voting Power--Uncapped."

(3) As described above and based on reports filed with the SEC pursuant to the Exchange Act and information provided to us, Northwest shares voting and dispositive power as to all such shares. Northwest beneficially owns 8,661,224 shares of Class A common stock, and has the right to vote in certain circumstances under a limited proxy granted to it an additional 695,894 shares. The 8,661,224 owned shares have been placed in a voting trust, for which Wilmington Trust Company acts as trustee. Wilmington Trust's address is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and the manner in which it is permitted to vote is described above. Of the shares subject to a limited proxy, 466,384 are held by 1998 CAI Partners, L.P., a Texas limited partnership, 213,110 are beneficially owned by 1992 Air, Inc. and 16,400 are beneficially owned by Bonderman Family Limited Partnership. See also note (4) below. Northwest held approximately 55.1% of the general voting power (59.6% including the limited proxy voting rights mentioned above) as of December 18, 2000.

(4) The principal business address of each such party is 201 Main Street, Suite 2420; Forth Worth, Texas 76102. 1992 Air GP is the general partner of 1998 CAI Partners, L.P. and thus could be deemed to be the beneficial owner of the shares held by 1998 CAI Partners, L.P. 1992 Air, Inc., as the majority general partner of 1992 Air GP and because of its direct ownership of 213,110 shares of Class A common stock, may be deemed to be the beneficial owner of an aggregate of 679,494 shares of Class A common stock. David Bonderman, as the controlling stockholder of 1992 Air, Inc., and the sole general partner of Bonderman Family Limited Partnership, may be deemed to be the beneficial owner of 695,894 shares of Class A common stock. The aggregate number of shares of Class A common stock that Bonderman Family Limited Partnership may be deemed to own is 33,504, comprised of the 16,400 shares it owns directly and 17,104 shares it may be deemed to own beneficially because of its position as a limited partner of 1998 CAI Partners, L.P., and on the basis of certain provisions of the Limited Partnership Agreement of 1998 CAI Partners, L.P. David Bonderman and Donald Sturm, each a director of ours, are also limited partners of 1998 CAI Partners, L.P. Included in the amounts shown are 180,483 shares of Class B common stock owned by Mr. Bonderman, 31,000 shares of Class B common stock subject to outside director stock options held by Mr. Bonderman, 147,019 shares of Class B common stock held by 1998 CAI Partners, L.P. and 682,450 shares of Class B common stock beneficially owned by Bonderman Family Limited Partnership, which Mr. Bonderman may be deemed to beneficially own.

(5) Based on information as of December 8, 2000 provided to us by an affiliate of AXA Financial. Based on information as of July 31, 2000 contained in an amended Schedule 13G filed with the SEC pursuant to the Exchange Act in August 2000 AXA, which beneficially owns a majority interest in AXA Financial, Inc., and Mutuelles AXA, which beneficially owns a majority interest in AXA, reported holdings of 23,953,602 shares of Class B common stock. The shares represented beneficial ownership by registered broker-dealer or investment advisor subsidiaries of AXA Financial. According to the amended Schedule 13G, the following such subsidiaries had an interest in the reported securities representing greater than 5% of the Class B common stock: Alliance Capital Management L.P. (21,047,802 shares) and Equitable Life Assurance Society of the United States (2,901,800 shares). Of the shares reported in the amended Schedule 13G, AXA Financial may be deemed to have had sole voting power with respect to 8,624,715 shares, shared voting power with respect to 10,835,935 shares, sole dispositive power with respect to 23,950,357 shares and shared dispositive power with respect to 3,245 shares. AXA and Mutuelles AXA have disclaimed beneficial ownership of the securities held by AXA Financial and its subsidiaries.

                              THE RECAPITALIZATION

GENERAL

     On November 15, 2000, we entered into a number of agreements with Northwest and some of its affiliates under which we would, among other things, repurchase most of the Class A common stock of Continental owned by Northwest, reclassify the remaining shares of Class A common stock into Class B common stock, make other adjustments to our corporate and alliance relationship with Northwest Airlines and issue to Northwest Airlines a share of preferred stock with certain blocking rights. Under the agreements relating to the recapitalization, Continental and Northwest have agreed to support an adjournment of antitrust litigation brought by the U.S. Department of Justice, pending closing of the recapitalization and to seek dismissal of the litigation upon or promptly after the closing.

     REPURCHASE OF SHARES OF CLASS A COMMON STOCK. Immediately prior to the effective time of the recapitalization, Continental will repurchase from Northwest and an affiliate, out of funds legally available for the repurchase, 6,685,279 shares of Continental Class A common stock for an aggregate purchase price of $450 million in cash (or approximately $67 per share), plus interest if the transaction closes after February 7, 2001. The shares being repurchased represent approximately 77% of the total number of shares of Class A common stock owned by Northwest, excluding shares subject to a limited proxy held by Northwest. This limited proxy will be terminated upon the closing of the recapitalization. After giving effect to the repurchase and the reclassification of the remaining shares of Class A common stock into Class B common stock, Northwest's general voting power with respect to us will be reduced from approximately 59.6%, which includes Northwest's right to vote the shares subject to the limited proxy prior to the closing of the recapitalization, to approximately 7%, which gives effect to the termination of the limited proxy held by Northwest at the closing of the recapitalization. This percentage does not include the share of Series B preferred stock to be issued to Northwest Airlines in the recapitalization, which will not have general voting rights but will have a special class vote on certain change of control transactions as described below.

     RECLASSIFICATION OF SHARES OF CLASS A COMMON STOCK. At the effective time of the recapitalization, the remaining 1,975,945 shares of Class A common stock that we will not purchase from Northwest, as well as all other remaining issued shares of Class A common stock, will be reclassified into Class B common stock at an exchange rate of 1.32 shares of Class B common stock per share of Class A common stock. Unlike the shares of Class A common stock, which are entitled to ten votes per share, the shares of Class B common stock into which they will be reclassified are only entitled to one vote per share.

     AMENDMENT OF MASTER ALLIANCE AGREEMENT. In connection with the recapitalization, the master alliance agreement between us and Northwest Airlines, pursuant to which certain joint marketing activities (such as code sharing, reciprocal frequent flyer programs and executive lounge access) are undertaken, will be extended until the end of 2025, with automatic five-year renewals thereafter unless either party gives three years' advance notice of nonrenewal. The master alliance agreement will be amended so that it will be terminable by either Northwest Airlines or, under certain limited circumstances, Continental with six months' prior written notice in the event of a change of control of Continental, and by either Continental or Northwest Airlines with six months prior written notice in the event of a change of control of Northwest Airlines. See "The Recapitalization Documents--Series B Preferred Stock Certificate of Designations."

     ISSUANCE OF SERIES B PREFERRED STOCK. In connection with the transactions contemplated by the omnibus agreement, including the amendment of the master alliance agreement described above, we will issue to Northwest Airlines one share of a new series of preferred stock designated as Series B preferred stock for consideration of $100 in cash. The Series B preferred stock will give Northwest Airlines the right to vote, as a separate class, during the term of the master alliance agreement or, if earlier, until the Series B preferred stock becomes redeemable, on:

     - any amendment to article seven of our certificate of incorporation (which relates, in general, to the requirement to obtain the approval of the holder of the Series B preferred stock to amend the rights agreement);

     - certain business combinations and similar change of control transactions including Continental and a third party major air carrier with respect to which the stockholders of Continental are entitled to vote;

     - any dividend or distribution of all or substantially all of Continental's airline assets; and

     - certain reorganizations and restructuring transactions including Continental.

Except for the right to vote on any amendment to our certificate of incorporation that adversely effects the Series B preferred stock and on any other matter as may be required by law, the Series B preferred stock will not have any other voting rights. Those blocking rights of the Series B preferred stock will be eliminated and the Series B preferred stock will, at our option, be redeemable if:

     - Northwest Airlines transfers (other than to a successor) or encumbers the Series B preferred stock;

     - there is a change of control of Northwest (as described below under "The Recapitalization Documents--Series B Preferred Stock Certificate of Designations");

     - Northwest breaches in certain respects the standstill agreement described below;

     - Northwest or certain of its affiliates takes action that has the effect or result of Northwest or certain of its affiliates becoming, or otherwise causes Northwest or certain of its affiliates to become, an acquiring person under the amended and restated rights agreement;

     - the master alliance agreement described above terminates or expires (other than as a result of a breach or wrongful termination by us); or

     - certain other events occur that are described under "The Recapitalization Documents--Series B Preferred Stock Certificate of Designations."

     PURCHASE OF RIGHT OF FIRST OFFER. In connection with the recapitalization, we will pay to 1992 Air, Inc. $10 million in cash (or, at our option, $11 million in the form of our Class B common stock), plus interest if the transaction closes after February 15, 2001, in consideration for its sale to us of its right of first offer to purchase the shares of Class A common stock that we are going to purchase from Northwest (which right will terminate immediately after the recapitalization). 1992 Air, Inc. is an affiliate of David Bonderman, one of our directors.

     STANDSTILL AGREEMENT. In connection with the recapitalization, we have entered into a standstill agreement with Northwest and certain of its affiliates that contains standstill and conduct restrictions that are substantially similar to those currently contained in the corporate governance agreement between the parties, except that the percentage of Continental stock that Northwest and its affiliates can own will be adjusted downward to reflect their holdings following the recapitalization and any subsequent dispositions by them of Continental common stock, and upward if their percentage ownership increases as a result of decreases in the number of outstanding shares of Continental common stock. The agreement restricts Northwest and its affiliates from increasing their percentage ownership of shares of our stock or otherwise attempting to control or influence our company. Under the agreement, Northwest agreed to vote neutrally all of our common stock owned by it after the recapitalization, except that Northwest will be free to vote its shares in its discretion with respect to a change of control of our company, as defined in the Series B preferred stock certificate of designations, and will vote neutrally or as recommended by our board of directors with respect to the election of directors. The standstill agreement provides that Northwest will be released from its obligations if we publicly announce that we are seeking, or have entered into an agreement with, a third party to acquire a majority of our voting securities or all or substantially all of our airline assets or if the alliance agreement is terminated in accordance with its terms.

     AMENDMENT OF THE RIGHTS AGREEMENT. We will also amend and restate our rights agreement to take into account the effects of the recapitalization, to eliminate Northwest's status as an exempt person that would not trigger the provisions of the rights agreement, to change the rights agent under the rights agreement to ChaseMellon Shareholder Services, LLC (now known as Mellon Investor Services LLC), and to address AXA Financial, Inc.'s status under the rights agreement with respect to its ownership of our Class B common stock as result of the recapitalization. The amended and restated rights agreement will permit AXA Financial to beneficially own, without triggering the rights under the rights agreement, so long as it retains its status as a passive institutional investor, up to 47% of the outstanding shares of Class B common stock through December 31, 2001, and, after December 31, 2001, the lesser of 47% of the outstanding shares of Class B common stock and the percentage of Class B common stock reported as beneficially owned by it in any Schedule 13G filed with the Securities and Exchange Commission after December 31, 2001(such that the percentage permitted to be beneficially owned by it will be reduced (down to 25% of the outstanding shares of Class B common stock) to reflect reductions in its beneficial ownership percentage resulting from subsequent sales of Class B common stock or increases in the total number of shares of Class B common stock outstanding). The rights agreement as currently in effect is more fully described below under "Description of Continental Capital Stock--Preferred Stock Purchase Rights."

     ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. The certificate of incorporation of Continental will be amended, effective immediately following the recapitalization, to:

     - reclassify the Class A common stock into 1.32 shares of our Class B common stock;

     - eliminate all references to Class A and Class D common stock;

     - eliminate the special rights of a Northwest affiliate that currently owns Class A common stock;

     - provide that until the Series B preferred stock becomes redeemable, Continental will not, without the consent of Northwest Airlines, amend our rights agreement or redeem the preferred stock purchase rights under the rights agreement unless the amendment or redemption does not permit a third party major air carrier to enter into certain transactions that would result in its becoming, but for such amendment or redemption, an acquiring person under the rights agreement; and

     - provide that until the Series B preferred stock becomes redeemable, we will take all necessary action to have in effect a rights agreement with terms and conditions identical in all material respects to the terms and conditions of our amended and restated rights agreement and to issue the rights created under that agreement.

BACKGROUND OF THE RECAPITALIZATION

     In 1998, Continental entered into a long-term global alliance with Northwest Airlines. The alliance includes the placing by each carrier of its code on a large number of the flights of the other and reciprocal frequent flyer programs and executive lounge access. See "--Master Alliance Agreement."

     In connection with the creation of the alliance, in November 1998, Northwest and an affiliate acquired beneficial ownership of the 8,661,224 shares of Class A common stock held by Air Partners, L.P. and certain other investors. As of the record date, these shares represented approximately 14.8% of the common equity interest and 55.1% of the voting power of our company. In addition, Northwest holds a limited proxy to vote certain additional shares of our stock that raises its voting power to approximately 59.6% of our voting power.

     In connection with Northwest's 1998 share acquisition, we entered into a corporate governance agreement with Northwest designed to ensure our independence during the six-year term of the agreement. Northwest agreed to restrictions on its ability to acquire additional voting securities of our company and agreed to deposit the common stock it had acquired into a voting trust. Under the voting trust, an independent

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

trustee must vote Northwest's shares neutrally, except in the event of change of control transactions, in which case Northwest can direct the voting of the shares. In addition, Northwest must vote its stock so that a majority of our directors consist of "independent directors" as defined in the corporate governance agreement.

     Northwest also agreed to certain restrictions on its transfer of our stock and to not seek control of our company. We granted Northwest preemptive rights with respect to issuances of Class A common stock and certain issuances of Class B common stock.

     Originally, the governance agreement would have expired on November 20, 2004. However, in response to concerns raised by the Department of Justice in its antitrust review of our transactions with Northwest, we adopted a supplemental agreement with Northwest in November 1998, which extended the effect of several (but not all) of the provisions of the governance agreement for an additional four years.

     On October 23, 1998, the Department of Justice filed a lawsuit challenging Northwest's acquisition of our stock. It did not challenge the alliance, which is very profitable to both our company and Northwest.

     In early November 1999, Larry Kellner, our Executive Vice President and Chief Financial Officer, called Gary Wilson, Chairman of the board of directors and a principal stockholder of Northwest, to advise Mr. Wilson that we desired to buy from Northwest the shares of our Class A common stock that were the basis for the antitrust lawsuit. On November 22, 1999, Mr. Kellner met with Mr. Wilson to further discuss our interest in buying those Class A shares. Mr. Wilson indicated that Northwest was not interested in selling the shares to us.

     Between late November 1999 and mid-January 2000, we had preliminary discussions with Northwest concerning our desire to repurchase Northwest's Class A common stock. On January 18, 2000, we announced that we had held preliminary discussions with Northwest regarding the repurchase of their Continental shares.

     On February 9, 2000, Gordon Bethune, Chairman of the board of directors and Chief Executive Officer of our company, wrote to John Dasburg, President and Chief Executive Officer of Northwest, and made a proposal designed to assure the stability and growth of the alliance, remove the uncertainty about Continental's future that concerned stockholders, customers and employees, end the time-consuming and expensive litigation with the Department of Justice and benefit both companies' stockholders. To do so, we proposed to:

     - acquire all of our stock held by Northwest in the voting trust in a transaction that would also reclassify all of our outstanding Class A common stock into Class B common stock;

     - amend the alliance agreement to extend its term for a significant time period and provide for significant liquidated damages for breach of the agreement by either party; and

     - enter into appropriate ancillary agreements to transition to seamless alliance activities and maximize the alliance's cost-saving benefits.

     Over the next three months, we discussed with Northwest various alternatives for ensuring the continuation of our commercial alliance while reducing Northwest's ownership position but were unable to reach agreement.

     On April 18, 2000, Messrs. Bethune and Kellner, together with Greg Brenneman, President and Chief Operating Officer of Continental, and Jeff Smisek, Executive Vice President, General Counsel and Secretary of Continental, met with Mr. Dasburg, Mickey Foret, Executive Vice President and Chief Financial Officer of Northwest, and Douglas Steenland, Executive Vice President and Chief Corporate Officer of Northwest to discuss the proposed stock repurchase and related matters. At the meeting, we proposed reclassifying all our shares of Class A common stock into Class B common stock, extending our alliance agreement with Northwest Airlines and providing mutual and significant liquidated damages in the event of a breach of the alliance agreement, including after a change of control. Northwest suggested that mutual liquidated damages were not sufficient protection, and asked that we consider offering to Northwest some form of blocking right.

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

     On May 10, 2000, Mr. Kellner wrote to Mr. Foret confirming that our company was continuing its attempts to develop a mutually acceptable transaction that, pursuant to prior discussions with Northwest, would:

     - provide Northwest a 30% premium, in the form of additional Class B shares, for its shares of Continental Class A common stock;

     - allow Northwest to retain the ability to block certain change of control transactions of our company through issuance of a special series of preferred stock that would have these blocking rights;

     - modify the alliance agreement, including to extend its term to 25 years, followed by unlimited five-year renewal periods; and

     - address certain other matters, including the reclassification of Class A common stock into Class B common stock as discussed above.

     Meanwhile, we continued to prepare for trial in the Department of Justice antitrust lawsuit, which was scheduled to begin on October 26, 2000. However, in the week before trial, Northwest requested that the trial be postponed to permit Northwest and Continental to negotiate a repurchase of Northwest's Class A common stock and related matters to obviate the necessity for trial. Consequently, we agreed with Northwest and the U.S. Department of Justice to postpone the commencement of trial for six days until November 1, 2000 to allow time for a transaction to be negotiated.

     On October 27, 2000, Mr. Dasburg wrote to Mr. Bethune and advised him that Northwest was willing to enter into a transaction to allow us to repurchase our shares if:

     - Northwest would receive $649.5 million in cash for its Class A common stock;

     - Northwest would receive a blocking right on a broad range of corporate transactions, including a change of control of Continental;

     - the alliance agreement were modified to extend its term to 2025, followed by unlimited five-year renewal periods and to provide for significant liquidated damages for breach of the agreement by Continental (but not by Northwest); and

     - certain complex alliance issues could be resolved and appropriate ancillary agreements entered into.

     Mr. Bethune responded on October 28, 2000. He expressed concern about certain specific terms, including the price to be paid for Northwest's shares and the inclusion in the negotiations of a requirement that the parties resolve complex alliance issues that were unrelated to the stock ownership issue before the court. He advised Mr. Dasburg that Continental believed that the special series of preferred stock should be redeemable if Northwest experienced a change in control and that the blocking rights needed to be narrowed, and that liquidated damages should not be added to the alliance agreement because the preferred stock adequately protected Northwest's interest in the alliance. Nevertheless, he reaffirmed our company's interest in structuring a transaction that would permit Northwest to recover its financial investment in the Class A common stock, extend and protect the alliance and resolve the concerns raised by the Department of Justice.

     Mr. Dasburg responded on the morning of October 30, 2000. He disagreed with the price we offered for the shares of stock held by Northwest and insisted on a large cash component, indicated that Northwest was unwilling to agree to vote its stock in favor of a recapitalization of the Class A common stock into Class B common stock and insisted that the proposed unilateral liquidated damages against Continental be added to the alliance agreement, but he agreed to remove the resolution of certain previously identified alliance issues in exchange for an early termination right if such issues were not satisfactorily resolved within a certain time frame.

     Mr. Bethune wrote back that afternoon making a counterproposal on the price to be paid for the shares, offering to Northwest $450 million in cash and approximately 2.4 million Class B shares for all of Northwest's Class A shares. He stated that the recapitalization was essential to the transaction in order to ensure that all of our stockholders would have the same rights in the future. He reaffirmed that liquidated damages were not

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

needed in the alliance agreement because Northwest would already be able to block a change of control of our company through the preferred stock. He noted our continued disagreement with Northwest's position on the special series of preferred stock, and that it should apply to a narrow range of transactions and only apply to transactions changing our control if the other party were another major air carrier. In addition, he stated that in light of Northwest's ability to block a change of control of our company, we felt it was appropriate for Northwest to sign a standstill agreement to prevent it from seeking control of Continental.

     Mr. Dasburg wrote back to Mr. Bethune on October 31, 2000 proposing a compromise on the price to be paid for its Class A shares and the mix of cash and Class B common stock to be received by Northwest. He reiterated that Northwest would not commit to vote its shares in favor of the recapitalization to reclassify Class A common stock as Class B common stock. He offered certain other concessions, but affirmed Northwest's desire for a unilateral liquidated damages clause in the alliance agreement.

     Trial began on the morning of November 1, 2000. On the afternoon of November 1, 2000, Mr. Bethune wrote to Mr. Dasburg and indicated his understanding that certain of Northwest's negotiating points were final positions for Northwest and unfortunately remained unacceptable to Continental. As a result, all settlement discussions terminated on the morning of November 2, 2000.

     On the afternoon of November 2, 2000, Mr. Dasburg wrote back to Mr. Bethune indicating his willingness to make the liquidated damages mutual and rejecting our proposal to apply the preferred stock blocking rights only to transactions with other major air carriers. He expressed Northwest's willingness to further discuss the matters. Trial continued on November 2, and was scheduled to continue the following week.

     On Saturday, November 4, 2000, Messrs. Bethune, Brenneman, Kellner and Smisek met with Messrs. Dasburg, Foret and Steenland, together with David Bonderman, a member of our board of directors and a stockholder of Northwest. Significant progress was made in negotiating material issues including the purchase of shares from Northwest and the recapitalization of our equity.

     On Sunday, November 5, 2000, our board of directors met and approved an agreement in principle that was signed later that day with Northwest. The agreement in principle set forth the conceptual agreements reached by the parties and included a term sheet that specified the steps to be taken and definitive documents to be negotiated and executed to carry out the repurchase and recapitalization. The terms embodied in the term sheet included, among others:

     - the recapitalization of the Class A common stock into 1.32 shares of Class B common stock;

     - Northwest would vote all of the Class A common stock owned by Northwest in favor of the recapitalization;

     - immediately prior to the recapitalization, Continental would purchase from Northwest 6,685,279 shares of Class A common stock for $450 million in cash;

     - the alliance agreement would be amended to extend its term until the end of 2025 and provide for certain additional termination rights relating to change of control transactions involving Northwest and Continental;

     - in connection with the transactions contemplated by the omnibus agreement, including the amendment to the alliance agreement, we would issue to Northwest one share of Series B preferred stock having blocking rights in the event of a change of control transaction involving Continental and another major air carrier; and

     - Northwest would enter into a standstill agreement.

The parties agreed not to include a liquidated damages provision as part of the amendment to the alliance agreement.

     On November 6, 2000, the parties announced their agreement in principle, which was endorsed by the Department of Justice, and Continental, Northwest and the Department of Justice requested that the court postpone continuation of the trial until November 14, 2000 to permit us and Northwest to negotiate definitive agreements and obtain approval from our board of directors at its November 13, 2000 meeting.

     On November 13, 2000, our board of directors met and received oral fairness opinions regarding the consideration to be paid or issued in the recapitalization from a financial point of view to the holders of Class B common stock and to the holders of Class A common stock, other than Northwest and 1992 Air, Inc. and their affiliates. Our board of directors, with Messrs. Bonderman and Sturm abstaining from the vote, approved the repurchase, recapitalization and related transactions, subject to its further approval of certain specific terms that remained pending. The board of directors also established a special committee composed of our directors Kirbyjon Caldwell, George G.C. Parker and Karen Hastie Williams to review and approve the final terms of the Series B preferred stock.

     Certain issues remained pending on November 13, 2000. Consequently, the parties requested that the court further postpone the trial until November 16, 2000 while we continued to negotiate definitive agreements. On November 15, 2000, agreement was reached on all outstanding points, our board of directors met and, with Messrs. Bonderman and Sturm abstaining from the vote, approved the agreements as finalized. The board received written fairness opinions from UBS Warburg and Credit Suisse First Boston dated that date. Later in the day, the special committee of the board of directors met and approved the terms of the Series B preferred stock.

     On November 27, 2000, the U.S. Department of Justice informed the Court that it would agree to dismiss the antitrust litigation without prejudice upon closing of the repurchase and recapitalization, and the litigation was adjourned pending closing of the transactions.

REASONS FOR THE RECAPITALIZATION

     Notwithstanding the corporate governance and supplemental agreements that we signed with Northwest in connection with Northwest's purchase of our shares in 1998, our stockholders, employees and customers and the Department of Justice have expressed concern about our independence, both during the term of those agreements and upon their termination. We believe the uncertainty regarding our independence and our future has hurt morale.

     The repurchase of our shares from Northwest removes a good deal of uncertainty for the benefit of all parties, as well as facilitating the dismissal of the U.S. Department of Justice's antitrust lawsuit. In addition, in connection with the repurchase, we are extending our alliance agreement with Northwest Airlines, which has been highly profitable for us.

     In addition to the benefits of the repurchase, the recapitalization, which would not have been possible without the repurchase, permits all of our stockholders to be on even footing in the future. The current structure of ten-vote Class A common stock and one-vote Class B common stock was put in place when we emerged from bankruptcy over seven years ago. It allowed the parties risking significant capital at the time to ensure that they controlled the company's future. As the company has matured and stabilized, the two-tier voting structure has become less important to the company's stability but no less determinative of its future.

     At a board of directors meeting on November 13, 2000, our board of directors discussed the following business reasons for and benefits to be derived from the recapitalization:

     - increase in our operational and financial flexibility;

     - alignment of management and stockholder goals;

     - positive response of customers, employees and management resulting from resolution of ownership uncertainty;

     - avoidance of prolonged litigation with the U.S. Department of Justice and of potential adverse effects on the commercial alliance with Northwest Airlines;

     - preservation and enhancement of the benefits connected with the commercial alliance;

     - simplified capital structure; and

     - accretion to earnings per share.

     We believe the transactions are fair to all stockholders currently and will be beneficial to all stockholders in the long-run. We also believe that the recapitalization will make the company a more attractive investment for potential stockholders, in part because it increases the likelihood that our very successful management team will remain in place.

     The repurchase and recapitalization will reduce the general voting power (including eliminating Northwest's limited proxy rights) held by Northwest from approximately 59.6% to approximately 7%. While Northwest Airlines' ownership of a share of Series B preferred stock received in connection with the repurchase and the recapitalization will give it the ability to block certain change of control transactions involving our company and other major air carriers, it will not be able to block other transactions and any benefits paid to stockholders in the future in a transaction where Northwest Airlines does not have a blocking right will be shared ratably among all stockholders. If there is a change of control of Northwest, then Northwest Airlines will lose all blocking rights.

     We retained UBS Warburg LLC to act as our financial advisor in connection with the recapitalization, and received a written opinion dated November 15, 2000 of UBS Warburg to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be paid by Continental in the recapitalization was fair, from a financial point of view, to the holders of the Class B common stock. In addition, we retained Credit Suisse First Boston Corporation to deliver to us a fairness opinion in connection with the recapitalization, and received a written opinion dated November 15, 2000 of Credit Suisse First Boston to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio was fair from a financial point of view to holders of Class A common stock (other than Northwest Airlines, 1992 Air, Inc. and their affiliates). These opinions are described below.

OPINION OF UBS WARBURG LLC

     We retained UBS Warburg LLC to deliver a fairness opinion in connection with the recapitalization. At the meeting of the Continental board held on November 13, 2000, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the transaction consideration to be paid by Continental in the transaction was fair, from a financial point of view, to the holders of the Class B common stock. The opinion was confirmed by delivery of a written opinion dated November 15, 2000, the date of execution of the definitive agreements.

     THE FOLLOWING SUMMARY OF THE UBS WARBURG OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FULL TEXT OF THE UBS WARBURG OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. WE ENCOURAGE YOU TO READ CAREFULLY THE UBS WARBURG OPINION IN ITS ENTIRETY.

     For the purposes of UBS Warburg's opinion and related financial and comparative analyses and the summary of such matters set forth below, the "transaction" consists of the following events: (1) the purchase by Continental from Northwest and an affiliate of 6,685,279 shares of Class A common stock, and
(2) the reclassification of each remaining issued share of Class A common stock into 1.32 shares of Class B common stock. The "transaction consideration" to be paid by Continental in the transaction consists solely of the following: (1) $450 million in cash to be paid to Northwest, (2) the shares of Class B common stock to be issued in the reclassification, and (3) the payment or delivery, as the case may be, to 1992 Air, Inc. of, at Continental's election pursuant to the terms of the reoffer purchase agreement, either (a) $10 million in cash or (b) shares of Class B common stock with a market value, as described below, equal to $11 million.

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

     UBS Warburg's opinion:

     - is directed to the Continental board;

     - relates only to the fairness, from a financial point of view, to the holders of Class B common stock of the transaction consideration to be paid by Continental in the transaction;

     - does not constitute a recommendation to holders of Continental common stock about how to vote on the adoption of the amended and restated certificate of incorporation or any other matter;

     - does not address Continental's underlying business decision to effect the transaction or the form of the transaction; and

     - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon those conditions.

     In arriving at its opinion, UBS Warburg, among other things:

     - reviewed publicly available business and historical financial information relating to Continental;

     - reviewed the reported prices and trading activity for the Class A common stock and the Class B common stock;

     - reviewed internal financial information and other data concerning the business and financial prospects of Continental, including estimates and financial forecasts prepared by the management of Continental, which were provided to UBS Warburg by Continental and not publicly available;

     - held discussions with members of the senior management of Continental regarding the business and prospects of Continental, as well as other matters it believed relevant to its inquiry;

     - reviewed publicly available financial and stock market data with respect to selected companies in lines of business UBS Warburg believed to be generally comparable to those of Continental;

     - compared the financial terms of the transaction with the publicly available financial terms of selected other transactions that UBS Warburg believed to be generally relevant;

     - considered specified pro forma effects of the transaction on Continental's financial statements;

     - reviewed the omnibus agreement, the amended and restated certificate of incorporation and the reoffer purchase agreement; and

     - conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.

     In connection with its review, at Continental's direction, UBS Warburg:

     - did not independently verify any of the information referred to above and relied on it as being complete and accurate in all material respects;

     - assumed that the financial forecasts, estimates and pro forma effects referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Continental as to the future performance of Continental;

     - assumed that the future financial results referred to above will be achieved at the times and in the amounts projected by management of Continental;

     - did not make any independent evaluation or appraisal of any of the assets or liabilities of Continental, nor was UBS Warburg furnished with any similar evaluation or appraisal;

     - did not express any opinion as to the financing of the cash portion of the transaction consideration, the terms of the master alliance agreement and any changes thereto and the related Series B preferred stock or the prices at which the Class B common stock would trade subsequent to the transaction;

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

     - did not opine or provide any advice with respect to the impact of the transaction and the related financing on the solvency, viability or the financial condition of Continental or its ability to satisfy its obligations as they become due; and

     - assumed that Continental, Northwest and 1992 Air, Inc. would comply with all material terms of the omnibus agreement, the charter amendment and the reoffer purchase agreement, and that the transaction will be consummated in accordance with the terms of such agreements.

     In performing the financial and comparative analyses in connection with the rendering of its opinion, UBS Warburg considered the amount being paid by Continental to Northwest for the shares of Class A common stock being repurchased to include the amount being paid by Continental to 1992 Air, Inc. under the reoffer purchase agreement to purchase 1992 Air, Inc.'s rights of offer and re-offer/option with respect to the shares of Class A common stock owned by Northwest, such payment being, at Continental's election, either (1) $10 million in cash or (2) shares of Class B common stock with a 20-day trailing weighted average market value of $11 million.

     UBS Warburg was not asked to and did not recommend the specific consideration payable in the transaction, which was determined through negotiation among Continental, Northwest and 1992 Air, Inc. Except to the extent set forth above, Continental did not limit UBS Warburg regarding the procedures to be followed or factors to be considered in rendering its opinion.

     In preparing its opinion, UBS Warburg performed a variety of financial and comparative analyses. The material analyses are summarized below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Continental. No company, transaction or business used in those analyses as a comparison is identical to Continental or its businesses or the transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Continental selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS Warburg and its predecessors have provided investment banking services to Continental and Northwest and received customary compensation for the rendering of these services. In addition, in November 2000, UBS Warburg acted as a placement agent for a private placement of convertible preferred securities issued by a special purpose trust affiliated with Continental and convertible into Class B common stock, the proceeds of which private placement are expected to be used to finance, in part, the payment of the cash portion of the transaction consideration. In the ordinary course of its business,

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

UBS Warburg, its successors and affiliates may trade or have traded securities of Continental and Northwest for their own accounts and, accordingly, may at any time hold a long or short position in such securities. UBS Warburg and its affiliates, including UBS AG, may have other business relationships with Continental, Northwest and their respective affiliates.

     Pursuant to an engagement letter, dated October 27, 2000, between Continental and UBS Warburg, UBS Warburg provided financial advisory services and its financial fairness opinion to Continental in connection with the transaction, and Continental agreed to pay UBS Warburg $1 million upon delivery of the fairness opinion and $2 million upon the closing of the repurchase of Northwest's shares and the recapitalization. Continental has also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. In addition, Continental has agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against certain liabilities and expenses related to or arising out of UBS Warburg's engagement and any related transactions. Continental also paid UBS Warburg an additional $1 million for financial advisory services rendered pursuant to an engagement letter dated July 14, 2000.

     The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     HISTORICAL STOCK PRICE ANALYSIS. UBS Warburg reviewed the historical trading prices for the Class B common stock for the period from November 7, 1997 through November 9, 2000, and compared the movements in those prices to the movements of a composite index of publicly-traded domestic airline companies for the same period. The airline company composite index consists of AMR Corporation, the holding company of American Airlines, Delta Air Lines, Inc., Northwest, UAL Corporation, the holding company of United Airlines, US Airways Group, Inc. and Southwest Airlines Co. UBS Warburg observed that during the period from November 7, 1997 through November 9, 2000, the Class B common stock closing price increased 12.2% from $43.38 to $48.69 as compared to an 8.4% increase in the airline company index during the same period.

     SELECTED PUBLIC COMPANIES TRADING ANALYSIS. UBS Warburg reviewed and analyzed selected financial information, ratios and public market multiples for the following six publicly-traded domestic airline companies and compared the implied multiples derived for the selected public companies with the relevant implied multiples for Continental:

     - AMR Corporation

     - Delta Air Lines, Inc.

     - Northwest

     - UAL Corporation

     - US Airways Group, Inc.

     - Southwest Airlines Co.

     UBS Warburg chose the selected public companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Continental in that these companies operate in the domestic airline industry. The selected public companies may significantly differ from Continental based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the financial condition of the companies.

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

     UBS Warburg reviewed, among other things, the following:

     - enterprise value, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of November 3, 2000, as a multiple of last fiscal year earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA;

     - adjusted enterprise value, calculated by adding to the enterprise value seven times the last 12 months aggregate aircraft rental expense, as a multiple of estimated calendar 2000 earnings before interest, taxes, depreciation, amortization and aircraft rental expense, referred to as EBITDAR, and estimated calendar 2001 EBITDAR; and

     - equity values, calculated as per share closing stock prices on November 3, 2000, as a multiple of estimated fiscal 2000 earnings per share, commonly referred to as EPS, and estimated fiscal 2001 EPS.

     This analysis indicated the following implied multiples for the selected public companies and for Continental:

                                                      LOW    HIGH    MEAN    MEDIAN   CONTINENTAL
                                                      ----   -----   -----   ------   -----------
ENTERPRISE VALUE TO:
Actual Last Fiscal Year EBITDA......................  3.1x   14.3x    6.2x    4.5x       4.8x
ADJUSTED ENTERPRISE VALUE TO:
Estimated 2000 EBITDAR..............................  3.8x   11.6x    6.0x    4.7x       5.6x
Estimated 2001 EBITDAR..............................  3.4x   10.2x    5.1x    4.2x       5.1x
EQUITY VALUE TO:
Estimated Fiscal 2000 EPS...........................  6.5x   24.9x   11.7x    8.8x       9.1x
Estimated Fiscal 2001 EPS...........................  6.1x   21.6x   11.8x    8.9x       8.0x

     Actual last fiscal year data for Continental and the selected companies were based on the respective companies' Forms 10-K. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Continental were based on internal estimates provided by Continental.

     SELECTED TRANSACTIONS ANALYSIS. UBS Warburg reviewed and compared publicly available information relating to the following five selected transactions involving the acquisition of at least a majority of the outstanding common equity interests of the target company and the following five selected transactions involving the acquisition of less than a majority of the outstanding common equity interests of the target company, in each case in the airline industry consummated since 1992 and compared the implied multiples derived for the selected transactions with the relevant implied multiples for Continental derived for the transaction:

MAJORITY ACQUISITIONS

               TARGET                         ACQUIROR          CONSUMMATION DATE
               ------                         --------          -----------------
US Airways Group, Inc.                UAL Corporation                 5/2000(1)
Canadian Airlines International Ltd.  Air Canada                      1/2000
Comair Holdings Inc.                  Delta Air Lines, Inc.          10/1999
ASA Holdings, Inc.                    Delta Air Lines, Inc.           2/1999
Reno Air, Inc.                        AMR Corporation                11/1998

------------------

(1) Announcement date; not yet consummated.

MINORITY ACQUISITIONS

               TARGET                         ACQUIROR          CONSUMMATION DATE
               ------                         --------          -----------------
Virgin Atlantic Airways               Singapore Airlines             12/1999
                                      Limited
Continental(1)                        Northwest                       1/1998
Northwest                             KLM Royal Dutch Airlines        9/1994
US Airways Group, Inc.                British Airways Plc             1/1993
Qantas Airways Ltd.                   British Airways Plc            12/1992

------------------

(1) Acquired 15% economic interest and 55% of outstanding voting power.

     UBS Warburg chose the selected transactions because they were business combinations or acquisitions of significant majority or minority interests that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the transaction in that these transactions involved companies in the airline industry. The selected transactions may significantly differ from the transaction based on, among other things, the size of the transactions, the structure of the transactions, the date the transactions were consummated or announced, as the case may be, and the existing relationships between or among the parties to the transactions.

     UBS Warburg reviewed, among other things, the following:

     - the enterprise values implied in the relevant transaction as a multiple of actual last fiscal year EBITDA and actual last fiscal year earnings before interest and taxes, commonly referred to as EBIT;

     - adjusted enterprise values implied in the relevant transactions as a multiple of actual last fiscal year EBITDAR; and

     - equity values per share implied in the relevant transaction as a multiple of actual last fiscal year EPS.

     This analysis indicated the following implied multiples for the selected transactions and for Continental in the transaction:

MAJORITY ACQUISITIONS

                                                            LOW    HIGH    MEAN    CONTINENTAL(1)
                                                           -----   -----   -----   --------------
ENTERPRISE VALUE TO:
Actual Last Fiscal Year EBITDA...........................   7.1x   11.7x    9.5x        5.7x
Actual Last Fiscal Year EBIT.............................   9.1x   16.9x   12.3x        9.1x
ADJUSTED ENTERPRISE VALUE TO:
Actual Last Fiscal Year EBITDAR..........................   7.1x   10.3x    8.7x        6.3x
EQUITY VALUE TO:
Actual Last Fiscal Year EPS..............................  14.4x   21.9x   17.1x       12.0x

------------------

(1) All data for Continental is actual last 12 months rather than last fiscal year.

MINORITY ACQUISITIONS

                                                            LOW    HIGH    MEAN    CONTINENTAL(1)
                                                            ----   -----   -----   --------------
ENTERPRISE VALUE TO:
Actual Last Fiscal Year EBITDA............................  5.0x   27.6x   16.0x        5.7x
Actual Last Fiscal Year EBIT..............................  6.8x   43.9x   20.2x        9.1x
ADJUSTED ENTERPRISE VALUE TO:
Actual Last Fiscal Year EBITDAR...........................  5.7x   11.5x    8.7x        6.3x
EQUITY VALUE TO:
Actual Last Fiscal Year EPS...............................  9.9x   19.3x   13.8x       12.0x

------------------

(1) All data for Continental is actual last 12 months rather than last fiscal year.

     All multiples for the selected transactions were based on publicly available information at the time of the announcement or consummation, as applicable, of the particular transaction. Actual last 12 months data for Continental were based on its applicable Forms 10-K and 10-Q.

     DISCOUNTED CASH FLOW ANALYSIS. UBS Warburg performed a discounted cash flow analysis, using internal estimates of the management of Continental which did not include any of the anticipated benefits of the transaction and the related transactions, in order to derive an implied equity value reference range for Continental. This analysis was based on:

     - the present value of the estimated unlevered, after-tax free cash flows that Continental could generate over the five-year period 2001 through 2005; and

     - the present value of the 2005 terminal value of Continental based on a range of multiples applied to its estimated future 2005 EBITDA.

     For purposes of this analysis, UBS Warburg used discount rates of 9.0% to 11.0%, which were based on Continental's estimated weighted average cost of capital, and terminal 2005 EBITDA multiples of 4.00x to 4.50x, which were derived by reference to the selected public companies trading analysis. This analysis implied a per share equity value reference range for Continental of $70.19 to $89.10 on a fully diluted basis.

     UBS Warburg also performed a discounted cash flow analysis, using internal estimates of the management of Continental, in order derive an implied range of values for the estimated after-tax benefits the management of Continental anticipates deriving from the transaction and the related transactions. For purposes of this analysis, UBS Warburg used the discount rates and terminal 2005 EBITDA multiples specified above. This analysis implied an aggregate present value for the estimated transaction benefits of $492.6 million to $567.7 million.

     PRO FORMA TRANSACTION ANALYSIS. UBS Warburg analyzed the potential pro forma financial effects of the transaction and the related transactions on Continental's estimated EPS for 2001 and 2002, based on internal estimates of the management of Continental, including the estimated benefits that management of Continental anticipates deriving from the transaction and the related transactions. This analysis indicated that the transaction and the related transactions could have an accretive effect on Continental's EPS in 2001 and 2002. The actual results achieved by Continental may vary from projected results and the variations may be material.

     PREMIUM PAID ANALYSIS. Using publicly available information for the period from 1995 through 1999 published by Mergerstat Review and Securities Data Corporation, UBS Warburg compared the average premium over the target company stock prices one week before the date of transaction announcement paid in acquisitions of controlling interests in publicly-traded companies ("Control Acquisition Transactions") to such average premium over the same period paid in transactions in which a majority stockholder or stockholders purchased the remaining publicly-held shares in the target companies ("Minority Acquisition Transactions"). According to this information, the average premium paid was 40% for Control Acquisition Transactions as compared to the approximately 22% average premium paid in Minority Acquisition Transactions. Based on Continental's stock market capitalization of $3,037 million using a $52 per share price (the closing price of the Class B common stock on the last day prior to announcement of the agreement in principle) and $2,704.6 million using a $46.31 per share price (the average of the closing prices of the Class B common stock for the 30 trading days prior to announcement of the transaction) and applying the 40% average control premium for Control Acquisition Transactions, UBS Warburg arrived at a theoretical acquisition premium for all of Continental's common equity of $1,214.8 million and $1,081.8 million, respectively. UBS Warburg then calculated that, based on the 22% average premium paid in Minority Acquisition Transactions and the 81.2% economic interest in Continental's common equity represented by the Class B common stock, the holders of Class B common stock would theoretically receive $542.5 million of the $1,214.8 million theoretical control premium and $483.2 million of the $1,081.8 million theoretical control premium, while the holders of the Class A common stock would theoretically receive $672.3 million of the $1,214.8 million theoretical control premium and $598.6 million of the $1,081.8 million theoretical control premium or $61.34 and $54.62, respectively, per Class A share of incremental theoretical value for the control premium. UBS Warburg observed that this theoretical incremental value per Class A share is 118% greater than the $52 per share closing stock price on the last day prior to announcement of the transaction as well as the $46.31 per share average closing price for the 30 trading days prior to the announcement of the transaction. In performing the premium paid analysis, UBS Warburg noted that the transaction together with the related transactions differ significantly from the typical Control Acquisition Transaction in that, among other things, the transaction does not involve the acquisition of control of Continental by a third party, Northwest's control over Continental was limited by the terms of the governance agreement, and the Series B Preferred Stock being issued to Northwest as part of the related transactions effectively precludes a major airline company from acquiring control of Continental except in limited circumstances.

OPINION OF CREDIT SUISSE FIRST BOSTON

     We retained Credit Suisse First Boston to deliver an opinion to the board of directors of Continental in connection with the recapitalization. Continental selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Continental's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Continental requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Class A common stock of Continental, other than Northwest, 1992 Air, Inc. and their affiliates, of the exchange ratio provided for in the recapitalization. On November 15, 2000, at a meeting of the board of directors of Continental held to evaluate the recapitalization, Credit Suisse First Boston delivered a written opinion dated that date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio of 1.32 shares of Class B common stock for each share of Class A common stock was fair, from a financial point of view, to the holders of Class A common stock of Continental, other than Northwest, 1992 Air, Inc. and their affiliates.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED NOVEMBER 15, 2000, TO THE BOARD OF DIRECTORS OF CONTINENTAL, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. HOLDERS OF CONTINENTAL COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY.

     Credit Suisse First Boston's opinion:

     - is addressed to the board of directors of Continental;

     - relates only to the fairness of the exchange ratio from a financial point of view to the holders of Class A common stock of Continental, other than Northwest, 1992 Air, Inc. and their affiliates as of the date of the opinion;

     - does not address any differences in the amount and type of consideration to be received by Northwest, 1992 Air, Inc. and their affiliates and the other holders of Class A common stock of Continental pursuant to the recapitalization and the other transactions effected pursuant to the omnibus agreement or any other aspect of the recapitalization or any related transaction; and

     - does not constitute a recommendation to any stockholder as to any matter relating to the recapitalization.

The summary of Credit Suisse First Boston's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston:

     - reviewed the omnibus agreement (including the form of the amended and restated certificate of incorporation) and certain related documents;

     - reviewed certain publicly available business and financial information relating to Continental;

     - reviewed certain other information, including financial forecasts, that Continental provided to or discussed with Credit Suisse First Boston;

     - discussed the business and prospects of Continental with Continental's management;

     - considered certain financial and stock market data of Continental, and compared those data with similar data for other publicly held companies in businesses similar to that of Continental; and

     - considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Continental as to the future financial performance of Continental.

     Credit Suisse First Boston was advised by Continental, and assumed, that the recapitalization would be treated as a tax-free reorganization for federal income tax purposes and that the shares of Class A common stock currently owned by Northwest and its affiliates represent the right to cast a majority of the total votes that may be cast on matters submitted to a vote of all stockholders of Continental. Credit Suisse First Boston was also advised by Continental, and assumed, that Northwest and its affiliates have agreed to vote or cause to be voted all of the shares of Class A common stock owned by them in favor of the recapitalization and that such vote will be sufficient to approve the recapitalization regardless of the votes cast by any other stockholder of Continental. Credit Suisse First Boston also assumed, with Continental's consent, that the recapitalization would occur in the manner contemplated in the omnibus agreement.

     Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Continental, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to what the value of the Class B common stock will be when issued to Continental's Class A stockholders pursuant to the recapitalization or the prices at which the Class B common stock will trade subsequent to the recapitalization. Credit Suisse First Boston did not participate in any negotiations or discussions relating to the omnibus agreement or the recapitalization.

     In preparing its opinion to the board of directors of Continental, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Continental or the proposed recapitalization, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were among many factors considered by the board of directors of Continental in its evaluation of the proposed recapitalization and should not be viewed as determinative of the views of the board of directors of Continental or management with respect to the recapitalization or the exchange ratio.

     The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated November 15, 2000 delivered to the board of directors of Continental in connection with the recapitalization. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

     HISTORICAL STOCK TRADING ANALYSIS. Credit Suisse First Boston analyzed the prices at which Class A common stock and Class B common stock traded over the period from November 7, 1997 through November 10, 2000 and the ratio of the closing price of Class A common stock divided by Class B common stock during the period:

                                                              RATIO OF CLASS A COMMON
                                                              SHARE PRICE TO CLASS B
                                                                COMMON SHARE PRICE
                      PERIOD PRIOR TO                         -----------------------
                     NOVEMBER 10, 2000                        HIGH    AVERAGE    LOW
                     -----------------                        -----   -------   -----
November 10, 2000 Close.....................................   1.29x    1.29x   1.29x
One-month...................................................   1.30x    1.06x   0.99x
Three-month.................................................   1.30x    1.02x   0.99x
Six-month...................................................   1.30x    1.01x   0.98x
One-year....................................................   1.30x    1.01x   0.98x
Since November 7, 1997......................................   1.30x    1.02x   0.97x

     Credit Suisse First Boston noted that the exchange ratio of 1.32 shares of Class B common stock for each share of Class A common stock subject to the recapitalization was higher than the ratio of the share price of Class A common stock to the share price of Class B common stock for any trading day since November 7, 1997.

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared selected financial, operating and stock market data of Continental to corresponding data of the following publicly trading companies in the airline industry:

     - AMR Corporation

     - Delta Air Lines, Inc.

     - Northwest

     - UAL Corporation

     - US Airways Group, Inc.

     For each company, Credit Suisse First Boston:

     - calculated enterprise value, calculated as equity market value plus net debt as multiples of estimated calendar years 2000 and 2001 EBITDA, which stands for earnings before interest, taxes, depreciation and amortization, and EBIT, which stands for earnings before interest and taxes;

     - calculated adjusted enterprise value, calculated as enterprise value plus the present value of operating leases, as multiples of estimated calendar years 2000 and 2001 sales and EBITDAR, which stands for earnings before interest, taxes, depreciation, amortization and rent; and

     - compared price to earnings multiples using estimated net income for calendar years 2000 and 2001.

     Equity market values were calculated based on closing stock prices on November 10, 2000 and enterprise values and adjusted enterprise values were calculated based on the selected companies' public filings. Estimated financial data for Continental and the selected companies were based on publicly available research analysts' estimates. This analysis indicated the ranges and medians for multiples as set forth below, and Credit Suisse First Boston compared this information to the multiples for Continental on a pro forma basis after giving effect to the recapitalization and the other transactions contemplated by the omnibus agreement:

                           ADJUSTED ENTERPRISE VALUE               ENTERPRISE VALUE                 P/E
                       ---------------------------------   --------------------------------    --------------
                            2000              2001              2000              2001         2000     2001
                       ---------------   ---------------   --------------    --------------    -----    -----
                       SALES   EBITDAR   SALES   EBITDAR   EBITDA   EBIT     EBITDA   EBIT
                       -----   -------   -----   -------   ------   -----    ------   -----
High.................  1.07x    10.7x    0.99x    7.9x     10.0x    10.0x(1)  6.0x    13.5x    14.3x(2) 24.7x
Median...............  1.00x     5.1x    0.97x    4.7x      4.6x     7.0x(1)  3.6x     5.9x(1)  7.5x(2)  6.3x(1)
Low..................  0.86x     4.2x    0.83x    4.2x      3.1x     5.1x(1)  3.0x     5.0x     6.2x(2)  6.0x
Continental..........  1.06x     4.2x    1.02x    4.0x      4.6x     7.1x     4.4x     7.1x     7.3x     7.4x

------------------

(1) Calculation excludes data from US Airways, Inc., which was significantly higher than that of the other comparable companies and therefore not meaningful.

(2) Calculation excludes data from US Airways, Inc., which was a negative figure and therefore not meaningful.

     DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed discounted cash flow analyses in order to estimate the present value of Continental's future stand-alone, unlevered, after-tax free cash flow from calendar years 2001 through 2004 plus their terminal values derived from estimated multiples of 2004 EBITDAR ranging from 4.25x to 4.75x both prior to and giving effect to the transactions contemplated by the omnibus agreement. Cash flows were discounted at rates ranging from 8.0% to 10.0%. The discounted cash flow analyses were based on estimates of Continental's future financial performance provided by and discussed with the management of Continental. Credit Suisse First Boston then calculated the implied equity value of the percentage interest in Continental of public holders of Class A common stock, who are holders other than Northwest, 1992 Air, Inc. and their affiliates, based on equity ownership of 2.8% prior to the transaction and 4.0% giving effect to the transaction, and calculated implied equity value per basic share outstanding to these holders based on 1.606 million shares of Class A common stock outstanding prior to the transaction as indicated below:

                                                TOTAL EQUITY VALUE     PER SHARE EQUITY VALUE
                                               TO PUBLIC HOLDERS OF     TO PUBLIC HOLDERS OF
                                               CLASS A COMMON STOCK:    CLASS A COMMON STOCK
                                               ---------------------   ----------------------
                                                   (IN MILLIONS)
Pre-Transaction..............................        $139-$196             $ 86.53-$122.01
Post-Transaction.............................        $180-$262             $112.05-$163.10

     OWNERSHIP STRUCTURE ANALYSIS. Credit Suisse First Boston analyzed the ownership structure of Continental and found that shares of Class A common stock of Continental (other than those held by Northwest,

1992 Air, Inc. and their affiliates) are held diffusely and do not represent a significant minority stake in Continental, measured on either an economic or voting power basis. Nevertheless, Credit Suisse First Boston noted that the exchange ratio of 1.32 shares of Class B common stock to be received for each share of Class A common stock subject to the recapitalization represents a significant premium over the 1:1 conversion rate by which shares of Class A common stock are convertible into shares of Class B common stock.

     MISCELLANEOUS. Continental paid Credit Suisse First Boston a fee of $250,000 for delivering its opinion. Continental also has agreed to reimburse Credit Suisse First Boston for all of its out-of-pocket expenses, including fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided certain financial and investment banking services to Continental and its affiliates unrelated to the recapitalization, for which services Credit Suisse First Boston and its affiliates have received compensation. Credit Suisse First Boston also acted as lead manager and book-runner in the November 6, 2000 offering of TIDES by Continental Airlines Finance Trust II, for which it received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Continental, Northwest and affiliates of 1992 Air, Inc. for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE RECAPITALIZATION

     In considering the recommendation of our board of directors, our stockholders should note that certain of our directors and executive officers have interests in the recapitalization that are different from, or in addition to, the interests of stockholders generally as described below.

     STOCK OPTIONS. Assuming that our largest stockholder, AXA Financial, Inc. owns at the closing of the recapitalization approximately the same number of shares of Class B common stock as it held as of July 31, 2000, the consummation of the recapitalization will constitute a change in control for purposes of each of our 1994 Incentive Equity Plan, 1997 Stock Incentive Plan, 1998 Stock Incentive Plan and Incentive Plan 2000 and certain other compensation plans and programs. Upon a change in control, as defined within those plans, stock options held by executive officers automatically vest and become fully exercisable notwithstanding any vesting or exercisability provisions, and all restrictions on the transfer of shares acquired pursuant to the options terminate. In addition, all restrictions under the Incentive Plan 2000 applicable to restricted stock and incentive awards will be deemed satisfied and any outstanding restricted stock, incentive awards and retention awards will also immediately vest in full. However, all of the executive officers of Continental have agreed to waive the application of the change in control provisions to the recapitalization under each of the foregoing plans and programs. Therefore, none of their stock options, restricted stock, incentive awards or retention awards will vest or become exercisable as a result of the recapitalization.

     AWARD PROGRAMS. Assuming that our largest stockholder, AXA Financial, Inc. owns at the closing of the recapitalization approximately the same number of shares of Class B common stock as it held as of July 31, 2000, the consummation of the recapitalization will constitute a change in control for purposes of (1) the Executive Bonus Performance Award Program, in which each of the executive officers of Continental, including the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President-Operations and the Executive Vice President, General Counsel and Secretary, and each Senior Vice President participate and (2) the Long Term Incentive Performance Award Program, in which all of the company's officers participate. Pursuant to the terms of the Executive Bonus Performance Award Program and the Long Term Incentive Performance Award Program, if, following a change in control, a participant suffers a "qualifying event," then the participant is entitled to receive payment from Continental as specified in the applicable program. All of the executive officers have agreed to waive the application of the change in control provisions as they relate to the repurchase and the recapitalization.

     Assuming that our largest stockholder, AXA Financial, Inc. owns at the closing of the recapitalization approximately the same number of shares of Class B common stock as it held as of July 31, 2000, the consummation of the recapitalization will also constitute a change in control for purposes of the Officer Retention and Incentive Award Program. Upon such a change in control, each of the participants will obtain a 100% vested interest in all of the outstanding awards held by such participants. All of the executive officers participating in such program have waived the change in control provisions as they apply to the repurchase and the recapitalization.

     EMPLOYMENT AGREEMENTS. Assuming that our largest stockholder, AXA Financial, Inc. owns at the closing of the recapitalization approximately the same number of shares of Class B common stock as it held as of July 31, 2000, the consummation of the recapitalization will constitute a change in control under the terms of the employment agreements of the Executive Vice Presidents and Senior Vice Presidents. Accordingly, if any of their employment is terminated within two years after a change in control, the severance period under their respective employment agreements will be expanded to 36 months from 24 months. All of such officers have waived the change of control provisions as they apply to the repurchase and the recapitalization.

     INTERESTS OF CERTAIN OF OUR DIRECTORS, DAVID BONDERMAN AND DONALD
STURM. David Bonderman, one of our directors and principal stockholders, is the controlling stockholder of 1992 Air, Inc. Donald Sturm, one of our directors, is a limited partner of 1998 CAI Partners, L.P., an affiliate of 1992 Air, Inc. In connection with the proposed recapitalization, 1992 Air, Inc. has agreed to sell to Continental its "rights of offer and reoffer" with respect to the shares of Class A common stock held by Northwest and certain of its affiliates. The sale of the rights of offer and reoffer will be void if the closing of the recapitalization does not occur. The consideration to be paid by Continental to 1992 Air, Inc. for the purchase of the rights of offer and reoffer is $10 million in cash, or, at Continental's election, a number of shares of Class B common stock of Continental equal to (a) $11 million divided by (b) the average of the closing prices of the Class B common stock on the New York Stock Exchange for the 20 trading days immediately preceding the third business day prior to the closing of the transactions contemplated by the recapitalization. If the closing of the recapitalization transactions occurs later than February 15, 2001, then the $10 million in cash to be paid by us or the $11 million in Class B common stock, whichever we elect to pay as the purchase price for the rights of offer and reoffer, will be increased by 7% per year of those amounts, respectively, from and including February 16, 2001 through but excluding the closing date of the recapitalization transactions. The rights of offer and reoffer will terminate immediately after the closing of the recapitalization.

     BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS BEFORE AND AFTER THE RECAPITALIZATION. In the recapitalization, each share of Class A common stock will be reclassified into 1.32 shares of our Class B common stock. The following table presents certain information as of the record date regarding the beneficial ownership of Class A common stock by each director and executive officer and after giving effect to the reclassification of those Class A shares into Class B shares upon the consummation of the recapitalization:

                                                                     PRO FORMA BENEFICIAL
                                                                     OWNERSHIP OF CLASS B
                         BENEFICIAL OWNERSHIP OF                         COMMON STOCK
                          CLASS A COMMON STOCK     GENERAL VOTING     RESULTING FROM THE     GENERAL VOTING
NAME                      PRE-RECAPITALIZATION      POWER(1)(2)      RECLASSIFICATION(3)      POWER(1)(2)
----                     -----------------------   --------------   ----------------------   --------------
David Bonderman(4).....  695,894 Class A shares         4.4%        918,580 Class B shares        1.7%
David Grizzle..........    1,200 Class A shares           *           1,584 Class B shares          *
Richard W. Pogue.......    2,000 Class A shares           *           2,640 Class B shares          *
Jeffery A. Smisek......    2,000 Class A shares           *           2,640 Class B shares          *

------------------

* Less than 1%

(1) Each share of Class A common stock is entitled to ten votes and each share of Class B common stock is entitled to one vote. Pursuant to the recapitalization, each share of Class A common stock will be reclassified into 1.32 shares of Class B common, each of which will be entitled to one vote. General Voting Power includes the combined total of the votes attributable to Class A common stock and Class B common stock outstanding as of the record date and includes the total of the votes attributable to Class B common stock to be issued in connection with the recapitalization.

(2) As of the record date, all executive officers and directors as a group beneficially owned 4,025,139 shares of Class B common stock (2.5% of the general voting power), including 1,985,275 shares subject to vested options or options subject to vesting within 60 days of the record date and the referenced shares of Class A common stock which are currently convertible into an equivalent number of shares of Class B common stock. After giving effect to the recapitalization, all executive officers and directors as a group would beneficially own 4,950,583 shares of Class B common stock (9.0% of the general voting power) including 1,985,275 shares subject to vested options or options subject to vesting within 60 days of the record date. The shares of Class A common stock, including those listed in the table above, may currently be converted at any time into shares of Class B common stock on a one-for-one basis.

(3) Excludes Class B common stock owned prior to the recapitalization.

(4) David Bonderman, as the controlling shareholder of 1992 Air, Inc. and the sole general partner of Bonderman Family Limited Partnership, may be deemed to be the owner of 695,894 shares of Class A common stock. 1992 Air, Inc. may be deemed to be the beneficial owner of an aggregate of 679,494 shares of Class A common stock as the majority general partner of 1992 Air GP and because of its direct ownership of 213,110 shares of Class A common stock. The Bonderman Family Limited Partnership may be deemed to own 33,504 shares of Class A common stock, comprised of 16,400 shares it owns directly and 17,104 shares it may be deemed to own beneficially because of its position as a limited partner of 1998 CAI Partners, L.P. ("CAIP"), a Texas limited partnership, and on the basis of certain provisions of the Limited Partnership Agreement of CAIP. David Bonderman and Donald Sturm, each a director of Continental, are also limited partners of CAIP.

EFFECTIVE TIME OF THE RECAPITALIZATION

     The recapitalization will become effective when the amended and restated certificate of incorporation is filed with the Delaware Secretary of State. This is expected to occur on January 22, 2001.

     At the effective time, each share of Class A common stock will be reclassified into 1.32 shares of our Class B common stock. No fractional shares of Class B common stock will be issued to any Class A common stockholder. In lieu of the fractional shares of Class B common stock to which any holder of Class A common stock would otherwise be entitled (aggregating for this purpose all of the shares of Class A common stock owned of record by the stockholder), each holder of Class A common stock who would otherwise be entitled to receive a fraction of a share will receive a cash payment equal to (1) the closing price of the Class B common stock on the New York Stock Exchange on the date on which the effective time occurs multiplied by (2) the fractional interest not received.

     Promptly after the effective time, transmittal forms and exchange instructions will be mailed to each holder of record of Class A common stock to be used to exchange certificates formerly evidencing shares of Class A common stock for certificates evidencing shares of Class B common stock. After receipt and upon execution of the transmittal forms, each holder of certificates formerly representing Class A common stock will be able to surrender the certificates to the exchange agent in exchange for certificates evidencing the number of whole shares of Class B common stock to which the holder is entitled and any cash that may be payable in lieu of fractional shares of Class A common stock.

     CLASS A STOCKHOLDERS SHOULD NOT SURRENDER THEIR CLASS A SHARE CERTIFICATES PRIOR TO RECEIVING A TRANSMITTAL FORM WHICH WILL BE SENT TO CLASS A STOCKHOLDERS AFTER THE EFFECTIVE TIME OF THE RECAPITALIZATION.

     CLASS B SHARE CERTIFICATES WILL NOT BE CHANGED OR EXCHANGED IN CONNECTION WITH THE RECAPITALIZATION.

REGULATORY REVIEW

     In accordance with applicable law, the amendment to the master alliance agreement may be subject to review by the U.S. Department of Transportation. Any major air carrier entering into a "joint venture agreement" (which may include the amendment to the master alliance agreement) is required to submit to the Secretary of Transportation, within a designated period of time before the agreement takes effect, a complete copy of the agreement and all related agreements and any other information and documentary material that the Secretary of Transportation may require by regulation. A joint venture agreement refers to an agreement between two or more major air carriers on or after January 1, 1998 with regard to either:

     - code-sharing, blocked-space arrangements, long-term wet leases of a substantial number of aircraft or frequent flyer programs, or

     - any other cooperative working arrangement between two or more major air carriers that affects more than 15% of the total number of available seat miles offered by the major air carriers.

     Continental and Northwest Airlines submitted the amendment to the master alliance agreement and related documents to the Department of Transportation on November 17, 2000, and the period for review by the Department of Transportation expired on December 17, 2000, without action.

OTHER EFFECTS OF THE RECAPITALIZATION

     AMENDMENT TO REGISTRATION RIGHTS AGREEMENT. Pursuant to the omnibus agreement, an existing registration rights agreement among Continental, Northwest and Air Partners, L.P. will be amended to grant to Northwest registration rights with respect to the Class B common stock to be issued to Northwest in connection with the recapitalization. We have agreed to provide reasonable assistance to Northwest if Northwest wishes at some future time to sell its Class B common stock in a secondary public offering.

     TERMINATION OF CERTAIN AGREEMENTS. In connection with the recapitalization, certain agreements entered into at the time of the original Northwest investment in Continental will be terminated, including (1) a voting trust agreement which provided for the deposit by Northwest and certain of its affiliates of all voting securities of Continental beneficially owned by them (other than the shares with respect to which they hold only a limited proxy) in a voting trust with an independent voting trustee and required that such securities be voted in the manner specified in the agreement, (2) the governance agreement described below under "Corporate Governance and Control--Corporate Governance Agreement and Supplemental Agreement" and (3) the supplemental agreement described below under "Corporate Governance and Control--Corporate Governance Agreement and Supplemental Agreement."

     BENEFIT PLANS. The 1994 Incentive Equity Plan, the 1997 Stock Incentive Plan, the 1998 Stock Incentive Plan and the Incentive Plan 2000 currently provide that acquisition of control of Continental by certain entities will not constitute a change in control for purposes of these plans.

     Under the plans, Northwest, or any person controlling, controlled by or under common control with Northwest (unless Northwest is controlled by or under common control with Delta Air Lines, Inc.), is excluded from the definition of a person that could trigger a change in control under the plans. However, the exclusion will end if Northwest (together with any person controlling, controlled by or under common control with Northwest) ceases to beneficially own at least 25% of the combined voting power of Continental's outstanding securities for 30 consecutive days. Consequently, following the consummation of the recapitalization, Northwest will no longer be excluded from the change of control provisions in the 1994 Incentive Equity Plan, the 1997 Stock Incentive Plan, the 1998 Stock Incentive Plan and the Incentive Plan 2000. In addition, under the plans, certain affiliates of Air Partners are also excluded from the definition of a person that could trigger a change in control under the plans. However, the exclusion will not apply if the person acquiring beneficial ownership of Continental is not controlled by David Bonderman, one of our directors, or James Coulter.

NEW YORK STOCK EXCHANGE LISTING

     Our Class A common stock and Class B common stock are both currently listed on the New York Stock Exchange. Following the recapitalization, the Class B common stock will continue to be listed on the New York Stock Exchange under the symbol "CAL".

APPRAISAL RIGHTS

     Appraisal rights will not be available to holders of Class A common stock or Class B common stock as a result of the recapitalization.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

     The following discussion summarizes the material U.S. federal income tax consequences of the recapitalization to holders of Class A common stock (other than Northwest, 1992 Air, Inc. and their affiliates). This discussion assumes that shares of Class A common stock are held as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as:

     - financial institutions;

     - mutual funds;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - stockholders that hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

     - stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service. It is for general information only and is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the recapitalization. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE RECAPITALIZATION, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES.

     In the opinion of Vinson & Elkins L.L.P., which is based upon our representations, the recapitalization will constitute a "recapitalization" of our company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Assuming that the recapitalization qualifies as such, the U.S. federal income tax consequences to each stockholder of the exchange pursuant to the recapitalization will depend upon such stockholder's particular facts and circumstances. In general, a Class A stockholder who receives solely Class B common stock will not recognize any gain or loss. A Class A stockholder who receives cash in lieu of a fractional share will be treated as having received the fractional share and sold it for cash. Accordingly, the Class A stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the Class A common stock allocable to the fractional share. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the Class A stock as a capital asset for over one year at the time of the recapitalization. A Class A stockholder will have a tax basis in the common stock received in the recapitalization equal to the tax basis of the stockholder's Class A common stock (less the tax basis allocable to any fractional share).

                             FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain of our consolidated financial data and certain operating data. The selected consolidated financial data for the years ended December 31, 1999, 1998 and 1997 is derived from our audited consolidated financial statements including the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K") incorporated by reference in this proxy statement. The selected consolidated financial data for the years ended December 31, 1997, 1996 and 1995 is derived from the selected financial data contained in the 1999 10-K and our audited consolidated financial statements for the years ended December 31, 1997 and 1996 and should be read in conjunction therewith. Our consolidated financial data for the three and nine months ended September 30, 2000 and 1999 is derived from our unaudited consolidated financial statements incorporated by reference in this proxy statement, which include all adjustments (consisting solely of normal recurring accruals) that we consider necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                  THREE MONTHS       NINE MONTHS
                                      ENDED             ENDED
                                  SEPTEMBER 30,     SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                 ---------------   ---------------     -----------------------------------------------
                                  2000     1999     2000     1999       1999      1998       1997     1996       1995
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
                                                (IN MILLIONS, EXCEPT OPERATING DATA AND PER SHARE DATA)
FINANCIAL DATA--OPERATIONS:
Operating Revenue..............  $2,622   $2,264   $7,470   $6,487     $8,639    $7,927     $7,194   $6,347     $5,816
Operating Expenses.............   2,368    2,062    6,883    5,885      8,039(1)  7,226(2)   6,478    5,822(3)   5,431
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
Operating Income...............     254      202      587      602        600       701        716      525        385
Nonoperating Income (Expense),
  net..........................     (30)     (35)     (90)     (77)       198(4)    (53)       (76)     (97)       (75)(5)
                                 ------   ------   ------   ------     ------    ------     ------   ------     ------
Income before Income Taxes,
  Minority Interest,
  Extraordinary Charges and
  Cumulative Effect of Changes
  in Accounting Principle......     224      167      497      525        798       648        640      428        310
Net Income.....................  $  135   $  104   $  298   $  288(6)  $  455(6) $  383     $  385   $  319     $  224
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
Earnings per Common Share......  $ 2.26   $ 1.47   $ 4.85   $ 4.11(7)  $ 6.54(7) $ 6.34     $ 6.65   $ 5.75     $ 4.07
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
Earnings per Common Share
  Assuming Dilution............  $ 2.21   $ 1.44   $ 4.76   $ 3.86(8)  $ 6.20(8) $ 5.02     $ 4.99   $ 4.17     $ 3.37
                                 ======   ======   ======   ======     ======    ======     ======   ======     ======
OPERATING DATA(9):
Revenue passenger miles
  (millions)(10)...............  17,325   16,394   48,821   45,050     60,022    53,910     47,906   41,914     40,023
Available seat miles
  (millions)(11)...............  22,356   21,573   64,691   60,961     81,946    74,727     67,576   61,515     61,006
Passenger load factor(12)......    77.5%    76.0%    75.5%    73.9%      73.2%     72.1%      70.9%    68.1%      65.6%
Breakeven passenger load
  factor(13)(14)...............    65.6%    66.1%    66.3%    63.6%      65.6%     61.6%      60.1%    60.7%      60.8%
Passenger revenue per available
  seat mile (cents)(15)........   10.06     9.07     9.91     9.24       9.06      9.23       9.29     9.01       8.26
Operating cost per available
  seat mile (cents)(14)(16)....    9.65     8.83     9.73     8.95       9.03      8.89       9.04     8.75       8.35
Average yield per revenue
  passenger mile (cents)(17)...   12.98    11.93    13.13    12.51      12.37     12.79      13.11    13.22      12.59
Average length of aircraft
  flight (miles)...............   1,187    1,141    1,158    1,110      1,114     1,044        967      896        836

                                                            SEPTEMBER 30,                  DECEMBER 31,
                                                            -------------   ------------------------------------------
                                                              2000(18)       1999     1998     1997     1996     1995
                                                            -------------   ------   ------   ------   ------   ------
                                                                             (IN MILLIONS OF DOLLARS)
FINANCIAL DATA--BALANCE SHEET:
Assets:
Cash, Cash Equivalents and Short-Term Investments.........     $1,156       $1,590   $1,399   $1,025   $1,061   $  747
Other Current Assets......................................      1,193        1,016      955      703      573      568
Total Property and Equipment, Net.........................      4,684        4,173    3,065    2,225    1,596    1,461
Routes, Gates and Slots, Net..............................      1,093        1,131    1,181    1,425    1,473    1,531
Other Assets, Net.........................................        333          313      486      452      503      514
                                                               ------       ------   ------   ------   ------   ------
        Total Assets......................................     $8,459       $8,223   $7,086   $5,830   $5,206   $4,821
                                                               ======       ======   ======   ======   ======   ======

Liabilities and Stockholders' Equity:
Current Liabilities.......................................     $3,008       $2,775   $2,442    2,285    2,104    1,984
Long-Term Debt and Capital Leases(19).....................      2,904        3,055    2,480    1,568    1,624    1,658
Deferred Credits and Other Long-Term Liabilities..........        986          800      860      819      594      564
Minority Interest.........................................         --           --       --       --       15       27
Continental Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely
  Convertible Subordinated Debentures(20).................         --           --      111      242      242      242
Redeemable Preferred Stock................................         --           --       --       --       46       41
Common Stockholders' Equity...............................      1,561        1,593    1,193      916      581      305
                                                               ------       ------   ------   ------   ------   ------
        Total Liabilities and Stockholders' Equity........     $8,459       $8,223   $7,086   $5,830   $5,206   $4,821
                                                               ======       ======   ======   ======   ======   ======

------------------

 (1) Includes an $81 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of six DC-10-30 aircraft and other items in 1999 and the first half of 2000 and to dispose of related excess inventory. In addition, the impairment charge related to Boeing 747 aircraft no longer operated by our company, and certain other fleet-related items were included.

 (2) Includes a $122 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of certain jet and turboprop aircraft.

 (3) Includes a $128 million fleet disposition loss associated primarily with our decision to accelerate the replacement of certain jet aircraft.

 (4) Includes a $297 million gain on the sale of our interest in AMADEUS Global Travel Distribution, S.A.

 (5) Includes a $108 million gain on the sale of our interest in System One Information Management, Inc.

 (6) Includes a $33 million charge for the cumulative effect of changes in the accounting for the sale of frequent flyer mileage credits to participating partners and preoperating costs related to the integration of new types of aircraft.

 (7) Reflects earnings per common share after cumulative effect of changes in accounting principles. See Note 6 for a description of the changes in accounting principles. Earnings per common share for the nine months ended September 30, 1999 and year ended December 31, 1999 were $4.58 and $7.02, respectively, before the cumulative effect of such changes in accounting principles.

 (8) Reflects earnings per common share assuming dilution after cumulative effect of changes in accounting principles. See Note (6) for a description of the changes in accounting principles. Earnings per common share assuming dilution for the nine months ended September 30, 1999 and year ended December 31, 1999 were $4.29 and $6.64, respectively, before the cumulative effect of such changes in accounting principles.

 (9) Includes operating data for Continental Micronesia, Inc., but does not include operating data for Express regional jet operations or turboprop operations. Certain reclassifications have been made to 1998 and prior data to conform to the 1999 presentation.

(10) The number of scheduled miles flown by revenue passengers.

(11) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(12) Revenue passenger miles divided by available seat miles.

(13) The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonrecurring charges, nonoperating items and other special items.

(14) Excludes an $81 million fleet disposition/impairment loss in 1999, a $122 million fleet disposition/impairment loss in 1998 and a $128 million fleet disposition loss in 1996. See Notes (1), (2) and (3) for description of the charges.

(15) Passenger revenue divided by available seat miles.

(16) Operating expenses divided by available seat miles.

(17) The average revenue received for each mile a revenue passenger is carried.

(18) See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

(19) In October 2000, we borrowed an additional $316 million to purchase 18 existing aircraft that were previously financed through operating leases and to purchase one new Boeing aircraft.

(20) The sole assets of the Trust were convertible subordinated debentures. In November and December 1998, approximately $134 million of such securities were converted into 5,558,649 shares of Class B common stock, and in January 1999, the remainder of such securities were converted into 4,752,522 shares of Class B common stock. Accordingly, no debentures were outstanding at December 31, 1999 and September 30, 2000. On November 6, 2000, Continental Airlines Finance Trust II, a Delaware business trust and our subsidiary, sold 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), at an offering price of $50 per security. Each TIDES may be converted into shares of our Class B common stock at the initial conversion price of $60 per share.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements of our company are derived from the application of pro forma adjustments to our consolidated financial statements and give effect to the recapitalization. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been prepared as if the recapitalization had occurred on January 1, 1999. The unaudited pro forma condensed consolidated balance sheet on September 30, 2000 has been prepared as if the recapitalization had occurred on September 30, 2000.

     The following unaudited pro forma condensed consolidated financial statement data does not indicate what our operations or financial position would have been had the recapitalization taken place on the dates indicated. In addition, the results for the nine months ended September 30, 2000 do not necessarily indicate the results that may be expected for the full year.

     These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited historical financial statements and the related notes thereto, and the other information about our company included elsewhere in this document, or incorporated by reference in this document.

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                         ---------------------------------------------
                                                                   ADJUSTMENTS TO        PRO FORMA
                                                                      REFLECT            REFLECTING
                                                         ACTUAL   RECAPITALIZATION    RECAPITALIZATION
                                                         ------   ----------------    ----------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS:
Operating Revenue......................................  $7,470                            $7,470
Operating Expenses.....................................   6,883         $ (2)(a)(b)         6,881
                                                         ------         ----               ------
Operating Income.......................................     587            2                  589
Interest Expense, net..................................    (145)                             (145)
Other Nonoperating Income (Expense), net...............      55          (11)(b)               44
                                                         ------         ----               ------
Income before Income Taxes and Extraordinary Charge....     497           (9)                 488
Income Tax Provision...................................    (193)           4(b)              (189)
Distributions on Preferred Securities of Trust, net of
  applicable income taxes of $4........................      --           (7)(a)               (7)
                                                         ------         ----               ------
Net Income before Extraordinary Charge.................  $  304         $(12)              $  292
                                                         ======         ====               ======
Earnings per Common Share before Extraordinary
  Charge...............................................  $ 4.95                            $ 5.20
                                                         ======                            ======
Average Number of Common Shares........................    61.3                              56.0
                                                         ======                            ======
Earnings per Common Share before Extraordinary Charge
  Assuming Dilution....................................  $ 4.85                            $ 4.93
                                                         ======                            ======
Average Number of Common Shares Assuming Dilution......    62.5                              59.9
                                                         ======                            ======

                                                                 YEAR ENDED DECEMBER 31, 1999
                                                         ---------------------------------------------
                                                                   ADJUSTMENTS TO        PRO FORMA
                                                                      REFLECT            REFLECTING
                                                         ACTUAL   RECAPITALIZATION    RECAPITALIZATION
                                                         ------   ----------------    ----------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS:
Operating Revenue......................................  $8,639                            $8,639
Operating Expenses.....................................   8,039         $ (3)(a)(b)         8,036
                                                         ------         ----               ------
Operating Income.......................................     600            3                  603
Interest Expense, net..................................    (178)                             (178)
Other Nonoperating Income (Expense), net...............     376          (15)(b)              361
                                                         ------         ----               ------
Income before Income Taxes and Cumulative Effect of
  Accounting Changes...................................     798          (12)                 786
Income Tax Provision...................................    (310)           5(b)              (305)
Distributions on Preferred Securities of Trust, net of
  applicable income taxes of $6........................      --           (9)(a)               (9)
                                                         ------         ----               ------
Net Income before Cumulative Effect of Accounting
  Changes..............................................  $  488         $(16)              $  472
                                                         ======         ====               ======
Earnings per Common Share before Cumulative Effect of
  Accounting Changes...................................  $ 7.02                            $ 7.34
                                                         ======                            ======
Average Number of Common Shares........................    69.5                              64.2
                                                         ======                            ======
Earnings per Common Share before Cumulative Effect of
  Accounting Changes Assuming Dilution.................  $ 6.64                            $ 6.64
                                                         ======                            ======
Average Number of Common Shares Assuming Dilution......    73.9                              72.7
                                                         ======                            ======

------------------

(a) Represents the distributions and the related profit sharing benefit on the $250 million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities. See "The Company--Recent Developments."

(b) Represents the reduced interest income, and the related profit sharing and income tax benefit, as a result of the $222 million in net cash used in the recapitalization. See "The Recapitalization."

                                                                       SEPTEMBER 30, 2000
                                                          --------------------------------------------
                                                                    ADJUSTMENTS TO       PRO FORMA
                                                                       REFLECT           REFLECTING
                                                          ACTUAL   RECAPITALIZATION   RECAPITALIZATION
                                                          ------   ----------------   ----------------
                                                                    (IN MILLIONS OF DOLLARS)
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET:
ASSETS:
  Cash and Cash Equivalents.............................  $1,156        $(222)(a)          $  934
  Accounts receivable, net..............................     600                              600
  Spare parts and supplies, net.........................     264                              264
  Deferred income taxes.................................     142                              142
  Prepayments and other assets..........................     187                              187
                                                          ------        -----              ------
          Total Current Assets..........................   2,349         (222)              2,127
  Total Property and Equipment, Net.....................   4,684                            4,684
  Total Other Assets, Net...............................   1,426                            1,426
                                                          ------        -----              ------
  Total Assets..........................................  $8,459        $(222)             $8,237
                                                          ======        =====              ======
LIABILITIES:
  Total Current Liabilities.............................  $3,008        $                  $3,008
  Long-term Debt, less current maturities...............   2,738                            2,738
  Capital Leases, less current maturities...............     166                              166
  Other Long-Term Liabilities...........................     986                              986
                                                          ------                           ------
          Total Liabilities.............................   6,898                            6,898
  Commitments and Contingencies.........................      --                               --
  Continental-Obligated Mandatorily Redeemable Preferred
     Securities of Subsidiary Trust Holding Solely
     Convertible Subordinated Debentures................      --          242(b)              242
STOCKHOLDERS' EQUITY:
Preferred Stock, Series B...............................      --           --(c)               --
Class A common stock....................................      --           --(d)               --
Class B common stock....................................       1           --(d)                1
Additional paid-in capital..............................     814         (701)(d)             113
Retained earnings.......................................   1,411                            1,411
Accumulated other comprehensive income..................      20                               20
Treasury stock..........................................    (685)         237(d)             (448)
                                                          ------        -----              ------
Total Stockholders' Equity..............................   1,561         (464)              1,097
                                                          ------        -----              ------
Total Liabilities and Stockholders' Equity..............  $8,459        $(222)             $8,237
                                                          ======        =====              ======

------------------

(a) Reflects the cash outlay for the recapitalization, and related transaction fees, less the net proceeds from the $250 million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities offering. See "The Recapitalization" and "The Company--Recent Developments."

(b) Reflects the net proceeds of the $250 million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities. See "The Company--Recent Developments."

(c) Reflects the issuance of one share of Series B preferred stock to Northwest Airlines in consideration of $100 cash as part of the recapitalization. See "The Recapitalization."

(d) This adjustment reflects the recapitalization which includes (i) the repurchase of 6,685,279 shares of Class A common stock, which will include a cash payment to Northwest and an affiliate of $450 million and a cash payment of $10 million to 1992 Air, Inc. to purchase the right of offer and reoffer covering the shares of Class A common stock owned by Northwest,
     (ii) the reclassification of 4,278,259 shares of Class A common stock into 5,647,302 shares of Class B common stock, (iii) the cancellation of all Class A common stock and (iv) estimated transaction fees. See "The Recapitalization" and "The Company--Recent Developments." For accounting purposes, the $450 million repurchase obligation will be treated as redeemable common stock above the stockholders' equity section of the consolidated balance sheet until the transaction is consummated.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Our Class A common stock and Class B common stock trade on the New York Stock Exchange. The table below shows the high and low sales prices for the company's Class A common stock and Class B common stock as reported on the New York Stock Exchange during 1998, 1999 and 2000.

                                                                        CLASS A                         CLASS B
                                                                     COMMON STOCK                    COMMON STOCK
                                                              ---------------------------     ---------------------------
                                                                 HIGH             LOW            HIGH             LOW
                                                              -----------     -----------     -----------     -----------
1998
  First Quarter.............................................      $64 1/4         $47 3/4         $62 1/16        $44
  Second Quarter............................................      $64 1/2         $55 3/4         $64             $54 1/16
  Third Quarter.............................................      $64 3/4         $36 1/2         $65 1/8         $35 3/4
  Fourth Quarter............................................      $43 5/16        $30 7/8         $42 13/16       $28 7/8
1999
  First Quarter.............................................      $44 15/16       $34 1/8         $41 11/16       $30
  Second Quarter............................................      $48             $36 13/16       $48             $36 7/16
  Third Quarter.............................................      $44 3/8         $31 13/16       $44 9/16        $31 5/8
  Fourth Quarter............................................      $44 11/16       $32 3/16        $44 3/8         $32 3/8
2000
  First Quarter.............................................      $46 1/2         $29 1/16        $46 5/8         $29
  Second Quarter............................................      $49 1/8         $38 3/16        $50             $37 5/8
  Third Quarter.............................................      $54 3/4         $43 3/8         $54 13/16       $43 1/8
  Fourth Quarter (through December 15, 2000)................      $68 1/2         $40 13/16       $54 9/16        $40 1/2

     RECENT SHARE PRICES. On November 3, 2000, the last trading day before the public announcement of the agreement in principle with respect to the recapitalization, the closing sale prices of Continental Class A common stock and Class B common stock on the New York Stock Exchange were $51 7/8 and $52, respectively.

     DIVIDENDS. We have paid no cash dividends on our common stock and have no current intention of paying cash dividends on our common stock in the future.

                         THE RECAPITALIZATION DOCUMENTS

     The following is a summary of the material terms of the principal documents relating to the recapitalization, which include:

     - amended and restated certificate of incorporation;

     - omnibus agreement;

     - standstill agreement;

     - amendment to the master alliance agreement;

     - Series B preferred stock certificate of designations; and

     - reoffer purchase agreement.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The proposed amended and restated certificate of incorporation for Continental will:

     - reclassify each share of Class A common stock into 1.32 shares of Class B common stock;

     - eliminate all references to Class A common stock and Class D common stock;

     - provide that we will have the authority to issue a total of 210 million shares as opposed to 310 million shares under the existing certificate of incorporation;

     - eliminate all special rights and privileges of Air Partners, L.P.;

     - provide that until the Series B preferred stock becomes redeemable in accordance with its terms, we will not amend the rights agreement or redeem the preferred purchase rights pursuant to the rights agreement without the approval of the holder of the share of Series B preferred stock. However, the approval of the holder of the share of Series B preferred stock will not be required if:

      - in the case of an amendment to the rights agreement, the amendment (1) does not permit a person that is a major air carrier or one of its affiliates to enter into a particular transaction where, except for such amendment, the person would have become an acquiring person in the transaction; (2) does not mitigate in any material respects the adverse consequences to a person as a result of the person becoming an acquiring person under the rights agreement; (3) does not amend in any material respect the provision of the rights agreement relating to supplements and amendments; (4) does not alter the provision of the rights agreement relating to the redemption of the preferred stock purchase rights; and
        (5) does not extend the time during which the rights may be redeemed.

      - in the case of a redemption of the preferred stock purchase rights, the redemption is in connection with a bona fide transaction including one or more persons, none of which is a major air carrier or one of its affiliates, which person or persons would otherwise become an acquiring person in the transaction and the transaction would be reasonably likely to result in a going-private transaction described in paragraph
        (a)(3)(ii) of Rule 13e-3 and Continental does not need to adopt a new rights agreement after the redemption except as set forth in the following sentence. In the case of any redemption described above or in a situation where a rights agreement is not in effect with rights having been issued, Continental shall, as applicable, (1) reissue the preferred stock purchase rights or (2) issue preferred stock purchase rights pursuant to an agreement with provisions identical in all material respects to those in the existing rights agreement as promptly as possible in the event any class of common stock of Continental is registered under the Securities Exchange Act of 1934;

     - provide that until the Series B preferred stock becomes redeemable, we will take all necessary action to have in effect a rights agreement with terms and conditions identical in all material respects to the terms and conditions of our amended and restated rights agreement and to issue the rights created under that agreement.

     The full text of the proposed amended and restated certificate of incorporation is attached as Annex A to this proxy statement.

THE OMNIBUS AGREEMENT

     GENERAL. On November 15, 2000, we entered into the omnibus agreement with Northwest and its affiliates Northwest Airlines Holdings Corporation, Northwest Airlines and Air Partners, L.P. The omnibus agreement provides for our repurchase of shares of the Class A common stock from Northwest and one of its affiliates and sets forth the other components of the recapitalization.

     SALE AND PURCHASE OF CLASS A COMMON SHARES. We will purchase a total of 6,685,279 shares of Class A common stock, 6,100,294 shares of which will be purchased from Northwest Airlines Holdings Corporation and 584,985 shares of which will be purchased from Northwest for $450 million in cash. If the closing occurs after February 7, 2001, the purchase price will include interest at 7% per annum from February 8, 2001.

     ISSUANCE OF SERIES B PREFERRED SHARE. Continental and Northwest Airlines have agreed to extend their existing commercial alliance through the end of 2025 and to make certain other amendments to it. In connection with transactions contemplated by the omnibus agreement, including this amendment, we will issue to Northwest Airlines one share of Series B preferred stock, as more fully described below under "Series B Preferred Stock Certificate of Designations."

     CONDITIONS TO OUR OBLIGATION TO CLOSE. Our obligation to consummate the transactions depends upon Northwest satisfying the following conditions:

     - the representations and warranties made by Northwest being true and correct in all material respects as of the date of closing and as of any other date provided in the agreement;

     - Northwest complying with and performing in all material respects all of its obligations under the agreement; and

     - Northwest having amended the investment agreement pursuant to which it originally acquired the shares of Class A common stock from affiliates of Air Partners to terminate Northwest's limited proxy over certain shares of Continental stock held by those affiliates.

     CONDITIONS TO NORTHWEST'S OBLIGATION TO CLOSE. Northwest's obligation to consummate the transaction depends upon our satisfying the following conditions:

     - the representations and warranties made by us being true and correct in all material respects as of the date of closing and as of any other date provided in the agreement;

     - our complying with and performing in all material respects all of our obligations under the agreement;

     - the shares of Class B common stock being issued in the recapitalization having been approved for listing on the New York Stock Exchange; and

     - our having amended and restated our rights plan.

     CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. Our obligation and Northwest's obligation are also subject to the following:

     - our stockholders having approved the amended and restated certificate of incorporation;

     - each party to the reoffer purchase agreement (pursuant to which we will purchase 1992 Air, Inc.'s right of first offer over Northwest's shares of Class A common stock) having performed in all material respects its obligations under the agreement;

     - there being no injunction or court order in effect that prevents the consummation of any of the transactions; and

     - the U.S. Department of Transportation having not taken any material adverse action during their review period of our amendment of the alliance agreement. The Department of Transportation's review period terminated December 17, 2000, without any material adverse action having been taken.

     OUR REPRESENTATIONS AND WARRANTIES TO NORTHWEST. In the agreement, we make certain customary representations and warranties to Northwest with respect to the following:

     - our organization and qualification;

     - our authorizations to proceed with the recapitalization;

     - the approvals required to consummate the recapitalization;

     - that the recapitalization will not violate laws or contracts;

     - the validity of the share of Series B preferred stock to be issued;

     - the validity of the shares of Class B common stock to be issued; and

     - the lack of involvement of brokers or investment bankers, other than UBS Warburg LLC and Credit Suisse First Boston.

     NORTHWEST'S REPRESENTATIONS AND WARRANTIES TO US. In the agreement, Northwest makes certain representations and warranties to us with respect to the following:

     - their organization and qualification;

     - their authorizations to proceed with the recapitalization;

     - the approvals required to consummate the recapitalization;

     - that the recapitalization will not violate laws or contracts;

     - their ownership of Class A common stock; and

     - the lack of involvement of brokers or investment bankers.

     OUR COVENANTS. We have agreed to perform a number of covenants prior to the closing, including the following:

     - not to pay any dividends or make any distributions with respect to our capital stock; and

     - to use our reasonable best efforts to obtain an adjournment of and, following the closing, a dismissal of the Department of Justice's lawsuit pending against Northwest and us. If the lawsuit is not dismissed, we agree to take all reasonable steps to ensure that we fulfill all the transactions with Northwest and to the extent permitted by law to cooperate reasonably with Northwest in defending the lawsuit.

     COVENANTS OF NORTHWEST. Northwest has agreed to perform a number of covenants prior to the closing, including the following:

     - vote all of the equity securities of Continental owned by Northwest and its affiliates in favor of the adoption of the amended and restated certificate of incorporation, including any stock that has been deposited in a voting trust;

     - not to assign, transfer or encumber any shares of Class A common stock or to exercise any right to convert its Class A common stock into any other class of stock; and

     - use its reasonable best efforts to obtain an adjournment of and, following the closing, a dismissal of the Department of Justice's lawsuit pending against Northwest and us. If the lawsuit is not dismissed, Northwest agrees to take all reasonable steps to ensure that it fulfills all the transactions with our company and to cooperate reasonably with us in defending the lawsuit.

     INDEMNIFICATION. We have agreed to indemnify Northwest and its directors, officers, stockholders, partners, employees, and other entities or individuals from certain expenses, including those paid to third parties, with respect to settlements or judgments, including reasonable legal fees, resulting from claims made by our stockholders, former stockholders, beneficial stockholders and former beneficial stockholders, other than Northwest, 1992 Air, Inc. and their respective affiliates, that are based upon or in connection with the omnibus agreement and the transactions contemplated by that agreement. We will not indemnify Northwest to the extent that it or any of its affiliates breaches the omnibus agreement or any other agreement made in connection with our transactions with Northwest.

     TERMINATION.  The omnibus agreement may be terminated prior to closing:

     - by mutual consent;

     - by us, if Northwest materially breaches a representation, warranty, covenant or agreement and that breach has a material adverse effect upon the ability of Northwest to consummate the transactions contemplated by the agreement;

     - by Northwest, if we materially breach any representation, warranty, covenant or agreement and that breach has a material adverse effect upon our ability to consummate the transactions contemplated by the agreement; or

     - by either us or Northwest, if we have not closed on or before March 31, 2001; provided that any party causing a delay by failing to fulfill any of its obligations may not terminate the omnibus agreement.

     GOVERNING LAW.  The omnibus agreement is governed by the laws of Delaware.

STANDSTILL AGREEMENT

     GENERAL. Simultaneously with the omnibus agreement, we entered into a standstill agreement with Northwest Airlines Holdings Corporation, Northwest and Northwest Airlines, in which Northwest and its affiliates agreed not to beneficially own any of our stock in addition to the percentage of our stock they will own after the recapitalization. The percentage of our stock that Northwest will be permitted to beneficially own will decrease to reflect any sales or other transfers of our stock by Northwest and will increase to reflect any decrease in the number of outstanding shares of our voting stock or the distribution or exercisability of the rights Northwest holds under the rights agreement.

     The standstill agreement will be in force until the earlier of:

     - the termination of the alliance agreement between us and Northwest; or

     - our public announcement that we are seeking, or that we have entered into an agreement with, a person to acquire a majority of our outstanding voting securities, whether by merger, tender offer or otherwise, or to acquire all or substantially all of our airline assets.

     VOTING AGREEMENT. Northwest has agreed to vote all of its Continental stock in the same proportion as the votes of all other stockholders other than with respect to the election of directors, except that in the event of a vote with respect to a change of control of our company, Northwest Airlines Holdings Corporation will have discretion over its vote.

     With respect to the election of directors, Northwest will either:

     - vote its stock as recommended by our board of directors; or

     - vote in the same proportion as the votes cast by all other holders of voting securities.

     FURTHER RESTRICTIONS ON CONDUCT. Except in connection with the performance of the alliance agreement and with the exercise of rights granted to the holder of Series B preferred stock, Northwest has also agreed not to:

     - seek to affect or influence our board of directors, the control of our management or to seek representation on our board of directors or on the board of directors of any of our affiliates or seek to affect or influence our business, operations, affairs, financial matters or policies, except that this covenant will not prohibit:

      - Northwest engaging in ordinary course business activities with us; or

      - non-public lawful communications with our directors, officers and employees regarding ordinary course business activities, with the understanding that these matters will not include matters that under antitrust laws could not lawfully be discussed among competitors;

     - deposit any of our common stock or Series B preferred stock into a voting trust;

     - subject any of our common stock or Series B preferred stock to a proxy or any other agreement which would affect the voting of any of our stock owned by Northwest;

     - initiate, propose or encourage, either directly or indirectly, the solicitation of proxies or to become a participant in any solicitation, as that term is defined in Regulation 14A of the Exchange Act, or otherwise seek to influence any person regarding the voting of any of that person's stock, with respect to the election or removal of any director or in opposition to the recommendation of the majority of our board of directors with respect to any other matter;

     - join a partnership, limited partnership, syndicate or other group or person to acquire, hold, vote or dispose of our common stock or Series B preferred stock; and

     - induce, attempt to induce or encourage any proposal or tender or exchange offer for voting stock or change of control of our company.

     These restrictions will not apply to Northwest Airlines Holdings Corporation and to Northwest with respect to:

     - a change of control of our company as described in the certificate of designations for the Series B preferred stock; and

     - Northwest Airlines acting as our alliance partner under the alliance agreement.

SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

     GENERAL. Pursuant to the omnibus agreement described above under "--The Omnibus Agreement," and in connection with the amendment to the master alliance agreement described under "Amendment to Master Alliance Agreement," in connection with the recapitalization, we will issue to Northwest Airlines one share of a new series of preferred stock designated as Series B preferred stock. Only one share of Series B preferred stock will be authorized for issuance. Our Series B preferred stock will not be convertible into any other securities. We will not be obligated to redeem or retire the Series B preferred stock, but we will have the option to redeem the Series B preferred stock upon the occurrence of certain events described below under "-- Redemption."

     RANKING. The Series B preferred stock will rank junior to all classes of our capital stock other than the Class B common stock upon liquidation, dissolution or winding up of our company.

     DIVIDENDS.  No dividends will be payable on our Series B preferred stock.

     REDEMPTION. The share of Series B preferred stock will be redeemable by us at our option only upon the occurrence of any of the following events:

     - the Series B preferred stock or any beneficial or voting interest in the Series B preferred stock is sold, transferred, assigned, pledged or otherwise disposed of to any other person (other than to a successor in interest by operation of law that owns all or substantially all of the airline assets owned by Northwest) or encumbered by the Northwest parties or their respective successors;

      - the Northwest parties means Northwest Airlines, Northwest Airlines Holdings Corporation, Northwest and Air Partners, L.P.

     - a change of control of Northwest occurs unless Continental previously notifies Northwest in writing that a change of control of Northwest will not be deemed to occur by virtue of the relevant event.

      A change of control of Northwest would occur upon:

      - a merger, reorganization, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or similar transaction as a result of which (1) a major air carrier or a holding company of a major air carrier and a Northwest affected company are legally combined, (2) a major air carrier, any of its affiliates or any combination thereof acquires beneficial ownership of 25% or more of the capital stock or voting power of a Northwest affected company, or
        (3) a Northwest affected company acquires beneficial ownership of 25% or more of the capital stock or voting power of a major air carrier;

         oa Northwest affected company means (a) Northwest, Northwest Airlines and their respective successors, (b) any holding company of Northwest Airlines Corporation or Northwest Airlines or (c) any subsidiary of Northwest Airlines Corporation, Northwest Airlines or their respective successors or of any holding company or their respective successors, that in any such case owns, directly or indirectly, all or substantially all of the airline assets of Northwest, Northwest

          Airlines or their respective successors, such holding companies of Northwest, Northwest Airlines and such subsidiaries, taken as a whole.

      - the liquidation or dissolution of Northwest Airlines or its successor in connection with which Northwest Airlines or its successor ceases operations as an air carrier;

      - the sale, transfer or other disposition of all or substantially all of the airline assets of Northwest (or its successor) and its subsidiaries on a consolidated basis to a major air carrier, any affiliate of a major air carrier or any combination thereof, whether in a single transaction or a series of related transactions;

      - the sale, transfer or other disposition of all or substantially all of the transpacific route network of Northwest Airlines or its successor other than to an affiliate of Northwest Airlines;

      - the acquisition by a major air carrier, any of its affiliates or any combination thereof, of beneficial ownership of 25% or more of the capital stock or voting power of a Northwest affected company;

      - the acquisition by a Northwest affected company of airline assets and associated employees, which airline assets on a stand alone basis would have pro forma annual passenger revenues for the most recently completed four fiscal quarters for which financial statements can be reasonably prepared in excess of $1,000,000,000, subject to adjustments; or

      - the execution by a Northwest affected company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding six subclauses.

      However, (1) in no event will a commercial cooperation agreement (such as the Northwest-KLM trans-Atlantic joint venture), which involves a major air carrier or any of its affiliates and a Northwest affected company, which consists of code sharing, a joint venture or similar arrangement and which does not involve a sale, transfer or acquisition of airline assets, be deemed to be a Northwest change of control, and (2) any such commercial cooperation agreement, which involves a major air carrier or any of its affiliates and a Northwest affected company, which consists of code sharing, a joint venture or similar arrangement but which does involve a sale, transfer, or acquisition of airline assets, will be deemed to be a Northwest change of control only if such transaction is otherwise within the scope of one or more of the preceding seven subclauses.

      - any of Northwest or certain of its affiliates takes action which has the effect or result of Northwest or certain of its affiliates becoming, or otherwise causes Northwest or certain of its affiliates to become, an acquiring person under the amended and restated rights agreement as described below under "Description of Continental Capital Stock--Preferred Stock Purchase Rights;"

      - any of Northwest or certain of its affiliates inadvertently breach certain specified provisions of the standstill agreement and the breach is not cured within 15 days of receipt by Northwest Airlines of notice of the breach from Continental or any material breach of certain specified provisions of the standstill agreement; or

      - the master alliance agreement terminates or expires, other than due to our breach or wrongful termination.

     The redemption price is $100 per share. After (1) the occurrence of any of the redemption events described above, (2) notice of redemption having been duly given and (3) the redemption price having been paid or irrevocably set aside for payment, the Series B Preferred share will no longer be, or be deemed to be, outstanding.

     VOTING RIGHTS. Except as required by law, the holder of the share of Series B preferred stock will not have any voting rights except that the affirmative vote or written consent of the holder of the share of the

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Series B preferred stock, voting separately as a class, given in person or by proxy, will be necessary for authorizing, approving, effecting or validating:

     - the increase or decrease in the number of authorized shares of the Series B preferred stock or as otherwise required by law;

     - the amendment, alteration or repeal of any of the provisions of the certificate of incorporation, including the Series B preferred stock certificate of designations, by way of merger, consolidation or otherwise, that would adversely affect the powers, designations, preferences and other rights of the share of the Series B preferred stock;

     - any amendment, alteration or repeal of, or adoption of any provision inconsistent with, any of the provisions of article seven of our certificate of incorporation (which relates, in general, to the approval of the Series B preferred stock being required to amend the rights agreement) whether by merger, consolidation or otherwise;

     - any change of control of our company with respect to which our stockholders are entitled to vote. A change of control of Continental would occur upon:

      - a merger, reorganization, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or similar transaction as a result of which (1) a major air carrier or a holding company of a major air carrier and a Continental affected company are legally combined, (2) a major air carrier, any of its affiliates, or any combination thereof acquires beneficial ownership of 25% or more of the capital stock or voting power of a Continental affected company, or (3) a Continental affected company acquires beneficial ownership of 25% or more of the capital stock or voting power of a major air carrier;

        o a Continental affected company means (a) Continental Airlines, Inc. and its successor, (b) any holding company of Continental Airlines, Inc., (c) any subsidiary of Continental Airlines, Inc. or its successor or of any holding company of Continental Airlines, Inc., that in any such case owns all or substantially all of the airline assets of Continental Airlines, Inc. or its successor, such holding companies of Continental Airlines, Inc. and such subsidiaries, taken as a whole;

      - the liquidation or dissolution of Continental or its successor in connection with which Continental or its successor ceases operations as an air carrier;

      - the sale, transfer or other disposition of all or substantially all of the airline assets of Continental (or its successor) and its subsidiaries on a consolidated basis to a major air carrier, any affiliate of a major air carrier or any combination thereof, whether in a single transaction or a series of related transactions;

      - the sale, transfer or other disposition of all or substantially all of the trans-Atlantic route network or the Latin American route network of Continental or its successor other than to an affiliate of Continental;

      - the direct or indirect acquisition by a major air carrier, any of its affiliates or any combination thereof of beneficial ownership of 25% or more of the capital stock or voting power of a Continental affected company;

      - the direct or indirect acquisition, whether in a single transaction or a series of related transactions, by a Continental affected company of airline assets and associated employees, which airline assets on a stand alone basis would have pro forma annual passenger revenues for the most recently completed four fiscal quarters for which financial statements can be reasonably prepared in excess of $1,000,000,000, subject to adjustments; or

      - the execution by a Continental affected company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding six subclauses.

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

      However, (1) in no event will a commercial cooperation agreement (such as the Northwest-KLM trans-Atlantic joint venture), which involves a major air carrier or any of its affiliates and a Continental affected company, which consists of code sharing, a joint venture or similar arrangement and which does not involve a sale, transfer, or acquisition of airline assets, be deemed to be a change of control of Continental, and (2) any commercial cooperation agreement, which involves a major air carrier or any of its affiliates and a Continental affected company, which consists of code sharing, a joint venture or similar arrangement but which does involve a sale, transfer, or acquisition of airline assets, will be deemed to be a change of control of Continental only if such transaction is otherwise within the scope of one or more of the preceding seven subclauses.

     - any dividend or distribution of all or substantially all of our airline assets, including a dividend or distribution that includes the shares of any subsidiary holding all or substantially all of the airline assets, of Continental or its successor and its subsidiaries, taken as a whole, whether as part of a single dividend or distribution or a related series;

     - any sale, transfer or other disposition by our company of all or substantially all of our airline assets to one or more of our affiliates in one or a series of related transactions. However, this vote will not be required if

      - each transferee of assets issues to Northwest or its successor, for a purchase price of $100, a share of preferred stock of each transferee having powers, designations, preferences, and relative, participating or other rights, and restrictions and limitations thereof, with respect to each transferee that are identical to the powers, designations, preferences and relative, participating or other rights, and restrictions and limitations thereof, of the Series B preferred stock with respect to us. However, the newly issued share of preferred stock may differ from the share of Series B preferred stock as may reasonably be necessary in order to reflect that the new entity and not Continental is the issuer of the share or may have any non-material changes that do not adversely affect the rights of the holder of the share;

      - a rights plan with terms and conditions identical in all material respects to those under our rights agreement, with certain specified exceptions, is established at each transferee that has outstanding capital stock registered under the Securities Exchange Act of 1934, as amended and provided that the initial exercise price is established at a level based upon reasonable and customary valuation practices substantially consistent with those used in establishing the exercise price in the predecessor agreement to our rights agreement;

      - the certificate of incorporation of the entity issuing the share of preferred stock contains provisions in form and substance identical to article seven of Continental's amended and restated certificate of incorporation (which relates, in general, to the approval of the Series B preferred stock being required to amend the rights agreement) subject to appropriate modifications.

     - any reorganization or restructuring of, or any other transaction involving, us and our successor and any of our subsidiaries that would have the effect of creating a new holding company other than a transaction described in the next bullet point. However, no vote shall be required if:

      - the holding company is not a major air carrier or an affiliate of a major air carrier and each of its subsidiaries owning airline assets issue to Northwest or its successor, for a purchase price of $100, a share of a series of preferred stock of each such company having powers, designations, preferences and relative, participating or other rights, restrictions or limitations thereof with respect to each such company that are identical to the powers, designations, preferences and relative, participating or other rights, restrictions or limitations of the Series B preferred stock with respect to us. However, the newly issued share of preferred stock may differ from the share of Series B preferred stock as may be reasonably necessary in order to reflect that the new entity and not Continental is the issuer of the share or may have non-material changes that do not adversely affect the rights of the holder of the share;

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

      - a rights plan having terms and conditions identical in all material respects to those under our rights agreement, with certain specified exceptions, is established at the holding company and each subsidiary that has outstanding capital stock registered under the Securities Exchange Act of 1934, as amended and provided that the initial exercise price is established at a level based upon reasonable and customary valuation practices substantially consistent with those used in establishing the exercise price in the predecessor agreement to our rights agreement;

      - the certificate of incorporation of the entity issuing the share of preferred stock contains provisions in form and substance identical to article seven of Continental's amended and restated certificate of incorporation (which relates, in general, to the approval of the Series B preferred stock being required to amend the rights agreement) subject to appropriate modifications.

     - a transaction involving the establishment of a new holding company, whether as a result of a reorganization or restructuring, which new holding company does not and will not upon consummation of the transaction have any outstanding capital stock registered under the Securities Exchange Act of 1934, as amended, or any transaction involving Continental or its successor that has a reasonable likelihood or a purpose of producing a going private transaction. However, the vote of the Series B preferred share will not be required if:

      - no later than the consummation of the going private transaction or the consummation of the transaction resulting in a new holding company each remaining holder of common stock of Continental or its successor upon consummation of the going private transaction or each holder of outstanding capital stock of such new holding company, as applicable, executes and delivers to Northwest or its successor a certain transfer restriction agreement described below. Additionally, until Continental or the holding company, as applicable, has outstanding capital stock registered under the Securities Exchange Act of 1934, as amended, Continental or such holding company agrees to require any person acquiring capital stock from Continental or such holding company to execute and deliver to Northwest a similar transfer restriction agreement;

      - each of the share certificates representing common stock of Continental or capital stock of the holding company, as applicable, bears an appropriate legend with respect to the transfer restriction agreement; and

      - the certificate of incorporation of the new holding company contains provisions in form and substance identical to article seven of Continental's amended and restated certificate of incorporation which provision relates, in general, to the approval of the series B preferred stock of any amendment to the rights agreement.

     The voting rights summarized in the second, third, fourth, fifth, sixth and seventh bullet points above will automatically terminate if the share of the Series B preferred stock becomes redeemable.

     TRANSFER RESTRICTION AGREEMENT. Pursuant to the transfer restriction agreement referred to in the last bullet point immediately above, the holder of the Series B preferred stock would agree to the following:

     - not to transfer, sell or dispose of (1) common stock of Continental, in the case of a going private transaction or (2) capital stock of a holding company, in the case of the establishment of a new holding company, to a prohibited transferee;

      - A prohibited transferee means any major air carrier or affiliate who would have upon the occurrence of such transfer, sale or disposition, beneficial ownership of 25% or more of the capital stock or voting power of Continental upon completion of such transfer, sale or disposition;

     - prior to transferring, selling or disposing of (1) common stock of Continental, in the case of a going private transaction, or (2) capital stock of a holding company, in the case of the establishment of a new holding company, to a transferee that is not a prohibited transferee, the permitted transferee will execute an agreement with Northwest identical in all material respects to the transfer restriction agreement.

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

     The full text of the proposed Series B preferred stock certificate of designations is attached as Annex B to this proxy statement.

REOFFER PURCHASE AGREEMENT

     In connection with the proposed recapitalization, at the effective time of the consummation of the recapitalization, Continental will purchase from 1992 Air, Inc., an affiliate of David Bonderman, one of our directors, certain rights of offer and reoffer with respect to the shares of Class A common stock held by affiliates of Northwest. The rights of offer and reoffer will terminate immediately after the closing of the recapitalization.

     PURCHASE PRICE. The purchase price for the rights of offer and reoffer is $10 million in cash, or, at Continental's election, the number of shares of Class B common stock of Continental equal to (a) $11 million divided by (b) the average of the closing prices of the Class B common stock on the New York Stock Exchange for the 20 trading days immediately preceding the third business day prior to the closing of the transactions contemplated by the recapitalization.

     If the closing of the recapitalization transactions occurs later than February 15, 2001, then the $10 million in cash to be paid by us or the $11 million in Class B common stock, whichever we elect to pay as the purchase price for the rights of offer and reoffer, will be increased by 7% per year of those amounts, respectively, from and including February 16, 2001 through but excluding the closing date of the recapitalization transactions.

     WAIVER OF RIGHTS OF OFFER AND REOFFER. 1992 Air, Inc., Northwest and certain affiliates of Northwest have agreed to waive all of the rights, obligations and time periods that are part of the rights of offer and reoffer which would be implicated as a result of the transactions contemplated by the proposed recapitalization. This waiver will terminate upon the earliest to occur of (a) any breach of the reoffer purchase agreement by us or Northwest and certain of its affiliates or (b) upon termination of the reoffer purchase agreement.

     REGISTRATION RIGHTS. If we elect to pay the purchase price in Class B common stock, then 1992 Air, Inc. or 1992 Air, Inc.'s designees will be granted registration rights with respect to such Class B common stock.

     INDEMNIFICATION. We have agreed to indemnify 1992 Air, Inc. and its directors, officers, stockholders, partners, employees, and other entities or individuals from certain expenses, including amounts paid to third parties, with respect to settlements or judgments, including reasonable legal fees, resulting from claims that are based upon or in connection with claims made by holders, former holders, beneficial owners or former beneficial owners of equity securities of Continental, as such term is defined in the omnibus agreement (other than Northwest, certain of its affiliates and 1992 Air, Inc.) or by or on behalf of Continental based upon or in connection with the reoffer purchase agreement or the omnibus agreement and the transactions contemplated by those agreements. Continental will not have an obligation to indemnify any party under the reoffer purchase agreement to the extent that the claim relates to a breach by 1992 Air, Inc. or its affiliates of the reoffer purchase agreement or any agreement to which 1992 Air, Inc. or its affiliates is a party.

AMENDMENT OF MASTER ALLIANCE AGREEMENT

     In connection with the recapitalization and the issuance by us to Northwest Airlines of one share of Series B preferred stock, the master alliance agreement between us and Northwest, pursuant to which certain joint marketing activities (such as code sharing, reciprocal frequent flyer programs and executive lounge access) are undertaken, will be amended as follows.

     EXTENSION OF TERM. The term of the master alliance agreement will be extended until the end of the year 2025, with automatic five-year renewals thereafter unless either party gives at least three years' advance notice of non-renewal.

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

     TERMINATION. The master alliance agreement will be amended to add the following additional termination rights:

     - in the event of a Northwest change of control, each of Continental and Northwest will have the right to terminate the master alliance agreement upon six months' prior written notice, without liability or penalty to the other party. However, (1) Northwest's right to terminate with respect to a Northwest change of control will expire on the six month anniversary of a Northwest change of control and (2) Continental's right to terminate with respect to a Northwest change of control will expire on the six month anniversary of Continental's receipt of written notice from Northwest that a Northwest change of control has occurred.

     - in the event of a Continental change of control, Northwest will have the right to terminate the master alliance agreement upon six months' prior written notice, without liability or penalty to Continental. However, Northwest's right to terminate with respect to a Continental change of control will expire on the six month anniversary of Northwest's receipt of written notice from Continental that a Continental change of control has occurred.

     - in the event of a Continental change of control, and if (1) Northwest has certain specified voting rights as holder of the Series B preferred stock and given to it in the amended and restated certificate of incorporation and has voted its blocking right held under its share of Series B preferred stock in favor of the Continental change of control (or has approved the amendment to the rights agreement or the redemption of outstanding preferred purchase rights under the rights agreement to permit the Continental change of control), (2) the Series B preferred stock has become redeemable or acquired by Continental other than as a result of a final, non-appealable court order or (3) the Series B preferred stock has become redeemable as a result of a final, non-appealable court order and the Series B preferred stock has become redeemable or acquired by Continental pursuant to the Series B preferred stock certificate of designations, then Continental will have the right to terminate the alliance agreement on six months' prior written notice, without liability or penalty to Northwest. However, this right to terminate with respect to a Continental change of control will expire on the six month anniversary of the Continental change of control.

     - in the event Continental has the right to redeem the Series B preferred stock pursuant to specified provisions of the Series B preferred stock certificate of designations, then Continental will have the right to terminate the alliance agreement on six months' prior written notice, without liability or penalty to Northwest. However, this right to terminate with respect to a particular right to redeem will expire on the six month anniversary of the date on which Continental first becomes aware of such right to redeem.

     A Continental change of control is described above under "Series B Preferred Stock Certificate of Designations--Voting Rights" and a Northwest change of control is described above under "Series B Preferred Stock Certificate of Designations--Redemption."

     GOVERNMENTAL APPROVALS. The amendment provides that each carrier shall use its best efforts to obtain necessary approvals from all U.S. governmental entities.

                    DESCRIPTION OF CONTINENTAL CAPITAL STOCK

     This section contains a description of our capital stock as it exists today prior to the proposed recapitalization. This description includes our common stock, currently designated as Class A, Class B and Class D common stock, as well as our preferred stock, the terms of which may affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation, bylaws and the agreement we describe in this section. For more information, you should read "Where You Can Find More Information."

     As used in this section, except as otherwise stated or required by context, each reference to Air Partners, L.P., a Texas limited partnership, includes any successor by merger, consolidation or similar

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

transaction and any wholly owned subsidiary of such entity or such successor. Air Partners is currently an affiliate of Northwest.

     Our authorized capital stock currently consists of 50,000,000 shares of Class A common stock, $.01 par value, 200,000,000 shares of Class B common stock, $.01 par value, 50,000,000 shares of Class D common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. As of December 18, 2000, we had outstanding 10,963,538 shares of Class A common stock and 47,475,133 shares of Class B common stock. We did not have any outstanding shares of Class D common stock or preferred stock.

     However, we are undertaking a recapitalization that will result in our

     - repurchasing some of our Class A common stock;

     - converting our remaining Class A common stock into Class B common stock at an exchange ratio of 1.32 shares of Class B common stock per share of Class A common stock; and

     - removing from our charter all references to Class A and Class D common stock and eliminating all special rights of Air Partners.

     For more information, you should read "The Recapitalization."

COMMON STOCK--ALL CLASSES

     RIGHTS TO DIVIDENDS AND ON LIQUIDATION, DISSOLUTION OR WINDING UP. Common stockholders of all classes participate ratably in any dividends or distributions on the common stock, except that dividends payable in shares of common stock, or securities to acquire common stock, are paid in common stock, or securities to acquire common stock, of the same class as that upon which the dividend or distribution is being paid.

     In the event of any liquidation, dissolution or winding up of our company, common stockholders of all outstanding classes are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

     PREEMPTIVE AND OTHER SUBSCRIPTION RIGHTS. Common stockholders do not have preemptive, subscription, conversion or redemption rights (other than the conversion rights of holders of Class A common stock (which will no longer be outstanding after the recapitalization) described under "--Class B Common Stock and Class A Common Stock" and the anti-dilution rights described under "--Corporate Governance and Control"), and are not subject to further calls or assessments.

     NON-CUMULATIVE VOTING RIGHTS. Common stockholders do not have the right to cumulate their votes in the election of directors. All classes of common stock vote together as a single class, subject to the right to a separate class vote in certain instances required by law and to the rights of stockholders of Class D common stock to vote separately as a class to elect directors as described under "--Special Class of Common Stock."

CLASS B COMMON STOCK AND CLASS A COMMON STOCK

     VOTING. Stockholders of Class B common stock are entitled to one vote per share, and the stockholders of Class A common stock (which will no longer be outstanding after the recapitalization) are entitled to ten votes per share, on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as described under "--Limitation on Voting by Foreign Owners" and no holder of Class D common stock (which will no longer be outstanding after the recapitalization) can vote any of its Class B common stock for the election of directors (see "--Special Classes of Common Stock").

     SHARES HELD BY NORTHWEST. As of December 18, 2000, Northwest beneficially owned 8,661,224 shares of Class A common stock and held a limited proxy to vote an additional 695,894 shares of Class A common stock under certain circumstances, which represented approximately 85.3% of the voting power of the Class A common stock voting separately (79.0% excluding the proxy shares) and approximately 59.6% of the voting power of the Class A common stock and Class B common stock voting together as a single class (55.1% excluding the proxy shares). Northwest has agreed to instruct the trustee of the voting trust in which
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Northwest's shares are held to vote all of Northwest's 8,661,224 Class A common stock in favor of the recapitalization proposal. Accordingly, approval of the recapitalization proposal is assured.

     CONVERSION OF CLASS A COMMON STOCK. Shares of Class A common stock may currently be freely converted into an equal number of shares of Class B common stock. Because the Class A common stock has ten votes per share and the Class B common stock has one vote per share, conversion effectively increases the relative voting power of those Class A stockholders who do not convert. (In the recapitalization, each share of Class A common stock will be reclassified into
1.32 shares of Class B common stock.)

     LIMITATION ON VOTING BY FOREIGN OWNERS. Our certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of its directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, "U.S. citizen" means:

     - an individual who is a citizen of the U.S.;

     - a partnership each of whose partners is an individual who is a citizen of the United States; or

     - a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

     Our bylaws provide that no shares will be registered on the foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration, except that, until the consummation of the recapitalization, certain shares acquired by Air Partners in connection with its original investment in our company that are subsequently transferred to any foreigner are entitled to be registered prior to, and to the exclusion of, other shares. An affiliate of AXA Financial, Inc. has requested that all shares beneficially owned by AXA Financial, Inc. and its affiliates be included on our foreign stock record. See "The Company--Principal Stockholders." Although we have not to date limited the registration of any shares on this record, subsequent to the recapitalization, and subject to the factors set forth under "The Company--Principal Stockholders," the registration of the shares beneficially owned by AXA Financial, Inc. will preclude the registration, and thus the voting of, any shares owned by any other Continental stockholders that are not U.S. citizens.

PREFERRED STOCK PURCHASE RIGHTS

     GENERAL. One preferred stock purchase right is currently associated with each outstanding share of our common stock. Each of these preferred stock purchase rights entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior preferred stock, par value $.01 per share, at a purchase price of $200 per one one-thousandth of a share, subject to adjustment.

     The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. The preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

     The following summary of the material terms of the preferred stock purchase rights is not meant to be complete and is qualified by reference to the rights agreement. See "Where You Can Find More Information."

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     EVIDENCE AND TRANSFERABILITY OF PREFERRED STOCK PURCHASE RIGHTS.  The
preferred stock purchase rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

     - ten days following a public announcement made by us or an acquiring person that a person or group of affiliated or associated persons has become an acquiring person, which occurs when that person or group has acquired beneficial ownership of common stock representing 15% or more of the total number of votes entitled to be cast by the holders of common stock; and

     - ten business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, would result in the beneficial ownership by a person or group of shares of common stock representing 15% or more of such number of votes.

     The preferred stock purchase rights will be distributed on the date upon which one of the events described above occurs. Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

     - the preferred stock purchase rights will only be transferred with the transfer of shares of common stock;

     - certificates representing shares of common stock will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

     - the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of common stock represented by that certificate.

     As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of common stock as of the close of business on the rights distribution date and those separate preferred stock purchase rights certificates alone will evidence the rights.

     EXEMPT PERSONS. We and certain persons affiliated with us, Northwest and its affiliates including Air Partners, and certain other persons, have been exempt from the definition of acquiring person. However, following the proposed recapitalization, the exemptions for affiliates of Northwest and Air Partners will be terminated. See "The Recapitalization Documents."

     EXERCISABILITY OF RIGHTS. The preferred stock purchase rights are not exercisable until the preferred stock purchase rights distribution date. The preferred stock purchase rights will expire on November 20, 2008, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

     If any person becomes an acquiring person, each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by the acquiring person, which will be void) will after the date that any person became an acquiring person have the right to receive upon exercise of those preferred stock purchase rights at the then current exercise price that number of shares of Class B common stock, or cash or other securities or assets in certain circumstances, having a market value of two times the exercise price of the preferred stock purchase right. If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a preferred stock purchase right will after the date of that transaction have the right to receive, upon the exercise of those preferred stock purchase rights at the then current exercise price of the preferred stock purchase right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the preferred stock purchase right.

     The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

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

     Until a preferred stock purchase right is exercised, the holder of a preferred stock purchase right will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

     From and after the occurrence of an event described in Section 11(a)(ii) of the rights agreement, if rights are or were at any time on or after the earlier of (1) the date of such event and (2) the distribution date acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, such rights shall become void, and any holder of such rights shall thereafter have no right to exercise such rights.

     TERMS OF JUNIOR PREFERRED STOCK. Shares of junior preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior preferred stock will be entitled to receive when, as and if declared by the board of directors out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of junior preferred stock will have 1,000 votes, together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

     EXCHANGE OR REDEMPTION. At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of a majority of the voting power, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of Class B common stock per right (subject to adjustment). We may, at our option, substitute preferred shares or common stock equivalents for Class B common stock, at the rate of one one-thousandth of a preferred share for each share of Class B common stock (subject to adjustment). No fractional share of Class B common stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the share of Class B common stock on the last trading day prior to the date of exchange.

     At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions which our board of directors may establish. Immediately upon any redemption of the rights (or upon a later date specified by our board of directors in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     The terms of the rights may be amended by our board of directors, by the required board vote, without the consent of the holders of the rights, except that from the time any person becomes an acquiring person no amendment may adversely affect the interests of the holders of the rights (other than the acquiring person and its affiliates and associates).

     AMENDMENT OF THE RIGHTS AGREEMENT. We adopted a rights agreement amendment on February 8, 2000. The rights agreement amendment provides for an exception to the definition of acquiring person in the rights agreement that permits an institutional investor to be or become the beneficial owner of our common stock representing less than 20% of the voting power of the common stock then outstanding without becoming an acquiring person, as long as the institutional investor continues to be an institutional investor. Generally, an institutional investor is a person who, as of January 31, 2000:

     - beneficially owned more than 14% of the voting power of our common stock then outstanding;

     - had a Schedule 13G on file with the SEC with respect to its holdings;

     - is principally engaged in the business of managing investment funds for unaffiliated securities investors;

     - acquires the common stock pursuant to trading activities undertaken in the ordinary course of such person's business not with the purpose or effect of exercising or influencing control over us; and

     - is not obligated to and does not file a Schedule 13D with respect to our securities.

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

     If our board of directors determines that a person is no longer an institutional investor, then this person will be required to as promptly as practicable divest itself of a sufficient number of shares of common stock so that this person beneficially owns less than 15% of the voting power of our common stock then outstanding.

     If our board of directors determines that this person does not divest itself of common shares as required, then this person will be or become an acquiring person under the rights agreement.

     We are adopting an amended and restated rights agreement to make certain changes in connection with the recapitalization. See "The
Recapitalization--General--Amendment of the Rights Agreement."

CORPORATE GOVERNANCE AND CONTROL

     BOARD OF DIRECTORS. The certificate of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 13 directors elected by common stockholders, subject to the rights of preferred stockholders to elect additional directors as set forth in any preferred stock designations.

     CORPORATE GOVERNANCE AGREEMENT AND SUPPLEMENTAL AGREEMENT. We have a corporate governance agreement with certain parties who are affiliates of Northwest designed to assure the independence of our board of directors and management during the six-year term of the governance agreement through November 20, 2004. Under the governance agreement, the Northwest parties have agreed not to beneficially own our voting securities in excess of 50.1% of the fully diluted voting power of our voting securities, subject to some exceptions, including:

     - third-party acquisitions; or

     - tender offers for 15% or more of the voting power of our voting securities; and

     - increases in voting power caused by repurchases of common stock by us.

     The Northwest parties have deposited all our voting securities beneficially owned by them (other than the shares for which they hold only a limited proxy) in a voting trust with an independent voting trustee requiring that such securities be voted

     - on all matters other than the election of directors, in the same proportion as the votes cast by other holders of voting securities; and

     - in the election of directors, for the election of independent directors (who must constitute a majority of our board) nominated by our board of directors.

     However, in the event of an extraordinary transaction, including a merger or similar business combination or a recapitalization, liquidation or similar transaction, a sale of all or substantially all of our assets, an issuance of voting securities that would represent more than 20% of our voting power prior to issuance, or any amendment of our charter or bylaws that would materially and adversely affect Northwest, the shares may be voted as directed by the Northwest party owning those shares, and if a third party is soliciting proxies in an election of directors, the shares may be voted at the option of that Northwest party either as recommended by our board of directors or in the same proportion as the votes cast by the other holders of voting securities.

     The Northwest parties have also agreed to certain restrictions on the transfer of voting securities owned by them, have agreed not to seek to affect or influence our board of directors or the control of our management or our business, operations, affairs, financial matters or policies or to take certain other actions, and have agreed to take all actions necessary to cause independent directors to at all times constitute at least a majority of our board of directors. We have granted preemptive rights to a Northwest party with respect to issuances of Class A common stock and certain issuances of Class B common stock. The Northwest parties have agreed that some specified actions, together with any material transactions between our company and Northwest or its affiliates, including any modifications or waivers of the governance agreement or our alliance agreement with Northwest, may not be taken without the prior approval of a majority of the board of directors, including the affirmative vote of a majority of the independent directors.

     The governance agreement also required us to adopt a shareholder rights plan with reasonably customary terms and conditions, with an acquiring person threshold of 15% of the outstanding voting power and with appropriate exceptions for the Northwest parties for actions permitted by and taken in compliance with the governance agreement. A rights plan meeting these requirements was adopted effective November 20, 1998, and was subsequently amended to permit an acquiring person threshold of 20% for an institutional investor. For a detailed description of this plan, see "--Preferred Stock Purchase Rights."

     In addition to the governance agreement, which is scheduled to expire on November 20, 2004, or if earlier, upon the date that the Northwest parties cease to beneficially own voting securities representing at least 10% of the fully diluted voting power of our voting securities, we have a supplemental agreement with the Northwest parties that extends the effect of a number of the provisions of the governance agreement for an additional four years. For instance, the Northwest parties must act to ensure that a majority of our board of directors is comprised of independent directors, and certain specified actions, together with material transactions between us and Northwest or its affiliates, including any modifications or waivers of the supplemental agreement or the alliance agreement, may not be taken without the prior approval of a majority of the board of directors, including the affirmative vote of a majority of the independent directors. The Northwest parties will continue to have the right to vote our stock in their discretion on any extraordinary transaction during the supplemental period, but also will be permitted to vote in their discretion on other matters up to 20% of the outstanding voting power (their remaining votes to be cast neutrally, except in a proxy contest, as contemplated in the governance agreement), subject to their obligation described in the previous sentence. If, during the term of the supplemental agreement, our rights plan were amended to allow certain parties to acquire more shares than is currently permitted, or if the rights issued thereunder were redeemed, the Northwest parties could vote all of their shares in their discretion. Certain transfer limitations are imposed on the Northwest parties during the supplemental period. We have granted preemptive rights to a Northwest party with respect to issuances of Class A common stock and certain issuances of Class B common stock that occur during such period. We have agreed to certain limitations upon our ability to amend our charter, bylaws, executive committee charter and rights plan during the term of the supplemental agreement. Following the supplemental period, the supplemental agreement requires the Northwest parties to take all actions necessary to cause our board of directors to have at least five independent directors, a majority of whom will be required to approve material transactions between us and Northwest or its affiliates, including the amendment, modification or waiver of any provisions of the supplemental agreement or the alliance agreement.

     Following the proposed recapitalization, the governance agreement and the supplemental agreement will be terminated. See "The Recapitalization Documents."

     In some circumstances, particularly in cases where a change of control of our company could otherwise be caused by another party, Northwest could exercise its voting power so as to delay, defer or prevent a change of control.

BUSINESS COMBINATIONS

     Our certificate of incorporation provides that we are not governed by
Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

ANTI-DILUTION RIGHTS OF AIR PARTNERS

     Our certificate of incorporation gives Air Partners the right to purchase from us additional shares of Class B common stock to the extent necessary to maintain its pro rata ownership of the outstanding Class B common stock. These anti-dilution rights terminate as to Air Partners if the total voting power of the common stock beneficially owned by it is less than 20% of the total voting power of all of the outstanding common stock. Because Air Partners currently does not own any Class B common stock, these anti-dilution rights are not operative. Following the proposed recapitalization with Northwest, the anti-dilution rights of Air Partners will terminate, as described under "The Recapitalization Documents."

PROCEDURAL MATTERS

     Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders' meeting to give us notice within specified periods in advance of the meeting and to follow certain other specified procedures.

CHANGE OF CONTROL

     The cumulative effect of the provisions of our certificate of incorporation and bylaws referred to under this section "Description of Capital Stock" is to maintain certain rights of Air Partners to elect directors and otherwise to preserve its relative ownership and voting positions. These provisions may have the effect of delaying, deferring or preventing a change of control of our company. Following the proposed recapitalization, these rights of Air Partners will terminate. However, we will issue to Northwest a new series of preferred stock with a separate class vote in any required vote of our stockholders with respect to some changes of control affecting us. Once the proposed recapitalization is effected and the preferred stock issued, this may have the effect of delaying, deferring or preventing a change of control of our company.

SPECIAL CLASS OF COMMON STOCK

     Our certificate of incorporation authorizes Class D common stock as a mechanism to provide, under certain circumstances, a specified level of board of directors representation for Air Partners. No shares of Class D common stock are currently outstanding, and they may only be issued in limited circumstances upon conversion of Class A common stock held by Air Partners. Air Partners has the option, which may be exercised only once, to convert all (but not less than all) shares of Class A common stock held by it into an equal number of shares of Class D common stock. This conversion right is further conditioned upon Air Partners' holding common stock having at least 20% of the total voting power of all classes of common stock.

     After a conversion, Air Partners is entitled to elect one-third of the number of directors determined by the board of directors pursuant to the bylaws (rounded to the nearest whole number), voting as a separate class. When shares of Class D common stock are outstanding, Air Partners may not vote any of its shares of Class B common stock for the election of directors; and if Air Partners becomes the beneficial owner of any additional shares of Class A common stock during that time, those shares will automatically be converted into Class D common stock. Each share of Class D common stock has 10 votes and, as to matters other than the election of directors, votes together with all other classes of common stock as a single class. In the event the voting power of all common stock held by Air Partners represents less than 20% of the voting power of all classes of common stock, all Class D common stock held by Air Partners will automatically convert into an equal number of shares of Class A common stock. Shares of Class D common stock also convert automatically into an equal number of shares of Class A common stock upon the transfer of record or beneficial ownership of such Class D common stock to any person other than certain related parties of the original holder. Air Partners may also at any time voluntarily convert all (but not less than all) shares of Class D common stock held by it into an equal number of shares of Class A common stock. All shares of Class D common stock surrendered by Air Partners for conversion into Class A common stock will be canceled and may not be reissued.

     If the recapitalization is consummated, all reference to and rights with respect to Class D common stock will be deleted from our certificate of incorporation, as described under "The Recapitalization Documents--Amended and Restated Certificate of Incorporation."

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our certificate of incorporation and bylaws currently provide that this waiver may not apply to liability

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or

     - for any transaction from which the director derived any improper personal benefit.

     However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our certificate of incorporation further provides that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

                         STOCKHOLDER PROPOSALS FOR 2001

     Any stockholder who desires to present proposals at the 2001 annual meeting of stockholders and to have such proposals set forth in the proxy statement and form of proxy mailed in conjunction with such annual meeting must submit such proposals in writing to our Secretary no later than December 5, 2000. Our by-laws require that for nominations of persons for election to the board of directors or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2001 annual meeting of stockholders, such notice must be delivered to our Secretary at our principal executive offices not fewer than 70 days nor more than 90 days prior to May 23, 2001, provided, that if the 2001 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from May 23, 2001, such notice must be delivered not earlier than the ninetieth day prior to the 2001 annual meeting and not later than the close of business on the later of (a) the 70th day prior to the 2001 annual meeting or (b) the 10th day following the day on which public announcement of the date of the 2001 annual meeting is first made. The stockholder's notice must contain and be accompanied by certain information as specified in our by-laws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our by-laws, which may be obtained without charge from our Secretary upon written request addressed to our Secretary at our principal executive offices.

                                 OTHER MATTERS

     We will not act on any matters at the special meeting other than the adoption of an amended and restated certificate of incorporation in connection with the recapitalization and procedural matters relating to the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                                                                        Citicorp Center
        Judiciary Plaza            Seven World Trade Center         500 West Madison Street
    450 Fifth Street, N.W.                13th Floor                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048         Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

     You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this document.

     This document includes by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this document. They contain important information about our company and its financial condition.

                  CONTINENTAL SEC FILINGS
                     (FILE NO. 0-9781)                             DATE FILED
                  -----------------------                          ----------
Annual Report on Form 10-K for the year ended December 31,     February 11, 2000
  1999
Quarterly Report on Form 10-Q for the quarter ended March      April 20, 2000
  31, 2000
Quarterly Report on Form 10-Q for the quarter ended June 30,   July 18, 2000
  2000
Amendment to Quarterly Report on Form 10-Q for the quarter     July 25, 2000
  ended
  June 30, 2000
Quarterly Report on Form 10-Q for the quarter ended            October 17, 2000
  September 30, 2000
Amendment to Quarterly Report on Form 10-Q for the quarter     November 13, 2000
  dated September 30, 2000
Current Report on Form 8-K                                     January 18, 2000
Current Report on Form 8-K                                     February 8, 2000
Current Report on Form 8-K                                     March 30, 2000
Current Report on Form 8-K                                     March 31, 2000
Current Report on Form 8-K                                     June 13, 2000
Current Report on Form 8-K                                     September 21, 2000
Current Report on Form 8-K                                     November 6, 2000
Current Report on Form 8-K                                     November 6, 2000
Current Report on Form 8-K                                     November 16, 2000
Current Report on Form 8-K                                     December 13, 2000

     We are also incorporating by reference additional documents that we file with the SEC after the date of this document and before the date of the special meeting.

     You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this document by requesting them from us in writing or by telephone at the following address:

                           Continental Airlines, Inc.
                         1600 Smith Street, Dept. HQSEO
                              Houston, Texas 77002
                      Attention: Secretary (713) 324-2950

     If you would like to request documents, please do so promptly to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE RECAPITALIZATION OF OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANY HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

     This document and the documents we incorporate by reference may contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will result," or words or phrases of similar meaning.

     Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated in our SEC reports incorporated in this proxy statement by reference under the caption "Risk Factors."

     All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

                                            By Order of the Board of Directors,

                                            /s/ JEFFERY A. SMISEK
                                            Jeffery A. Smisek
                                            Secretary

December 18, 2000

                                                                         ANNEX A
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           CONTINENTAL AIRLINES, INC.
                   (ORIGINALLY INCORPORATED ON APRIL 7, 1980
                      UNDER THE NAME PEOPLE EXPRESS, INC.)

     ONE: The name of this corporation is Continental Airlines, Inc. (the "Corporation").

     TWO: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THREE: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

     FOUR: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 210 million shares, par value $.01 per share, of which 10 million shall be Preferred Stock ("Preferred Stock") and 200 million shall be Class B Common Stock ("Class B Common Stock"). The powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions of each class of stock shall be governed by the following provisions:

     SECTION 1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized (i) to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series, (ii) to establish from time to time the number of shares to be included in each such series, (iii) (to the extent not expressly provided for herein) to fix the designations, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions, if any, thereof, by filing one or more certificates pursuant to the GCL (hereinafter, referred to as a "Preferred Stock Designation"), and (iv) to increase or decrease the number of shares of any such series to the extent permitted by the GCL and the Preferred Stock Designation. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The designation of the series, which may be by distinguishing the number, letter or title of such series.

          (ii) The number of shares of the series.

          (iii) Whether dividends, if any, shall be paid in cash or in capital stock or other securities, whether such dividends shall be cumulative (and, if so, from which date or dates for each such series) or noncumulative, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or any other series of capital stock, and the dividend rate, if any, of the series.

          (iv) Conditions and dates upon which dividends, if any, shall be payable.

          (v) The redemption rights and redemption price or prices, if any, for shares of the series.

          (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of capital stock, or any other security, of the Corporation or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

          (x) The voting rights, if any, of the holders of shares of the series, whether as a class or otherwise, with respect to the election of directors or otherwise.

          (xi) The price or other consideration for which shares of the series shall be issued and, if deemed desirable, the stated value or other valuation of the shares constituting such series.

          (xii) Any other relative rights, preferences and limitations of that series. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote separately as a class with respect to any amendment to this Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock. Pursuant to the authority conferred by this Article Four, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

            EXHIBIT A: Series A Junior Participating Preferred Stock

     SECTION 2. Class B Common Stock. All shares of Class B Common Stock shall be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein. Except as may be provided herein or in a Preferred Stock Designation, the holders of shares of Class B Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

     (a) Voting Rights.

     (i) Except as provided in Article Six, each registered holder of Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder.

     (ii) Except as otherwise provided in this Article Four or required by law,

          (A) Class B Common Stock shall be entitled to elect directors of the Corporation as provided for in Section 1 of Article Five; and

          (B) Class B Common Stock shall be entitled to vote on all other matters submitted to a vote of stockholders of the Corporation.

     (b) Dividends. Any dividend or distribution on the Class B Common Stock shall be payable on shares of Class B Common Stock ratably.

     (c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, including the liquidation preferences of any series of Preferred Stock, the holders of shares of Class B Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, within the meaning of this
Section 2(c).

Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each issued share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Corporation shall be reclassified, changed and converted into 1.32 shares of Class B Common Stock; provided, however, in lieu of any fractional shares of Class B Common Stock to which any holder of Class A Common Stock would otherwise be entitled pursuant hereto (aggregating for this purpose all of the shares of Class A

Common Stock owned of record by such stockholder), such stockholder shall be entitled to receive a cash payment (the "Cash Payment") equal to the closing price of the Class B Common Stock on the New York Stock Exchange on the date this Amended and Restated Certificate of Incorporation becomes effective multiplied by such fraction. Outstanding stock certificates registered in the name of each record holder thereof that, prior to the Effective Time, represented issued shares of Class A Common Stock shall, after the Effective Time represent a number of whole shares of Class B Common Stock equal to 1.32 times the number of shares of Class A Common Stock such certificates represented immediately prior to the Effective Time rounded down to the nearest whole share, plus the right of the record holder thereof to receive the Cash Payment until such certificates are presented to the Corporation or its transfer agent for transfer or reissue in which event the Corporation or its transfer agent shall issue stock certificates representing the appropriate number of shares of Class B Common Stock plus the Cash Payment.

     FIVE: The Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by the Board of Directors in its sole discretion in accordance with Section 2.1 of the Bylaws of the Corporation, subject to the rights of the holders of any class or series of preferred stock of the Corporation, as set forth in a Preferred Stock Designation, to elect additional Directors under specified circumstances, and shall be subject to the following provisions:

     SECTION 1: Election. Holders of Class B Common Stock shall elect all directors of the Corporation (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the certificate of designations establishing such series).

Except as otherwise consistent with applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, all directors shall be U.S. Citizens (as defined in Article Six, Section 1 hereof). The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws. In connection with each annual election of directors of the Corporation, the Board of Directors shall nominate the Chief Executive Officer of the Corporation for election as a director.

     SIX:

     SECTION 1. Limitation of Voting Rights. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, at no time shall shares of capital stock of the Corporation be voted by, or at the direction of, Persons ("Aliens") who are not "citizens of the United States" as defined in 49 U.S.C. 40102(15), as now in effect or as it may hereafter from time to time be amended ("U.S. Citizens"), unless such shares are registered on the separate stock record maintained by the Corporation for the registration of ownership of Voting Stock, as defined in the Bylaws, by Aliens. The Bylaws may contain provisions to implement this provision.

     SECTION 2. Bylaws, Etc.

     (a) The Bylaws of the Corporation may make appropriate provisions to effect the requirements of this Article Six.

     (b) All certificates representing Class B Common Stock or any other Voting Stock of the Corporation are subject to the restrictions set forth in this Article Six.

     (c) A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article Six; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article Six.

     SECTION 3. Beneficial Ownership Inquiry.

     (a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

          (i) all equity securities of the Corporation as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

          (ii) the number and class or series of equity securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Aliens are as set forth in such certificate.

     As used herein, "Beneficial Ownership," "Beneficially Owned," or "Owned Beneficially" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934, as amended. As used herein, "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

     (b) With respect to any equity securities identified by such Person in response to Section 3(a)(ii) of this Article Six, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article Six.

     (c) For purposes of applying the provisions of this Article Six with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 3, the Corporation shall presume that the equity securities in question are owned or controlled by Aliens.

     SEVEN: As permitted by the GCL, the approval of the holder of the share of Series B Preferred Stock (the "Special Stock") of the Corporation that will be issued to Northwest Airlines, Inc., a Minnesota corporation ("Northwest"), pursuant to the Omnibus Agreement, dated as of November 15, 2000 (the "Omnibus Agreement"), among the Corporation, Northwest, Northwest Airlines Holdings Corporation, a Delaware corporation, Northwest Airlines Corporation, a Delaware corporation, and Air Partners, L.P., a Texas limited partnership, given in writing, shall, until such time as the Special Stock becomes redeemable in accordance with its terms (or the earlier repurchase of the Special Stock by the Corporation), be necessary to authorize, approve, effect or validate (a) any amendment to the Amended and Restated Rights Agreement by and between the Corporation and ChaseMellon Shareholder Services, LLC, a New Jersey limited liability company, as rights agent, or any successor thereto, as in effect immediately following the closing of the transactions contemplated by the Omnibus Agreement (the "Rights Agreement") or any successor rights agreement, or the Preferred Shares (as defined in the Rights Agreement) or (b) the redemption of the Rights (as that term is defined in the Rights Agreement) pursuant to
Section 23 of the Rights Agreement or any corresponding provision or provisions of a successor rights agreement. Notwithstanding the foregoing, no such approval shall be required if (i) in the case of an amendment to the Rights Agreement, such amendment (taking into account the effect of such amendment and all other amendments adopted subsequent to the closing of the transactions under the Omnibus Agreement) (A) does not permit a Person that is a Major Carrier (as defined in the Certificate of Designations for the Special Stock) or an Affiliate (as defined in the Rights Agreement) of a Major Carrier to enter into a particular transaction without becoming an Acquiring Person (as defined in the Rights Agreement) in such transaction where, but for such amendment, such Person would have otherwise become an Acquiring Person in such transaction (provided, any amendment to the Rights Agreement that designates a Person as an Exempt Person or otherwise exempts a Person from the definition of Acquiring Person shall provide that such Person's status as an Exempt Person (or such Person's exemption from the definition of Acquiring Person) shall remain effective only for so long as such Person is not a Major Carrier or an Affiliate of a Major Carrier), (B) does not mitigate in any material respect the adverse consequences to a Person as a result of its becoming an Acquiring Person, (C) does not amend in any material respect Section 27 of the Rights Agreement, (D) does not alter the provisions of Section 23(a) relating to the redemption of the Rights, and
(E) does not extend the time during which the rights may be redeemed; or (ii) in the case of a redemption of the Rights, such redemption is in connection with a bona fide transaction involving one or more Persons, none of which is, or is an Affiliate of, a Major Carrier, which Person or Persons would otherwise become an Acquiring Person in such transaction and which transaction has either a reasonable likelihood or a purpose of producing, either directly or indirectly, any of the effects described in paragraph
(a)(3)(ii) of Rule 13e-3 (as in effect on November 15, 2000) promulgated under the Securities Exchange Act of 1934, as amended, and the Corporation need not adopt a new rights agreement after such redemption except to the extent required by the following proviso; provided, that in the case of any such redemption or other state of affairs in which a rights agreement in the form of the Rights Agreement (subject to any amendments that may be made without the approval of the holder of the Special Stock (as described in this Article Seven)) is not in effect with rights having been issued thereunder, the Corporation shall, as applicable, (i) reissue the Rights, or (ii) issue rights pursuant to a rights agreement with provisions identical in all material respects as those contained in the Rights Agreement (subject to amendments that may be made without the approval of the holder of the Special Stock as described above), in each case as promptly as practicable in the event any class of common stock of the Corporation becomes registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended. Except as otherwise expressly provided above and unless the Special Stock becomes redeemable in accordance with its terms or is repurchased by the Corporation, the Corporation shall take all necessary action to have in effect a rights agreement with terms and conditions identical in all material respects to the terms and conditions of the Rights Agreement (subject to amendments that may be made without the approval of the holder of the Special Stock as described above) and to issue the rights created thereunder in accordance with such rights agreement. Notwithstanding the foregoing, the definition of Acquiring Person in the Rights Agreement may be amended by changing all or some of the references therein to 15% to any percentage less than 25%.

     EIGHT: Except as otherwise expressly provided herein, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

     NINE: Effective as of the Consummation Date (as defined in the Investment Agreement, dated November 9, 1992, among Air Canada, a Canadian corporation, Air Partners, L.P., a Texas limited partnership, the Corporation and Continental Airlines Holdings, Inc., as amended), the Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

     TEN: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment to or repeal of this Article Ten shall affect in a manner adverse to any such Director the liability or alleged liability of such Director for or with respect to any acts or omissions of such Director or member occurring prior to such amendment or repeal.

     ELEVEN: The Corporation shall indemnify, to the full extent permitted by the laws of the State of Delaware as from time to time in effect, each Director and officer of the Corporation, and may indemnify each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the GCL.

     TWELVE: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation and subject to the rights, preferences and powers of any series of Preferred Stock as set forth in a Preferred Stock Designation; and all rights, preferences and privileges of whatsoever nature and conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Twelve.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this
          day of             , 2001.

                                            CONTINENTAL AIRLINES, INC.

                                            By:
                                              ----------------------------------
                                                     Jeffery A. Smisek
                                                 Executive Vice President,
                                               General Counsel and Secretary

                                                                       EXHIBIT A

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     SECTION 1. Designation and Amount. The shares of this series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     SECTION 2. Dividends and Distributions.

     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), Class B Common Stock, par value $.01 per share (the "Class B Common Stock") or Class D Common Stock, par value $.01 per share (the "Class D Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of

Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of votes entitled to be cast by the holders of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of votes entitled to be cast by the holders of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided in the Amended and Restated Certificate of Incorporation, including any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     SECTION 4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such actions as are necessary to cause all such shares to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designation creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

     SECTION 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 8. Amendment. The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

     SECTION 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.

                                                                         ANNEX B

                          CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK
                               (PAR VALUE $0.01)

                                       OF

                           CONTINENTAL AIRLINES, INC.

                             ---------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                             ---------------------

     Continental Airlines, Inc., a Delaware corporation, acting in accordance with Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designations of its Series B Preferred Stock.

     FIRST: The name of the corporation is Continental Airlines, Inc. (the "CORPORATION").

     SECOND: On November 15, 2000, and in accordance with authority conferred upon the Board of Directors of the Corporation (the "BOARD") by the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended or modified from time to time, the "CERTIFICATE OF INCORPORATION"), the Board adopted the following resolutions:

     WHEREAS, the Certificate of Incorporation authorizes 10,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"), issuable from time to time in one or more series;

     WHEREAS, the Board is authorized, subject to certain limitations prescribed by law and certain provisions of the Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series;

     WHEREAS, the Board deems it advisable to establish a series of Preferred Stock, designated as Series B Preferred Stock, par value $.01 per share; and

     WHEREAS, the sole share of such series is to be issued to Northwest Airlines, Inc. ("NORTHWEST"), at the closing of the transactions contemplated by, and as an inducement to the Northwest Parties (as defined below) to enter into, the Omnibus Agreement, dated as of November 15, 2000 (the "OMNIBUS AGREEMENT"), among Northwest, Northwest Airlines Holdings Corporation, Northwest Airlines Corporation, Air Partners, L.P. (together, the "NORTHWEST PARTIES") and the Corporation, and in connection with the amendment to the Master Alliance Agreement dated as of January 25, 1998 between Northwest and the Corporation (the "MASTER ALLIANCE AGREEMENT"), which amendment is being entered into pursuant to, and will be effective at the Effective Time as defined in, the Omnibus Agreement;

     NOW, THEREFORE, BE IT RESOLVED, that the series of Preferred Stock designated as Series B Preferred Stock, is hereby authorized and established; and

     FURTHER, RESOLVED, that the Board does hereby fix and determine the designations, rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock as follows:

     SECTION 1. Number of Shares and Designation.

     The designation of the series of Preferred Stock created by this resolution shall be "Series B Preferred Stock" (hereinafter called this "SERIES"), and the number of shares constituting this Series shall be one (the "Share"). The Share shall have a stated value of $100 and a liquidation preference of $100 (the "LIQUIDATION PREFERENCE"), as described herein. The number of authorized shares of this Series shall not be increased or reduced without the affirmative vote or written consent of the holder of the Share, voting separately as a class.

     SECTION 2. Dividends.

     No dividends shall be payable in respect of the Share.

     SECTION 3. Redemption.

     (1) The Share shall not be redeemable by the Corporation except that it may be redeemed, at the option of the Corporation, for an amount equal to the Liquidation Preference upon or following the occurrence of any one of following (each, a "REDEMPTION EVENT"):

          (A) the sale, transfer, assignment, pledge, option or other disposition of the Share or any of the beneficial or voting interest therein (other than a voting interest that does not constitute an Encumbrance (as defined below), including any security derivative of such interest, by any of the Northwest Parties or their respective successors to any other Person, other than to a successor in interest to Northwest by operation of law that owns directly all or substantially all of the Airline Assets owned by Northwest, or the Encumbrance of the Share by any of the Northwest Parties or their respective successors;

          (B) a NW Change of Control, unless the Corporation shall have previously notified Northwest in writing that a NW Change of Control will not be deemed to occur by virtue of the relevant event;

          (C) any of the Northwest Parties committing (i) an inadvertent breach of any provision of Section 1.01, Section 1.03(a) or Section 1.04 of the Standstill Agreement being entered into by the Corporation and certain of the Northwest Parties in accordance with the Omnibus Agreement that is not cured within fifteen days of receipt by Northwest of notice from the Corporation of such breach or (ii) any other breach in any material respect of Section 1.01, 1.03(a) or 1.04 or any breach in any material respect of
     Section 1.02, 1.03(b), 1.03(c), 1.03(d), 1.03(e), 1.03(f) or 1.03(g) (but
     only to the extent that the actions covered by Section 1.03(g) relate to
     Section 1.03(b), 1.03(c), 1.03(d), 1.03(e) or 1.03(f)) of the Standstill
     Agreement;

          (D) the taking of any action by any of the Northwest Parties which has the effect or result of, or any of the Northwest Parties otherwise causing, any of them to become an "Acquiring Person" under the Amended and Restated Rights Agreement (as defined in the Omnibus Agreement), as amended from time to time (the "RIGHTS AGREEMENT"), or any successor agreement; or

          (E) the Master Alliance Agreement, as amended from time to time, being terminated or expiring, other than as a result of a breach or wrongful termination thereof by the Corporation or its successor thereunder.

     (2) Notice of redemption of the Series B Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to Northwest at its address as it shall appear on the records of the Corporation,
(i) notifying Northwest of the redemption of the Share and (ii) stating the place at which the certificate evidencing the Share shall be surrendered. The Corporation shall act as the transfer agent for the Series B Preferred Stock.

     (3) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the holder of the

Share shall automatically cease and terminate, except the right of Northwest, upon surrender of the certificate for the Share, to receive the redemption price.

     SECTION 4. Voting.

     Neither the Share nor its holder (in respect of the Share) shall have any voting rights or powers either general or special, except:

     (1) As required by law;

     (2) The affirmative vote or written consent of the holder of the Share, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving, effecting or validating:

          (A) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or any certificate amendatory thereto or supplemental thereto (including this Certificate of Designations), whether by merger, consolidation or otherwise, that would adversely affect the powers, designations, preferences and relative, participating or other rights of the Share;

          (B) any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, any of the provisions of Article SEVEN of the Certificate of Incorporation, whether by merger, consolidation or otherwise;

          (C) any CO Change of Control (as defined below), with respect to which the stockholders of Continental or its successor are entitled to vote, whether pursuant to applicable law or the rules of the national securities exchange or market system on which the common stock of the Corporation or its successor is principally traded;

          (D) any dividend or distribution of all or substantially all of the Airline Assets (as defined below), including a dividend or distribution that includes the shares of any Subsidiary holding, directly or indirectly, all or substantially all of the Airline Assets, of the Corporation or its successor and its Subsidiaries, taken as a whole, (other than a dividend or distribution to a Holding Company the creation of which was previously subject to clause (F) below), whether as part of a single dividend or distribution or a related series thereof;

          (E) any sale, transfer or other disposition, directly or indirectly, by the Corporation or its successor of all or substantially all of its Airline Assets to one or more of its Affiliates in one or a series of related transactions, provided that no such vote shall be required if (x) each such transferee of assets issues to Northwest or its successor, for a purchase price of $100, a share of preferred stock of such transferee having powers, designations, preferences and relative, participating or other rights, and restrictions and limitations thereof, with respect to such transferee that are identical to the powers, designations, preferences and relative, participating or other rights, and restrictions and limitations thereof, of this Series with respect to the Corporation, provided, that such newly issued share may differ from the Share as may be reasonably necessary and appropriate to reflect that such new entity and not the Corporation is the issuer thereof or any other non-material changes that do not adversely affect the rights of the holder thereof, (y) a rights plan with terms and conditions identical in all material respects to those provided under the Rights Agreement (except that any Person that would otherwise be an Acquiring Person (as defined in the Rights Agreement) as a result of or in connection with any transaction may be designated as an "Exempt Person" thereunder to the extent that, and only for so long as, such Acquiring Person is not a Major Carrier or an Affiliate of a Major Carrier, and other terms and conditions may be changed if such changes would be permitted under Article SEVEN of the Certificate of Incorporation) is established at each such transferee that has outstanding capital stock registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended, and provided, that the initial exercise price established therein is established at a level based upon reasonable and customary valuation practices substantially consistent with those used in establishing the exercise price in the predecessor agreement to the Rights Agreement, and (z) the certificate of incorporation of each such entity issuing a share of preferred stock in accordance with clause (x) of this paragraph contains provisions in form and substance identical to Article SEVEN of the Certificate of Incorporation, subject to appropriate modifications, if applicable, as may be necessary to reflect that a rights plan may not yet be required to be put into effect;

          (F) any reorganization or restructuring of, or any other transaction involving, the Corporation or its successor and any of its Subsidiaries the effect of which is to create a new Holding Company (as defined below) other than a transaction subject to Section 4(2)(G), provided that no such vote shall be required if (x) such Holding Company is not a Major Carrier or an Affiliate of a Major Carrier, and it and each of its Subsidiaries owning Airline Assets issue to Northwest or its successor, for a purchase price of $100, a share of a series of preferred stock of each such company having powers, designations, preferences and relative, participating or other rights, and restrictions and limitations thereof, with respect to each such company that are identical to the powers, designations, preferences and relative, participating or other rights, and restrictions and limitations thereof, of this Series with respect to the Corporation, provided, that such newly issued share may differ from the Share as may be reasonably necessary and appropriate to reflect that such new entity and not the Corporation is the issuer thereof or any other non-material changes that do not adversely affect the rights of the holder thereof, (y) a rights plan with identical terms and conditions in all material respects to those provided under the Rights Agreement (except that any Person that would otherwise be an Acquiring Person (as defined in the Rights Agreement) as a result of or in connection with any transaction may be designated as an "Exempt Person" thereunder to the extent that, and only for so long as, such Acquiring Person is not a Major Carrier or an Affiliate of a Major Carrier, and other terms and conditions may be changed if such changes would be permitted under Article SEVEN of the Certificate of Incorporation) is established at such new Holding Company and each such Subsidiary that has outstanding capital stock registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended, and provided, that the initial exercise price established therein is established at a level based upon reasonable and customary valuation practices substantially consistent with those used in establishing the exercise price in the predecessor agreement to the Rights Agreement, and (z) the certificate of incorporation of each such entity issuing a share of preferred stock in accordance with clause (x) of this paragraph contains provisions in form and substance identical to Article SEVEN of the Certificate of Incorporation, subject to appropriate modifications, if applicable, as may be necessary to reflect that a rights plan may not yet be required to be put into effect; or

          (G) any transaction involving the establishment of a new Holding Company, whether as a result of a reorganization, restructuring or otherwise, which new Holding Company does not and will not upon consummation of such transaction have any outstanding Capital Stock registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended, or any transaction involving the Corporation or its successor that has either a reasonable likelihood or a purpose of producing, either directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 (as in effect on the date of issuance of the Share) promulgated under the Securities Exchange Act of 1934, as amended (a "GOING PRIVATE TRANSACTION"), provided that no such vote shall be required if (1) no later than the consummation of such Going Private Transaction or the consummation of the transaction resulting in such new Holding Company, as applicable, each remaining holder of the common stock of Continental or its successor upon consummation of such Going Private Transaction, or each holder of outstanding Capital Stock of such new Holding Company (other than, in the case of a Holding Company that is a limited partnership, limited partners thereof that are not Affiliates of any general partner thereof), as applicable, executes and delivers a transfer restriction agreement to Northwest or its successor in the form of
     Exhibit 12 to the Omnibus Agreement, and until Continental or such Holding Company, as applicable, has outstanding Capital Stock registered under
     Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended, Continental or such Holding Company, as applicable, agrees to require any Person acquiring Capital Stock from Continental or such Holding Company, as applicable, subject to the preceding parenthetical, likewise to execute and deliver such agreement to Northwest, (2) each of the share certificates representing common stock of Continental or Capital Stock of such Holding Company, as applicable, bears an appropriate legend in accordance with applicable law as to the agreement described in clause (1), and (3) the certificate of incorporation of such new Holding Company contains provisions in form and substance identical to Article SEVEN of the Certificate of

     Incorporation, subject to appropriate modifications as may be necessary to reflect that a rights plan is not yet required to be put into effect.

     (3) The voting rights and powers set forth in Sections 4(2)(B), 4(2)(C), 4(2)(D), 4(2)(E), 4(2)(F) and 4(2)(G) shall automatically terminate if the Share becomes redeemable in accordance with Section 3 hereof.

     SECTION 5. Liquidation Rights.

     (1) Upon the dissolution, liquidation or winding up of the Corporation, the holder of the Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the common stock of the Corporation or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $100, and no more.

     (2) Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 5.

     (3) After the payment to the holder of the Share of the full preferential amount provided for in this Section 5, the holder of the Share as such shall have no right or claim to any of the remaining assets of the Corporation.

     SECTION 6. Ranking.

     For purposes of this resolution, any stock of any class or classes of the Corporation, other than the Class B Common Stock of the Corporation (as the same may be reclassified, changed or amended from time to time), shall be deemed to rank prior to the Share upon liquidation, dissolution or winding up.

     SECTION 7. No Additional Rights.

     Except as required by law and except as provided in the Certificate of Incorporation, neither the Series B Preferred Stock nor the holder of the Share, in respect of the Share, shall be entitled to any rights, powers or preferences other than those set forth in this resolution.

     SECTION 8. Definitions.

     Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings in this Certificate of Designation:

     "AFFILIATE" means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "AIRLINE ASSETS" means those assets used, as of the date of determination, in the relevant Person's operation as an air carrier.

     "BENEFICIAL OWNERSHIP" has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

     "CO CHANGE OF CONTROL" means:

          (i) a merger, reorganization, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or similar transaction as a result of which (A) a Major Carrier or a Holding Company of a Major Carrier and a Continental Affected Company are legally combined, (B) a Major Carrier, any of its Affiliates, or any combination thereof acquires, directly or indirectly, Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Continental Affected Company, or (C) a Continental Affected Company acquires, directly or indirectly, Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Major Carrier;

          (ii) the liquidation or dissolution of the Corporation or its successor in connection with which the Corporation or such successor ceases operations as an air carrier;

          (iii) the sale, transfer or other disposition of all or substantially all of the Airline Assets of Continental (or its successor) and its Subsidiaries on a consolidated basis directly or indirectly to a Major Carrier, any Affiliate of a Major Carrier or any combination thereof, whether in a single transaction or a series of related transactions;

          (iv) the sale, transfer or other disposition of all or substantially all of the trans-Atlantic route network or the Latin American route network of the Corporation or its successor other than to an Affiliate of the Corporation;

          (v) the direct or indirect acquisition by a Major Carrier, any of its Affiliates or any combination thereof of Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Continental Affected Company;

          (vi) the direct or indirect acquisition, whether in a single transaction or a series of related transactions, by a Continental Affected Company of Airline Assets and associated employees, which Airline Assets on a stand alone basis would have pro forma annual passenger revenues for the most recently completed four fiscal quarters for which financial statements can be reasonably prepared in excess of the Revenue Threshold; or

          (vii) the execution by a Continental Affected Company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses (i), (ii), (iii), (iv), (v) or (vi).

Notwithstanding the foregoing, (A) in no event shall a commercial cooperation agreement (such as the Northwest-KLM trans-Atlantic joint venture), which involves a Major Carrier or any of its Affiliates and a Continental Affected Party, which consists of code sharing, a joint venture or similar arrangement and which does not involve a sale, transfer, or acquisition of Airline Assets, be deemed to be a CO Change of Control, and (B) any such commercial cooperation agreement, which involves a Major Carrier or any of its Affiliates and a Continental Affected Party, which consists of code sharing, a joint venture or similar arrangement but which does involve a sale, transfer, or acquisition of Airline Assets, shall be deemed to be a CO Change of Control only if such transaction is otherwise within the scope of one or more of the preceding clauses (i) through (vii).

     "CONTINENTAL AFFECTED COMPANY" means (a) the Corporation and its successor,
(b) any Holding Company of the Corporation, or (c) any Subsidiary of the Corporation or its successor or of any Holding Company of the Corporation, that in any such case owns, directly or indirectly, all or substantially all of the Airline Assets of the Corporation or its successor, such Holding Companies of the Corporation and such Subsidiaries, taken as a whole.

     "ENCUMBRANCE" means the direct or indirect grant by any Northwest Party or its successor to any other Person of the sole or shared power or right to vote or consent, or direct the voting or consenting of, the Share in any respect, whether by proxy, voting agreement, arrangement, or understanding (written or otherwise) voting trust, or otherwise (other than a revocable proxy granted to any director, officer or employee of a Northwest Party or the Corporation, or any counsel for any Northwest Party, or any corporate trust officer of Wilmington Trust Company or a national trust company solely for the limited purpose of voting the Share, the instructions for which are given solely by the relevant Northwest Party), or by joining a partnership, limited partnership, syndicate or other voting group or otherwise acting in concert with another Person (other than a revocable proxy referred to above) for the purpose or with the effect of voting or directing the vote of the Share.

     "HOLDING COMPANY" means, as applied to a Person, any other Person of whom such Person is, directly or indirectly, a Subsidiary.

     "INSTITUTIONAL INVESTOR" shall mean an institutional or other passive investor who, with respect to the securities relating to Voting Power that are the subject of the definition of Subsidiary herein, would be entitled to file a Statement on Schedule 13G (and not required to file a Statement on Schedule 13D) with respect to such securities under the rules promulgated under the Securities Exchange Act of 1934, as amended, in effect on November 15, 2000, but only so long as such investor would not be required to file a Statement on Schedule 13D with respect to such securities.

     "MAJOR CARRIER" means an air carrier (other than the Corporation and its successors and any Subsidiary thereof or Northwest Airlines Corporation and its successors and any Subsidiary thereof), the annual passenger revenues of which (including its Subsidiaries' predecessor entities) for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof).

     "NORTHWEST AFFECTED COMPANY" means (a) Northwest Airlines Corporation, Northwest and their respective successors, (b) any Holding Company of Northwest Airlines Corporation or Northwest, or (c) any Subsidiary of Northwest Airlines Corporation, Northwest or their respective successors or of any Holding Company or their respective successors, that in any such case owns, directly or indirectly, all or substantially all of the Airline Assets of Northwest Airlines Corporation, Northwest or their respective successors, such Holding Companies of Northwest Airlines Corporation, Northwest and such Subsidiaries, taken as a whole.

     "NW CHANGE OF CONTROL" means:

          (i) a merger, reorganization, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or similar transaction as a result of which (A) a Major Carrier or a Holding Company of a Major Carrier and a Northwest Affected Company are legally combined, (B) a Major Carrier, any of its Affiliates or any combination thereof acquires, directly or indirectly, Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Northwest Affected Company, or (C) a Northwest Affected Company acquires, directly or indirectly, Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Major Carrier;

          (ii) the liquidation or dissolution of Northwest or its successor in connection with which Northwest or such successor ceases operations as an air carrier;

          (iii) the sale, transfer or other disposition of all or substantially all of the Airline Assets of Northwest Airlines Corporation (or its successor) and its Subsidiaries on a consolidated basis directly or indirectly to a Major Carrier, any Affiliate of a Major Carrier or any combination thereof, whether in a single transaction or a series of related transactions;

          (iv) the sale, transfer or other disposition of all or substantially all of the transpacific route network of Northwest or its successor other than to an Affiliate of Northwest;

          (v) the direct or indirect acquisition by a Major Carrier, any of its Affiliates or any combination thereof of Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Northwest Affected Company;

          (vi) the direct or indirect acquisition, whether in a single transaction or a series of related transactions, by a Northwest Affected Company of Airline Assets and associated employees, which Airline Assets on a stand alone basis would have pro forma annual passenger revenues for the most recently completed four fiscal quarters for which financial statements can be reasonably prepared in excess of the Revenue Threshold; or

          (vii) the execution by a Northwest Affected Company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses (i), (ii), (iii), (iv), (v) or (vi).

Notwithstanding the foregoing, (A) in no event shall a commercial cooperation agreement (such as the Northwest-KLM trans-Atlantic joint venture), which involves a Major Carrier or any of its Affiliates and a Northwest Affected Party, which consists of code sharing, a joint venture or similar arrangement and which does not involve a sale, transfer, or acquisition of Airline Assets, be deemed to be a NW Change of Control, and (B) any such commercial cooperation agreement, which involves a Major Carrier or any of its Affiliates and a Northwest Affected Party, which consists of code sharing, a joint venture or similar arrangement but which does involve a sale, transfer, or acquisition of Airline Assets, shall be deemed to be a NW Change of Control only if such transaction is otherwise within the scope of one or more of the preceding clauses (i) through (vii).

     "REVENUE THRESHOLD" means one billion dollars ($1,000,000,000), as such amount may be increased based on the amount by which, for any date of determination, the most recently published Consumer Price Index for all-urban consumers published by the Department of Labor (the "CPI") has increased to such date above the CPI for calendar year 2000. For purposes hereof, the CPI for calendar year 2000 is the monthly average of the CPI for the 12 months ending on December 31, 2000.

     "PERSON" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

     "SUBSIDIARY" (i) of any Person (other than an Institutional Investor) means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 40% of the total Voting Power thereof or the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person and
(ii) of any Institutional Investor means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total Voting Power thereof is at the time owned or controlled, directly, by such Institutional Investor.

     "VOTING POWER" means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its duly authorized officer this      day of
            , 2000.

                                            CONTINENTAL AIRLINES, INC.

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX C

[UBS WARBURG LETTERHEAD]

                               November 15, 2000

Board of Directors
Continental Airlines, Inc.
1600 Smith Street
Houston, Texas 77002

Members of the Board of Directors:

     We understand that Continental Airlines, Inc., a Delaware corporation ("Continental" or the "Company"), is considering a transaction whereby the Company will purchase from affiliates of Northwest Airlines, Inc., a Delaware corporation (Northwest Airlines, Inc., together with its affiliates, being referred to herein as "Northwest"), 6,685,279 shares (the "Repurchase Shares") of the Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company, and will reclassify the remaining outstanding shares of Class A Common Stock (the "Reclassification") into shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of the Company. Pursuant to the terms of an Omnibus Agreement, dated as of November 15, 2000 (the "Omnibus Agreement"), by and between Continental and Northwest, an Amended and Restated Certificate of Incorporation of the Company relating to the Reclassification to be submitted to a vote of the Company's stockholders at a special meeting of stockholders (the "Charter Amendment"), and the Reoffer Purchase Agreement, dated as of November 15, 2000 (the "Reoffer Purchase Agreement"), by and among Continental, Northwest and 1992 Air, Inc. ("1992 Air"), pursuant to which 1992 Air has agreed to sell to Continental 1992 Air's rights of first offer and re-offer/option with respect to the shares of Class A Common Stock owned by Northwest, (i) Continental will purchase from Northwest the Repurchase Shares, and (ii) each issued and outstanding share of Class A Common Stock will be reclassified into 1.32 shares of Class B Common Stock (the events described in clauses (i) and (ii) above being collectively referred to herein as the "Transaction"). The consideration to be paid by Continental in the Transaction (the "Transaction Consideration") consists solely of (A) $450 million in cash to be paid to Northwest, (B) the shares of Class B Common Stock to be issued in the Reclassification and (C) the payment or delivery, as the case may be, to 1992 Air of, at Continental's election pursuant to the terms of the Reoffer Purchase Agreement, either (x) $10 million in cash or (y) shares of Class B Common Stock with a market value (as described below) equal to $11 million. The terms and conditions of the Transaction are more fully set forth in the Omnibus Agreement, the Charter Amendment and the Reoffer Purchase Agreement.

     You have requested our opinion as to the fairness to the holders of Class B Common Stock from a financial point of view of the Transaction Consideration to be paid by Continental in the Transaction.

     UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of Continental in connection with the Transaction. UBSW will receive a fee from Continental, the majority of which is payable upon the consummation of the Transaction. In the past, UBSW and its predecessors have provided investment banking services to Continental and Northwest and received customary compensation for the rendering of such services. In addition, in November 2000, UBSW acted as a placement agent for a private placement of convertible preferred securities issued by a special purpose trust affiliated with Continental and convertible into Class B Common Stock, the proceeds of which private placement are expected to be used to finance, in part, the payment of the cash portion of the Transaction Consideration. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of Continental and Northwest for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address Continental's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of Continental as to how such stockholder should vote with respect to the Charter Amendment or any other matter. We have not been asked to, nor do we, offer any opinion as to the material terms of the Omnibus Agreement, the Charter Amendment and the Reoffer Purchase Agreement or the form of the Transaction. In addition, at your direction, UBSW is not expressing any opinion as to the financing of the purchase price for the Repurchase Shares, the terms of the Master Alliance Agreement (and any changes thereto) between Continental and Northwest and the Company's related Series B Preferred Stock, or the prices at which the Class B Common Stock will trade subsequent to the Transaction. Furthermore, at your direction, we are not opining or providing any advice with respect to the impact of the Transaction and the related financing on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due. In performing the financial and comparative analyses in connection with the rendering of this opinion, UBSW considered the amount being paid by Continental for the Repurchase Shares to include the payment to 1992 Air under the Reoffer Purchase Agreement to purchase 1992 Air's rights of offer and re-offer/option with respect to the shares of Class A Common Stock owned by Northwest, such payment being, at Continental's election, either (i) $10 million in cash or (ii) shares of Class B Common Stock with a 20-day trailing weighted average market value of $11 million. In rendering this opinion, we have assumed, with your consent, that Continental, Northwest and 1992 Air will comply with all the material terms of the Omnibus Agreement, the Charter Amendment and the Reoffer Purchase Agreement, as applicable, and that the Transaction will be consummated in accordance with the terms of such agreements.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed the reported prices and trading activity for the Class A Common Stock and the Class B Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by the management of the Company, that were provided to us by the Company, (iv) conducted discussions with members of the senior management of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Continental, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on the Company's financial statements,
(viii) reviewed the Omnibus Agreement, the Charter Amendment and the Reoffer Purchase Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Continental, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at the direction of the Company, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have assumed with the approval of the Company that the future financial results referred to above will be achieved at the times and in the amounts projected by management. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the holders of the Class B Common Stock.

                                            Very truly yours,

                                            /s/  UBS Warburg, LLC

                                            UBS WARBURG LLC

                                                                         ANNEX D

[CREDIT SUISSE FIRST BOSTON LETTERHEAD]

November 15, 2000

Board of Directors
Continental Airlines, Inc.
1600 Smith Street, Department HQSEO
Houston, TX 77002

     Members of the Board:

     You have asked us to advise you with respect to the fairness from a financial point of view to the holders (other than Northwest Airlines, Inc. and its affiliates (collectively, "Northwest") and 1992 Air, Inc. and its affiliates (collectively, "Air")) of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Continental Airlines, Inc. (the "Company") of the Exchange Ratio (as defined below). Pursuant to the Amended and Restated Articles of Incorporation of the Company (the "Amended and Restated Articles of Incorporation") contemplated by the Omnibus Agreement (the "Omnibus Agreement"), dated as of November 15, 2000, among the Company, Northwest Airlines Corporation ("NW Parent"), Northwest Airlines Holdings Corporation, Northwest Airlines, Inc. ("NAI") and Air Partners, L.P., the Company will, among other things, effect a recapitalization (the "Recapitalization") pursuant to which each outstanding share of Class A Common Stock will be reclassified into 1.32 shares (the "Exchange Ratio") of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), of the Company. You have advised us that the Omnibus Agreement contemplates that, among other things, the Company will (i) immediately prior to the Recapitalization, purchase 6,685,279 shares of Class A Common Stock from NW Parent and certain of its affiliates for $450 million in cash, (ii) amend the Master Alliance Agreement with NAI to extend its term and provide for certain additional termination rights, (iii) issue one share of Series B Preferred Stock of the Company to NAI and (iv) purchase certain rights from Air in exchange for $10 million in cash or, at the option of the Company, $11 million of Class B Common Stock (collectively, the "Other Transactions" and, together with the Recapitalization, the "Transactions").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Omnibus Agreement (including a draft of the Amended and Restated Certificate of Incorporation) and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company, and have discussed the business and prospects of the Company with the Company's management.

     We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. You have informed us, and we have assumed, that (i) the Recapitalization will be treated as a tax-free reorganization for federal income tax purposes and (ii) the shares of Class A Common Stock currently owned by Northwest represent the right to cast a majority of the total votes that may be cast on matters submitted to a vote of all stockholders of the Company. You also have informed us, and we have assumed, that NW Parent has agreed to vote or cause to be voted all of the shares of Class A Common Stock owned by Northwest in favor of the Recapitalization and that such vote shall be sufficient to approve the Recapitalization regardless of the votes cast by any other stockholders of the Company. We have also assumed, with your consent, that the Recapitalization will occur in the manner contemplated in the Omnibus Agreement. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Class B Common Stock when issued to the Company's stockholders pursuant to the Recapitalization or the prices at which such Class B Common Stock will trade subsequent to the Recapitalization. Our opinion does not address any differences in the amount and type of consideration to be received by Northwest, Air and the other holders of Class A Common Stock pursuant to the Transactions.

     We have been engaged by the Company solely to provide an opinion with respect to the fairness from a financial point of view to the holders of Class A Common Stock (other than Northwest and Air) of the Exchange Ratio and did not participate in any negotiations or discussions relating to the Omnibus Agreement or the Recapitalization.

     We have in the past provided, and expect in the future to provide, certain financial and investment banking services for the Company and its affiliates unrelated to the Recapitalization and have received compensation for such services. We shall also receive a fee in connection with the delivery of this opinion.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company, Northwest and affiliates of Air for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Recapitalization and does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the Recapitalization.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Class A Common Stock of the Company (other than Northwest and Air).

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                              FORM OF PROXY CARD

                            CONTINENTAL AIRLINES INC.
                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                JANUARY 22, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby authorizes Gordon M. Bethune, Jeffery A. Smisek and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Special Meeting of Stockholders to be held on January 22, 2001, and at any adjournment or adjournments thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of special meeting and proxy statement with respect to such Special Meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

         Whether or not you expect to attend the Special Meeting, please execute and return this proxy, which may be revoked at any time prior to its use.

         This proxy when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

         The Board of Directors recommends a vote "FOR" the proposal.

         THIS FORM OF PROXY RELATES TO BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK. IF YOU RECEIVED TWO PROXY CARDS, PLEASE EXECUTE AND RETURN BOTH.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                              FOLD AND DETACH HERE


CONTINENTAL AIRLINES, INC.

Please mark vote in oval in the following manner using dark ink only. [ ]

                                                 FOR      AGAINST     ABSTAIN
                                                 ---      -------     -------

Proposal to approve and adopt the amended        [ ]        [ ]         [ ]
and restated certificate of incorporation of Continental in connection with the recapitalization.

Please mark this box ONLY if Class A common      [ ]
stock and Class B common stock owned of
record or beneficially by you is owned or controlled by persons who are not U.S.
citizens (as defined in the Proxy Statement) and indicate the number and class so owned or controlled by persons who are not U.S.
citizens.

Class A
       -----------------------
Class B
       -----------------------


---------------------------------     ---------------------------     ---------
Signature of Stockholder(s)           Title (if applicable)           Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE


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